Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of July 3, 2013

by and among

LANTHEUS MEDICAL IMAGING, INC.,
as Borrower,

LANTHEUS MI INTERMEDIATE, INC. AND EACH OF ITS SUBSIDIARIES
LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,
as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,
as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Collateral Agent and as Administrative Agent

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Sole Lead Arranger, Bookrunner, and Syndication Agent

i

(Continued)

(Continued)

(Continued)

(Continued)

v

(Continued)

SCHEDULE AND EXHIBITS

Schedule 1.01(A)	Lenders and Lenders’ Revolving Credit Commitments
Schedule 6.01(e)	Subsidiaries
Schedule 6.01(f)	Litigation; Commercial Tort Claims
Schedule 6.01(i)	ERISA
Schedule 6.01(n)	Real Property
Schedule 6.01(q)	Insurance
Schedule 6.01(y)(i)	Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN
Schedule 7.02(a)	Existing Liens
Schedule 7.02(b)	Existing Indebtedness
Schedule 7.02(c)	Permitted Dispositions
Schedule 7.02(e)	Existing Investments
Schedule 7.02(k)	Limitations on Dividends and Other Payment Restrictions

Exhibit B	Form of Security Agreement
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Notice of Borrowing
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Borrowing Base Certificate
Exhibit G	Closing Checklist

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of July 3, 2013, by and among LANTHEUS MI INTERMEDIATE, INC., a Delaware corporation (the “Parent”), LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto (together with the Parent, each a “Guarantor” and individually and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party hereto (each a “Lender” and individually and collectively, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as collateral agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the “Collateral Agent”) and as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the “Administrative Agent”), and Wells Fargo, as sole lead arranger (in such capacity, together with its successors and assigns in such capacity, if any, the “Lead Arranger”), as bookrunner (in such capacity, together with its successors and assigns in such capacity, if any, the “Bookrunner”), and syndication agent (in such capacity, together with its successors and assigns in such capacity, if any, the “Syndication Agent”).  This Agreement amends and restates in its entirety the Original Credit Agreement (as defined herein).  The Original Obligations (as defined herein) shall continue to exist under, and be evidenced by, this Agreement.

RECITALS

The Borrower has asked the Lenders to extend credit to the Borrower, consisting of a revolving credit facility in an aggregate principal amount not to exceed $42,500,000 at any time outstanding (as such amount may be increased from time to time as provided herein), which will include a subfacility for the issuance of letters of credit.  The proceeds of the loans made under the revolving credit facility and the letters of credit shall be used for working capital purposes and for other general corporate purposes.  The Lenders are severally, and not jointly, willing to extend such credit to the Borrower subject to the terms and conditions hereinafter set forth.

In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CERTAIN TERMS

Section 1.01.         Definitions.

As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“2011 Senior Notes” means the 9.75% Senior Notes due 2017 issued by the Borrower in an aggregate principal amount of $150,000,000 pursuant to the Second Supplemental Indenture, dated as of March 21, 2011, between the Borrower, the subsidiary guarantors party thereto and Wilmington Trust FSB, as trustee, and any exchange notes issued in respect thereof on substantially similar terms.

“Account Debtor” means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

“Account Receivable” means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future.

“Accounts Receivable Component” means the product of (a) the result of (i) face amount of Eligible Accounts Receivable, net of any returns, taxes, rebates, discounts (calculated on the shortest terms) or credits, that have been or could reasonably be expected to be claimed by the Account Debtor, minus (ii) during the period from the Effective Date through September 30, 2013 only, $2,000,000, multiplied by (b) 85.0%.

“ACH” means automated clearing house transfer.

“Acquisition” means the acquisition of (i) all of the Capital Stock of any Person, (ii) any business, division or product of any Person or (iii) all or substantially all of the assets of any Person.

“Action” has the meaning specified therefor in Section 12.12.

“Additional Amount” has the meaning specified therefor in Section 2.08(a).

“Adjustment Date” means the first day of each January, April, July and October, as applicable.

“Administrative Agent” has the meaning specified therefor in the preamble hereto.

“Administrative Agent’s Account” means an account at a bank designated by the Administrative Agent from time to time as the account into which the Loan Parties shall make all payments to the Administrative Agent for the benefit of the Agents and the Lenders under this Agreement and the other Loan Documents.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management or policies of such Person, whether by contract or otherwise; provided, that for the purposes of the definition of Eligible Accounts Receivable and Section 7.02(j), “control” shall also include any Person that directly or indirectly owns 10% or more of any class of the Capital Stock having ordinary voting power (excluding any securities or equity interests having such power only upon the occurrence of a contingency that has not yet occurred) of such Person.  Notwithstanding anything herein to the contrary, in no event shall any Agent or any Lender be considered an “Affiliate” of any Loan Party solely as a result of its role as an Agent or a Lender.

“Agents” means the Administrative Agent and the Collateral Agent and “Agent” means any one of them.

“Agreement” means this Credit Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

“Annualized EBITDA” means, for any measurement period, Consolidated EBITDA of the Parent and its Subsidiaries for the trailing twelve month period ending on the applicable Fiscal Quarter-end date; provided, that for any measurement period during the first three Fiscal Quarters of the Fiscal Year 2013, Annualized EBITDA means, (i) for the Fiscal Quarter ending March 31, 2013, the Consolidated EBITDA of the Parent and its Subsidiaries for the trailing three month period ending on such date multiplied by 4, (ii) for the Fiscal Quarter ending June 30, 2013, the Consolidated EBITDA of the Parent and its Subsidiaries for the trailing six month period ending on such date multiplied by 2 and (iii) for the Fiscal

Quarter ending September 30, 2013, the Consolidated EBITDA of the Parent and its Subsidiaries for the trailing nine month period ending on such date multiplied by 4/3.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed or extended).

“Applicable Margin” means, for any day, with respect to any Reference Rate Loan or LIBOR Rate Loan, the applicable margin per annum set forth below under the caption “LIBOR Rate Spread” or “Reference Rate Spread”, as the case may be, based upon the Average Historical Excess Availability as of the most recent Adjustment Date; provided, that until the Adjustment Date on October 1, 2013, the “Applicable Margin” shall be the applicable margin per annum set forth below in Category 2:

Average Historical Excess Availability	LIBOR Rate Spread	Reference Rate Spread
Category 1
Average Historical Excess Availability equal to or greater than 66.7%	2.00%	1.00%
Category 2
Average Historical Excess Availability equal to or greater than 33.3% but less than 66.7%	2.25%	1.25%
Category 3
Average Historical Excess Availability less than 33.3%	2.50%	1.50%

The Applicable Margin shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Historical Excess Availability in accordance with the table above.

“Applicable State Governmental Authority” means any Governmental Authority of a State regulating the use of radiation or radioactive pharmaceutical products with jurisdiction over the business or activities of any Loan Party.

“Assignment and Acceptance” means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Administrative Agent, in accordance with Section 12.07 hereof and substantially in the form of Exhibit E hereto or such other form reasonably acceptable to the Administrative Agent.

“Authorized Officer” means, with respect to any Person, the chief executive officer, chief financial officer, treasurer or other financial officer performing similar functions, president or vice president or secretary of such Person.

“Average Historical Excess Availability” means, at any Adjustment Date, the quotient, expressed as a percentage obtained by dividing (a) the average daily Excess Availability for the Fiscal Quarter immediately preceding such Adjustment Date (with the Borrowing Base at such time for any such day used to determine “Excess Availability”, calculated by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent on or prior to such day pursuant to Section 7.01(a)(x)) by (b) the average daily Line Cap for such Fiscal Quarter.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended, and any successor statute.

“Blocked Account Agreement” has the meaning specified therefor in Section 2.15(a).

“Blocked Accounts” has the meaning specified therefor in Section 2.15(a).

“Blocked Person” has the meaning specified therefor in Section 12.20(c).

“Board” means the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.

“Borrower” has the meaning specified therefor in the preamble hereto.

“Borrowing Base” means, at any time, an amount equal to (a) the Accounts Receivable Component, plus (b) the Inventory Component, plus (c) the M&E Component, minus (d) the then-amount of all Reserves as may at any time and from time to time be established in accordance with Section 2.16.  The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 7.01(a)(x) and Reserves established pursuant to Section 2.16.

“Borrowing Base Certificate” means a certificate from an Authorized Officer of the Borrower, in substantially the form of Exhibit F, as such form, subject to the terms hereof, may from time to time be modified as agreed by the Borrower and the Administrative Agent or such other form which is acceptable to the Administrative Agent in its reasonable discretion.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required to close; provided, that with respect to the borrowing, payment or continuation of, or determination of interest rate on, LIBOR Rate Loans, Business Day shall mean any Business Day which dealings in Dollars may be carried on in the interbank eurodollar markets in New York City and London.

“Capital Expenditures” means, with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in “property, plant and equipment” or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period.

“Capital Guideline” means any law, rule, regulation, policy, guideline or directive (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) of any central bank or Governmental Authority (i) regarding capital adequacy, capital ratios, capital requirements, the calculation of a bank’s capital or similar matters, or (ii) affecting the amount of capital required to be obtained or maintained by any Lender, any Person controlling any Lender, or the L/C Issuer or the manner in which any Lender, any Person controlling any Lender, or the L/C Issuer allocates capital to any of its contingent liabilities (including letters of credit), advances, acceptances, commitments, assets or liabilities.

“Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Capitalized Lease” means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a “synthetic lease” (i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for federal income tax purposes); provided, that notwithstanding the foregoing, in no event will any lease that was or would have been categorized as an operating lease as determined in accordance with GAAP in effect as of the Effective Date be considered a Capital Lease hereunder (with any such lease to be considered an operating lease for all purposes hereof).

“Capitalized Lease Obligations” means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash and Cash Equivalents” means all cash and any presently existing or hereafter arising deposit account balances, certificates of deposit or other financial instruments properly classified as cash equivalents under GAAP.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the Letter of Credit Obligations, cash or balances in a Letter of Credit Collateral Account equal to 105% of the Letter of Credit Obligations, pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer.  Derivatives of such term have corresponding meanings.

“Cash Dominion Period” means (a) each period beginning on the occurrence of a Specified Event of Default until such Specified Event of Default is no longer continuing and (b) each Covenant Trigger Period.

“Casualty Event” means any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of the Parent or any of its Subsidiaries.  “Casualty Event” shall including, without limitation, any taking of all or any part of any real property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any real property of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“cGMP” has the meaning specified therefor in Section 6.01(h).

“Change in Law” has the meaning specified therefor in Section 4.05(b).

“Change of Control” means each occurrence of any of the following:

(a)           the Sponsor shall cease to beneficially and of record own and control, directly or indirectly, at least 51% on a fully diluted basis of the aggregate ordinary voting power of the Capital Stock of the Parent;

(b)           the Parent shall cease to beneficially and of record own and control 100% on a fully diluted basis of the economic and voting interests in the Capital Stock of the Borrower;

(c)           during any 12 month period, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of at least a majority the directors of the Parent then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Parent;

(d)           the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting power of the Capital Stock of each other Loan Party, free and clear of all Liens (other than any Liens granted hereunder and Permitted Liens), except for any shares of Capital Stock of a Foreign Subsidiary issued to directors to qualify such directors if so required by applicable law and as otherwise expressly permitted herein; or

(e)           the occurrence of any “Change of Control” as defined under the Senior Note Documents.

“Collateral” means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Loan Party upon which a Lien is granted or purported to be granted by such Loan Party as security for all or any part of the Obligations.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in any Loan Party’s books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to the Collateral Agent.

“Collateral Agent” has the meaning specified therefor in the preamble hereto.

“Commitment Fee Rate” means for each Fiscal Quarter or portion thereof, the applicable rate per annum set forth below based upon the amount by which the average daily Total Revolving Credit Commitment exceeds the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding Fiscal Quarter; provided, that until the Adjustment Date on October 1, 2013, the “Commitment Fee Rate” shall be the applicable rate per annum set forth below in Category 1:

Average Daily Principal Balance of the Outstanding Revolving Loans and Letters of Credit	Commitment Fee Rate
Category 1
Equal to or greater than 50.0% of the average daily Total Revolving Credit Commitments	0.375%
Category 2
Less than 50.0% of the average daily Total Revolving Credit Commitments	0.500%

The Commitment Fee Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the percentage obtained by dividing the average daily Total Revolving Commitment by the average daily principal balance of the outstanding Revolving Loans and Letters of Credit during the immediately preceding Fiscal Quarter in accordance with the table above.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a compliance certificate in substantially the form of Exhibit C hereto.

“Consolidated Adjusted Total Leverage Ratio” means, for any period, the ratio of (i) (x) Consolidated Funded Indebtedness of the Parent and its Subsidiaries as of the last day of such period minus (y) the amount of any unrestricted Cash and Cash Equivalents and Liquid Investments (of the types described in clauses (i) through (vi) of the definition thereof) of the Parent and its Subsidiaries that would be stated on the balance sheet of the Parent and its Subsidiaries as of the last day of such period to (ii) Annualized EBITDA of the Parent and its Subsidiaries for such period.

“Consolidated EBITDA” means, with respect to any Person for any period:

(a)           the Consolidated Net Income of such Person and its Subsidiaries for such period, (i) plus without duplication, the sum of the following amounts of such Person and its Subsidiaries for such period and to the extent deducted in determining Consolidated Net Income of such Person for such period:  (A) Consolidated Net Interest Expense and, to the extent not included therein, agency fees paid to the Administrative Agent or the Collateral Agent, (B) taxes based on income or profits, (C) depreciation expense (excluding depreciation of prepaid cash expenses that were paid in a prior period and added back), (D) amortization expense (excluding amortization of prepaid cash expenses that were paid in a prior period and added back), (E) up to $4,000,000 (as such amount may be increased from time to time by the Administrative Agent in its sole discretion) of legal costs incurred by the Borrower in any trailing twelve month period in connection with the Borrower making a claim under its policy of business interruption insurance, (F) to the extent actually paid during such period, any reasonable, non-recurring, out-of-pocket expenses or charges incurred in connection with any issuance (or proposed issuance) of debt or equity or any refinancing transaction (or proposed refinancing transaction) or any amendment or other modification (or proposed amendment or modification) of any debt instrument, in each case to the extent such transaction is permitted under this Agreement, (G) to the extent actually paid upon or prior to the consummation of an investment pursuant to Section 7.02(e)(xi) hereof or a Permitted Acquisition, any reasonable, non-recurring out-of-pocket fees and expenses directly related to such investment or Permitted Acquisition, but excluding consideration paid for the Capital Stock or other assets acquired in any such investment or Permitted Acquisition, (H) to the extent actually paid during such period, the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor pursuant to the Management Services Agreement as in effect on the date hereof, to the extent permitted to be paid by this Agreement, (I) any impairment charge or asset write-off pursuant to Accounting Standards Codification No. 350 or No. 360 and any amortization of intangibles arising pursuant to such Accounting Standards Codification No. 805, (J) any non-cash tax losses attributable to the early extinguishment of any Indebtedness or other derivative instruments of the Borrower or any of its Subsidiaries, (K) the aggregate amount of all other non-cash charges reducing Consolidated Net Income, including stock-based compensation expense (excluding any such non-cash charge to the extent that it represents an accrual or reserve for potential cash items in any future period) for such period, (L) nonrecurring, reasonable, out-of-pocket expenses for the retention, retirement, severance or recruitment of employees or directors of the Parent and its Subsidiaries so long as the aggregate amount of all such expenses described in this clause (L) (except with respect to all such expenses contemplated in the Financial Update for Lenders dated as of March 19, 2013 in an aggregate amount not to exceed $4,760,000) does not exceed $7,500,000 (or such greater amount as the Administrative Agent may agree in its sole discretion) during any trailing twelve month period, and (M) internal and external costs and expenses incurred to relocate, establish, qualify or commence manufacturing, supply or distribution operations for Borrower’s approved products and clinical candidates at third party manufacturers, suppliers and distributors, up to an aggregate amount that does not exceed $17,500,000, (ii) plus the amount of “run-rate” cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies projected by the Borrower in good faith to be realized as a result of actions taken or expected to be taken during such period (calculated on a pro forma basis as though such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, that (A) such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies are reasonably identifiable and factually supportable, (B) such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies are commenced within twelve (12) months of the date thereof in connection with such actions, (C) no cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies may be added pursuant to this clause (ii) to the extent duplicative of any expenses or charges relating thereto that are either excluded in computing Consolidated Net Income or included (i.e., added back) in computing Consolidated EBITDA for such period, and (D) the aggregate amount of cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies added pursuant to this clause (ii) (except with respect to the cost savings, operating expense reductions, restructuring charges and expenses and cost saving synergies contemplated in the Financial Update for Lenders dated as of March 19, 2013 in an aggregate amount not to exceed $29,200,000) shall not exceed 15.0% of Consolidated EBITDA for such period (calculated on a pro forma basis), and (iii) minus (without duplication) (A) to the extent included in Consolidated Net Income, all interest income, (B) to the extent not deducted as an expense in the calculation of Consolidated Net Income, the aggregate amount paid as dividends pursuant to Section 7.02(h)(A), and (C) the aggregate amount of all other non-cash items increasing Consolidated Net Income (other than (I) the accrual of revenue or recording of receivables in the ordinary course of business and (II) any non-cash item to the extent it represents the reversal of an accrual or reserve for a potential cash item in any prior period) for such period.

(b)           Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition and any Disposition consummated at any time on or after the first day of such period as if each such Permitted Acquisition or investment had been effected on the first day of such period and as if each such Disposition had been consummated on the day prior to the first day of such period.

“Consolidated Fixed Charges” means, with reference to any period, without duplication, the sum of (a) Consolidated Net Interest Expense, plus (b) taxes paid or payable currently in cash during such period, plus (c) Restricted Payments actually made in cash pursuant to clauses (A)(1), (B) and (H) of the proviso to Section 7.02(h) during such period, plus (d) the aggregate amount of scheduled principal payments of Consolidated Funded Indebtedness paid or payable in cash during such period, all calculated for such period for the Parent and its Subsidiaries on a consolidated basis.

Notwithstanding anything to the contrary, for the purpose of calculating the Consolidated Fixed Charge Coverage Ratio, for any period that includes the Fiscal Quarter ended September 30, 2012, the Fiscal Quarter ended December 31, 2012, the Fiscal Quarter ended March 31, 2013 or the Fiscal Quarter ended June 30, 2013, Consolidated Fixed Charges for the Fiscal Quarter ended September 30, 2012 shall be deemed to be $11,403,000, Consolidated Fixed Charges for the Fiscal Quarter ended December 31, 2012 shall be deemed to be $10,906,000 Consolidated Fixed Charges for the Fiscal Quarter ended March 31, 2013 shall be deemed to be $11,469,000 and Consolidated Fixed Charges for the Fiscal Quarter ended June 30, 2013 shall be deemed to be $11,615,000.

 “Consolidated Funded Indebtedness” means, with respect to any Person at any date, all Indebtedness of such Person (without duplication), determined on a consolidated basis in accordance with GAAP, which by its terms matures more than one year after the date of calculation, and any such Indebtedness maturing within one year from such date which is renewable or extendable at the option of such Person to a date more than one year from such date, including, in any event, with respect to the Parent and its Subsidiaries, the Revolving Loans and the Letter of Credit Obligations; provided, that Consolidated Funded Indebtedness shall not include Indebtedness described in clauses (q) or (r) of the definition of Permitted Indebtedness.

“Consolidated Fixed Charge Coverage Ratio” means, for any Person for any period, the ratio of (a) Annualized EBITDA of the Parent and its Subsidiaries for such period minus Capital Expenditures

(except such expenditures financed with Indebtedness other than the Revolving Loans) during such period minus Restricted Payments actually made in cash pursuant to clause (A)(2) of the proviso to Section 7.02(h) during such period to (b) Consolidated Fixed Charges for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the net income (loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis and in accordance with GAAP, but excluding from the determination of Consolidated Net Income (without duplication) (a) any extraordinary or non-recurring gains or losses or gains or losses from Dispositions, (b) restructuring charges, (c) any tax refunds, net operating losses or other net tax benefits, (d) effects of discontinued operations, (e) the net income (or loss) of such Person (other than a Subsidiary of the Borrower) in which such Person other than the Parent and its Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to and received by the Borrower or (subject to clause (f) below) any of its Subsidiaries by such Person during such period, and (f) the net income of any Subsidiary of the Parent that is not a Loan Party during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of any Contractual Obligation, Governing Document or applicable Law, judgment or order applicable to that Subsidiary during such period.

“Consolidated Net Interest Expense” means, with respect to any Person for any period, gross interest expense of such Person and its Subsidiaries for such period determined on a consolidated basis and in accordance with GAAP (including, without limitation, interest expense paid to Affiliates of such Person), less, without duplication, (i) the sum of (A) interest income for such period, (B) gains for such period on Hedging Agreements (to the extent not included in interest income above and to the extent not deducted in the calculation of gross interest expense) and (C) any interest and penalties on tax reserves to the extent such Person has elected to treat such interest or penalties as an interest expense under Financial Accounting Standards Board Accounting Standards Codification 740-10, plus, without duplication, (ii) the sum of (A) losses for such period on Hedging Agreements (to the extent not included in gross interest expense) and (B) the upfront costs or fees for such period associated with Hedging Agreements (to the extent not included in gross interest expense), in each case, determined on a consolidated basis and in accordance with GAAP; provided, that Consolidated Net Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during such period in connection with any Permitted Acquisitions and any Disposition permitted under this Agreement as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.

“Consolidated Total Leverage Ratio” means, for any period, the ratio of (i) (x) Consolidated Funded Indebtedness of the Parent and its Subsidiaries as of the last day of such period minus (y) the amount of any unrestricted Cash and Cash Equivalents and Liquid Investments (of the types described in clauses (i) through (vi) of the definition thereof) of the Parent and its Subsidiaries that exceed $10,000,000 in the aggregate (and solely to the extent of such excess above $10,000,000) and would be stated on the balance sheet of the Parent and its Subsidiaries as of the last day of such period to (ii) Annualized EBITDA of the Parent and its Subsidiaries for such period.

“Contingent Indemnification Obligations” means contingent, unliquidated indemnification obligations of a Loan Party, to the extent (i) such obligation has not accrued and (ii) no claim has been made or is reasonably anticipated by the Collateral Agent with respect thereto.

“Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, and (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, that the term “Contingent Obligation” shall not include any product warranties extended in the ordinary course of business.  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any indenture, mortgage, agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covenant Trigger Period” means the period (a) commencing on the day that Excess Availability shall have been less than (i) the greater of (x) $5,000,000 for five consecutive Business Days and (y) 15% of the Line Cap for five consecutive Business Days or (ii) $3,500,000 at any time and (b) ending on the date that Excess Availability shall have been at least the greater of (x) $5,000,000 for 30 consecutive days and (y) 15% of the Line Cap for 30 consecutive days.

“Default” means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed to perform any of its funding obligations hereunder including in respect of its Revolving Loans or participations in respect of Letters of Credit within two Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, unless the subject of a good faith dispute, (c) has failed, within two Business Days after request by the Administrative Agent, to confirm in a manner reasonably satisfactory to the Administrative Agent, that it will comply with its funding obligations, unless the subject of a good faith dispute, or (d) has, or has a direct or indirect parent company that has, after the Effective Date (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Defaulting Lender Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Revolving Loans of all Lenders (calculated as if any Defaulting Lenders other than such Defaulting Lender had funded all of their respective Revolving Loans) over the aggregate outstanding principal amount of all Revolving Loans of such Defaulting Lender.

“Defaulting Lender Period” means, with respect to any Defaulting Lender, the period commencing on the date upon which such Lender first became a Defaulting Lender and ending on the earliest of the following dates:  (i) the date on which all Revolving Credit Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable and (ii) the date on which (a) such Defaulting Lender is no longer insolvent, the subject of a bankruptcy or insolvency proceeding or, if applicable, under the direction of a receiver or conservator, (b) the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any defaulted Revolving Loans of such Defaulting Lender or otherwise), and (c) such Defaulting Lender shall have delivered to Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Revolving Credit Commitments.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Reference Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Reference Rate Loans (inclusive of the Applicable Margin applicable thereto).

“Deposit Account” has the meaning specified therefor in the Uniform Commercial Code.

“Disposition” means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of Inventory in the ordinary course of business.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than solely for Capital Stock which is not otherwise Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Capital Stock which is not otherwise Disqualified Capital Stocks), in whole or in part, (iii) provides for scheduled payments or dividends in cash, (iv) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, or (v) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stocks that would constitute Disqualified Capital Stocks, in each case, prior to the date that is 180 days after the Final Maturity Date, except, in the case of clauses (i) and (ii), if as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of all Obligations, the cancellation, expiration or Cash Collateralization of all Letters of Credit and the termination of the Revolving Credit Commitments.

“Dollar,” “Dollars” and the symbol “$” each means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“Effective Date” means the date, on or before July 3, 2013, on which all of the conditions precedent set forth in Section 5.01 are satisfied or waived.

“Eligible Accounts Receivable” means, at any time, all Accounts Receivable due to any Loan Party arising from the sale of goods of the Loan Parties or the provision of services by one or more Loan Parties in the ordinary course of business and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that Eligible Accounts Receivable shall not include any Account Receivable (without duplication of any Reserves established in accordance with Section 2.16):

(a)           which is not subject to a first priority perfected security interest in favor of the Administrative Agent (other than Permitted Encumbrances, without, for the avoidance of doubt, limiting the ability of the Administrative Agent to establish any Reserves in its Permitted Discretion on account of any such Permitted Encumbrances);

(b)           (i) with respect to which more than 120 days have elapsed from the original invoice date thereof, (ii) with respect to which more than 90 days have elapsed from the original due date thereof or (iii) which has been written off the books of the Loan Parties or otherwise designated as uncollectable;

(c)           which is owing by an Account Debtor for which 50.0% or more of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (b) above;

(d)           which, (i) with respect to Account Debtors with a corporate credit rating of BBB- or higher from S&P or Baa3 or higher from Moody’s, is owing by such Account Debtor to the extent the aggregate amount of Accounts Receivable owing from such Account Debtor and its Affiliates to the Loan Parties exceeds 50.0% (or such higher percentage as the Administrative Agent may establish from time to time in its Permitted Discretion) of the aggregate Eligible Accounts Receivables or (ii) with respect to Account Debtors with a corporate credit rating lower than BBB- from (or is unrated by) S&P and lower than Baa3 from (or is unrated by) Moody’s, is owing by such Account Debtor to the extent the aggregate amount of accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds 25.0% (or such higher percentage as the Administrative Agent may establish from time to time in its Permitted Discretion) of the aggregate Eligible Accounts Receivables;

(e)           which does not conform in all material respects to the representations and warranties in respect of Accounts Receivable contained in this Agreement or in the Security Agreement;

(f)            which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not invoiced or evidenced by other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor (it being agreed that the Loan Parties’ current practice with respect to electronic purchase orders and confirmations is reasonably satisfactory to the Administrative Agent), (iii) represents a pre-billing or progress billing, (iv) is contingent upon the Loan Parties’ completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(g)           for which the goods giving rise to such Accounts Receivable have not been shipped to the Account Debtor or have been shipped to the Account Debtor “freight on board” and have not arrived at the “freight on board” specified destination or the services giving rise to such Accounts Receivable have not been performed by the Loan Parties or if such Accounts Receivable was invoiced more than once;

(h)           with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(i)            which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or Federal bankruptcy laws, (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business, unless, in the case of clauses (i)(iii) through (i)(vi) above, such Account Debtor has caused the issuance of a letter of credit in favor of the applicable Loan Party fully securing the payment of such Accounts Receivable, which letter of credit is reasonably satisfactory to the Administrative Agent;

(j)            which is owed by any Account Debtor which has sold all or substantially all of its assets;

(k)           which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. or Canada or (ii) is not organized under applicable law of the U.S. or Canada or any state or province thereof unless, in any case, such Accounts Receivable is backed by a letter of credit reasonably acceptable to the Administrative Agent which is in the possession of or has been assigned to the Administrative Agent;

(l)            which is owed in any currency other than U.S. Dollars;

(m)          which is owed by (i) the government (or any department, agency, public corporation or instrumentality thereof) of any country other than the U.S. unless such Accounts Receivable is backed by a letter of credit reasonably acceptable to the Administrative Agent and, if requested by the Administrative Agent, which is in the possession of the Administrative Agent or (ii) the government of the U.S., or any department, agency, public corporation or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect or allow full enforcement of the Lien of the Administrative Agent in such account have been complied with to the Administrative Agent’s reasonable satisfaction;

(n)           which is owed in respect of sales agency commissions payable to a Loan Party or is owed by any Affiliate, employee, officer, director, agent or stockholder of any Loan Party;

(o)           which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, including for exclusivity contract payments (but only to the extent of such indebtedness) or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case only to the extent thereof;

(p)           which is subject to any chargeback, counterclaim, deduction, defense, setoff or dispute notice of which is provided to the Borrower or any of its Subsidiaries but only to the extent of any such counterclaim, deduction, defense, setoff or dispute; provided, that no Accounts Receivable that otherwise constitutes an Eligible Accounts Receivable shall be rendered ineligible by virtue of this clause (p) to the extent, but only to the extent, that the Account Debtor’s right of setoff is limited by an enforceable agreement that is reasonably satisfactory to the Administrative Agent;

(q)           which is evidenced by any promissory note, chattel paper or instrument;

(r)            which is owed by an Account Debtor located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit any Loan Party to seek judicial enforcement in such jurisdiction of payment of such account, unless such Loan Party has filed such report or is qualified to do business in such jurisdiction;

(s)            with respect to which any Loan Party has made any agreement with the Account Debtor for the reduction thereof, other than discounts and adjustments given in the ordinary course of business, or other than any Accounts Receivable which was partially paid and such Loan Party created a new receivable for the unpaid portion of such Accounts Receivable; provided, that only the amount of the reduction of any such account shall be deemed ineligible by virtue of this clause (s);

(t)            which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including, without limitation, federal and state food and drug laws, healthcare laws, nuclear energy laws and environmental laws, the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board of Governors of the Federal Reserve System; or

(u)           which is owing by Medicare, Medicaid, the United States Department of Veteran Affairs or under a policy of commercial health care insurance.

“Eligible Equity Proceeds” means the net cash proceeds received by the Parent or any direct or indirect parent thereof from any sale or issuance of any Capital Stock (other than Disqualified Capital Stock) or from any capital contributions in respect of Capital Stock (other than Disqualified Capital Stock) to the extent such net cash proceeds or capital contributions are directly or indirectly contributed to, and actually received by, the Borrower as cash or common equity (or, if only a portion thereof is so contributed and received, to the extent of such portion).

“Eligible Inventory” means, at any time, all Inventory of the Loan Parties and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that Eligible Inventory shall not include any Inventory (without duplication of any Reserves established in accordance with Section 2.24):

(a)           which is not subject to a first priority perfected Lien in favor of the Administrative Agent (other than a Landlord Lien as to which a Landlord Lien Reserve applies and other than Permitted Encumbrances, without, for the avoidance of doubt, limiting the ability of the Administrative Agent to establish any Reserves in its Permitted Discretion on account of any such Permitted Encumbrances);

(b)           which is unmerchantable, damaged, defective, slow moving, obsolete or unfit for sale;

(c)           which does not conform in all material respects to the representations and warranties in respect of Inventory contained in this Agreement or the Security Agreement;

(d)           which is not owned only by one or more Loan Parties;

(e)           which constitutes bill-and-hold goods or goods that constitute goods held on consignment or goods that are not of a type held for sale in the ordinary course of business;

(f)            which is not located in the U.S. or Canada;

(g)           which is located at any location leased by a Loan Party, unless (i) the lessor has delivered to the Administrative Agent a Collateral Access Agreement as to such location or (ii) a

Landlord Lien Reserve with respect to such location has been established in accordance with Section 2.16;

(h)           which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor), unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may reasonably require or (ii) a Landlord Lien Reserve has been established in accordance with Section 2.16);

(i)            which is being processed offsite by a third party at a third party location or outside processor (other than finished goods held by a third party or outside processor that has delivered a Collateral Access Agreement), or is in transit to or from such third party location or outside processor;

(j)            which is the subject of a consignment by any Loan Party as consignor or consignee;

(k)           which contains, bears or is subject to any intellectual property or other similar rights licensed to any Loan Party pursuant to a license with any Person other than a Loan Party unless the Administrative Agent may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement relating thereto;

(l)            which is subject to any warehouse receipt, bill of lading or negotiable document;

(m)          which is not in compliance in all material respects with all applicable standards imposed by any Governmental Authority having regulatory authority over such Inventory;

(n)           which constitutes (i) promotional or marketing materials or supplies or (ii) samples;

(o)           which constitutes boxes, cartons, or other similar shipping supplies;

(p)           which has been sold but not yet delivered;

(q)           which consists of radioactive goods exceeding $50,000 and not covered by an existing purchase order that is expected to ship to such customer within 72 hours of the completion of the Borrowing Base, or

(r)            which is not reflected in a current perpetual inventory report of the Borrower or any other Loan Party.

“Eligible M&E” means, at any time, all M&E of the Loan Parties; provided, that Eligible M&E shall not include any M&E (without duplication of any Reserves established):

(a)           which is not subject to a first priority perfected Lien in favor of the Administrative Agent (other than a Landlord Lien as to which a Landlord Lien Reserve applies and other Permitted Encumbrances, without, for the avoidance of doubt, limiting the ability of the Administrative Agent to establish any Reserves in its Permitted Discretion on account of any such Permitted Encumbrances);

(b)           which does not conform in all material respects to the representations and warranties in respect of M&E contained in this Agreement or the Security Agreement;

(c)           which is not owned only by one or more Loan Parties;

(d)           which is not located in the U.S. or Canada;

(e)           which is located at any location leased by a Loan Party, in any third party warehouse or is in the possession of a bailee, unless (i) the lessor, warehouseman, or bailee, as applicable, has delivered to the Administrative Agent a Collateral Access Agreement as to such location or (ii) with respect to any such leased location, a Landlord Lien Reserve with respect to such location has been established in accordance with Section 2.16.

“Employee Plan” means an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan) covered by Title IV of ERISA and maintained by any Loan Party or ERISA Affiliate (or that was maintained by any Loan Party or ERISA Affiliate (as of the date of determination hereunder) at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.  For the avoidance of doubt, “Employee Plan” shall not include an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA, other than a Multiemployer Plan) in which a Loan Party was a participating employer and not the plan sponsor prior to the Effective Date and is not a participating employer following the Effective Date.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from or onto any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest, or (ii) at any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. 300f et seq., 6939b; 15 U.S.C. 1261 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Atomic Energy Act of 1954, as Amended in NUREG-0980 (42 U.S.C. § 2011 et seq.), the Nuclear Waste Policy Act (42 USC 10101 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated or disposed by any Loan Party or any of its Subsidiaries.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time.  References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member and which would be deemed to be a “controlled group” within the meaning of Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

“Event of Default” means any of the events set forth in Sections 9.01(a) to (n).

“Excess Availability” means, at any time, an amount equal to the positive difference of (a) the Line Cap, minus (b) the Total Revolving Exposures at such time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means (i) deposit accounts that are used solely and exclusively for the sole purpose of making payroll, withholding tax and other employee wage and benefit payments to of for the Borrower’s or its Subsidiaries’ employees, (ii) Trust Fund Accounts, (iii) deposit accounts that are solely disbursement accounts or zero balance accounts in respect of which the applicable deposit bank has refused to execute a Blocked Account Agreement, (iv) deposit accounts solely and exclusively holding cash and cash equivalents restricted in favor of a third party so long as the aggregate amount contained in such deposit accounts does not exceed, when taken together with amounts subject to Liens permitted under clause (r) of the definition of Permitted Liens, $500,000 at any one time, and (v) other deposit accounts so long as the aggregate amount contained in such deposit accounts does not exceed $250,000 in the aggregate at any one time.

“Excluded Hedging Liability” shall mean, with respect to any Loan Party (other than the direct counterparty of such Hedging Liability), any Hedging Liability of a Loan Party (other than the direct counterparty of such Hedging Liability) if, and to the extent that, all or a portion of the guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Hedging Liability (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act at the time the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Hedging Liability.  If a Hedging Liability arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Liability that is attributable to swaps for which such guaranty or security interest becomes illegal.

“Excluded Taxes” has the meaning specified therefor in Section 2.08(a).

“Executive Order No. 13224” means the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended or amended.

“Facility” means the real property located at 331 Treble Cove Road, North Billerica, Massachusetts, including, without limitation, the land on which such facility is located, all buildings and other improvements thereon, all fixtures located at or used in connection with such facility, all whether now or hereafter existing.

“FATCA” means Section 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, and any agreement entered into with a Governmental Authority pursuant thereto.

“FDA” means the United States Food and Drug Administration.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the Amended and Restated Fee Letter, dated as of the date hereof, by and among the Borrower and the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent.

“Final Maturity Date” means July 3, 2018, or such earlier date on which all Revolving Loans shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents; provided, that if the Senior Notes are not refinanced in full with Permitted Refinancing Indebtedness (which Permitted Refinancing Indebtedness shall mature no earlier than 91 days after July 3, 2018) in respect thereof prior to the date that is 91 days before the maturity date thereof, the “Final Maturity Date” shall mean the date that is 91 days before the maturity date of the Senior Notes.

“Fiscal Month” means a fiscal month of any Fiscal Year.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Parent and its Subsidiaries ending on December 31 of each year.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Funds Transfer and Deposit Account Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Administrative Agent) to be held by Collateral Agent for the benefit of the Secured Parties holding any Funds Transfer and Deposit Account Liability in an amount determined by Administrative Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to Funds Transfer and Deposit Account Liability, but in any case not to exceed 105% of the reasonably estimated credit exposure with respect to Funds Transfer and Deposit Account Liability.

“Funds Transfer and Deposit Account Liability” means the liability of any Loan Party owing to any of the Lenders, or any Affiliates of such Lenders, arising out of (a) the execution or processing of electronic transfers of funds by automatic clearing house transfer, wire transfer or otherwise to or from deposit accounts of any Loan Party now or hereafter maintained with any of the Lenders or their Affiliates, (b) the acceptance for deposit or the honoring for payment of any check, draft or other item with respect to any such deposit accounts, and (c) any other deposit, disbursement, and cash management services afforded to any Loan Party by any of such Lenders or their Affiliates.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis; provided, that for the purpose of Section 7.03 hereof and the definitions used therein, “GAAP” shall mean generally accepted accounting principles in effect on the date hereof; provided further, that if there occurs after the date of this Agreement any change in GAAP that affects in any respect the calculation of any covenant contained in Section 7.03 hereof, the Administrative Agent and the Borrower shall negotiate in good faith amendments to the provisions of this Agreement that relate to the calculation of such covenant with the intent of having the respective positions of the Lenders and the Borrower after such change in GAAP conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the covenants in Section 7.03 hereof shall be calculated as if no such change in GAAP has occurred.

“Governing Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization; and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and (d) with respect to any of the entities described above, any other agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization.

“Governmental Authority” means, collectively, any nation or government, any federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Obligations” has the meaning specified therefor in Section 11.01.

“Guarantor” means (i) the Parent and each Subsidiary of the Parent listed as a “Guarantor” on the signature pages hereto, and (ii) each other Person which guarantees, pursuant to Section 7.01(b) or otherwise, all or any part of the Obligations.

“Guaranty” means (i) the guaranty of each Guarantor party hereto contained in ARTICLE XI hereof, and (ii) each other guaranty of the Obligations in form and substance satisfactory to Administrative Agent, made by any other Guarantor in favor of the Collateral Agent for the benefit of the Agents and the Secured Parties pursuant to Section 7.01(b) or otherwise.

“Hazardous Material” means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, radioactive waste, hazardous waste or special or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

“Hedging Agreement” means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

“Hedging Liability” means the liability of any Loan Party to any of the Lenders, or any Affiliates of such Lenders, in respect of any interest rate, foreign currency, and/or commodity swap, exchange, cap, collar, floor, forward, future or option agreement, or any other similar interest rate, currency or commodity hedging arrangement, as the Borrower or such Subsidiary, as the case may be, may from time to time enter into with any one or more of the Lenders party to this Agreement or their Affiliates.

“Highest Lawful Rate” means, with respect to any Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to such Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Indebtedness” means, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than trade payables or other accounts payable incurred in the ordinary course of such Person’s business); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all net payment obligations of such Person under any Hedging Agreements, calculated as of any date as if such Hedging Agreement were terminated as of such date; (viii) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing; (ix) all Contingent Obligations; (x) Disqualified Capital Stock; and (xi) all obligations referred to in clauses (i) through (x) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.  The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer, to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Matters” has the meaning specified therefor in Section 12.15.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified therefor in Section 12.15.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Interest Period” means, with respect to any LIBOR Rate Loan, the period commencing on the borrowing date or the date of any continuation of such LIBOR Rate Loan, as the case may be, and ending one, two, three or six months thereafter; provided, that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) no Interest Period for any LIBOR Rate Loan shall end after the Final Maturity Date, (iii) no more than five Interest Periods in the aggregate for the Borrower may exist at any one time, and (iv) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3, or 6, months after the date on which the Interest Period began, as applicable, and (d) Borrower may not elect an Interest Period which will end after the Final Maturity Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

“Inventory” means, with respect to any Person, all Inventory (as defined in the Code) of such Person consisting of goods and merchandise, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise.

“Inventory Component” means the lesser of (a) Inventory Threshold and (b) 85.0% of (i) the NOLV Percentage of Eligible Inventory (net of normal course standard cost reserves and Reserves with respect to Inventory not already reflected in the determination of the NOLV Percentage) multiplied by (ii) the Value of such Inventory. For purposes of clarification, the determination in clause (b) above may be made as to different categories of Eligible Inventory based upon the NOLV Percentage applicable to such categories.

“Inventory Threshold” means, as of any date of determination, the greater of (a) $17,500,000 and (b) the lesser of (i) $20,000,000 and (ii) the sum of (y) $17,500,000 plus (z) the aggregate amount of M&E Depreciation Amounts that have resulted in a reduction to the amount set forth in clause (a) of the definition of M&E Component since the Effective Date.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of L/C Issuer and relating to such Letter of Credit.

 “Joint Venture” has the meaning specified therefor in Section 7.02(e)(xi).

“L/C Issuer” means Wells Fargo or such other bank as the Administrative Agent may select which is reasonably satisfactory to the Borrower (and which bank accepts the role of L/C Issuer in writing and is a Lender).  Each L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such L/C Issuer shall, or shall cause such Affiliate to, comply with the requirements of Article III with respect to such Letters of Credit).

“L/C Subfacility” means that portion of the Total Revolving Credit Commitment equal to $20,000,000.

“Landlord Lien” means any Lien of a landlord on any Loan Party’s property, granted by statute or otherwise.

“Landlord Lien Reserve” means an amount equal to up to three month’s rent for all of the Loan Parties’ leased locations or the amount that may be payable for up to three months to any third party warehouse or other storage facilities where Eligible Inventory or Eligible M&E is located (any such location, a “Specified Location”), in each case, other than any such Specified Location with respect to which the Administrative Agent shall have received a Collateral Access Agreement in form reasonably satisfactory to the Administrative Agent (it being understood that upon receipt of any such Collateral Access Agreement with respect to any such Specified Location, any Landlord Lien Reserve shall be released).

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and binding guidelines, binding administrative or judicial precedents or authorities, including, where appropriate, the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof.

“Lease” means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

“Lender” has the meaning specified therefor in the preamble hereto.

“Letter of Credit” means a letter of credit (as that term is defined in the Code) that is a standby letter of credit issued by an L/C Issuer under this Agreement.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Administrative Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Article III or Section 2.06 (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Administrative Agent for the benefit of the Lenders in an amount equal to 105%  of the then existing Letter of Credit Obligations, (b) delivering to Administrative Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Administrative Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to Administrative Agent, from a commercial bank acceptable to Administrative Agent (in its sole discretion) in an amount equal to 105%  of the then existing Letter of Credit Obligations (it being understood that the Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Collateral Account” means an account under the sole and exclusive control of the Administrative Agent for the benefit of the Administrative Agent, the Lenders and/or the L/C Issuer.

“Letter of Credit Disbursement” means a payment made by L/C Issuer pursuant to a Letter of Credit.

 “Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Obligations on such date.

 “Letter of Credit Fee” has the meaning specified therefor in Section 3.02(a).

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 3.01 of the Agreement.

“Letter of Credit Obligations” means, at any time and without duplication, the sum of (i) the Reimbursement Obligations at such time, plus (ii) the aggregate maximum amount available for drawing under the Letters of Credit outstanding at such time.

“Letter of Credit Related Person” has the meaning specified therefor in Section 3.01 of the Agreement.

“LIBOR Rate” means the rate per annum rate reported by Reuters (or by any third party successor or third party substitute of such source) and appearing on Macro*World’s (https://capitalmarkets.mworld.com; the “Service”) Page BBA LIBOR - USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Reference Rate Loan to a LIBOR Rate Loan) by the Borrower in accordance with this Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by the Administrative Agent and shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means a Revolving Loan bearing interest calculated based upon the LIBOR Rate.

“Lien” means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

“Line Cap” has the meaning assigned to such term in Section 2.01(b).

“Liquid Investments” means (i) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States, or any state or commonwealth thereof, or any agency or instrumentality thereof (provided, that the full faith and credit of the United States, such state or commonwealth or such member nation, as applicable, is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such Person; (ii) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than six months from the date of acquisition by such Person; (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with any person meeting the qualifications specified in clause (ii) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (iv) commercial paper and fixed or variable notes issued by any Person meeting the qualifications specified in clause (ii) above or incorporated in the United States rated at least A1 or the equivalent thereof by S&P’s Rating Service or at least P1 or the equivalent thereof by Moody’s Investors Service Inc., and in each case maturing not more than six months after the date of acquisition by such Person; (v) investments in money market funds at least 95% of whose assets are comprised of securities of the types described in clauses (i) through (iv) above; (vi) demand deposit accounts maintained in the ordinary course of business with a commercial bank meeting the qualifications specified in clause (ii) above; and (vii) other high quality investments equivalent to those referred to in clauses (i) through (vi) above denominated in foreign currencies customarily used by persons for cash management purposes in any country outside of the United States and maturing not more than one year after the date of acquisition by such Person; provided, that in any case such country is a member of the Organization for Economic Cooperation and Development.

“Loan Account” means an account maintained hereunder by the Administrative Agent on its books of account at the Payment Office, and with respect to the Borrower, in which the Borrower will be charged with all Revolving Loans made to, and all other Obligations incurred by, the Borrower.

 “Loan Document” means this Agreement, any Blocked Account Agreement, the Fee Letter, any Guaranty, any Security Agreement, any Mortgage, any Letter of Credit, any Issuer Document, any Issuer Document, any Seller Note Subordination Agreement, any intellectual property security agreement, any note or notes executed by Borrower in connection with this Agreement, and any other agreement, instrument, and other document executed and delivered pursuant hereto or thereto, now or in the future, or otherwise evidencing, relating to, or securing any Revolving Loan, any Letter of Credit Obligation or any other Obligation, any Hedging Liability, or any Funds Transfer and Deposit Account Liability.

“Loan Party” means the Borrower and any Guarantor.

“M&E” means all Equipment (as defined in the Code) and fixtures that, in each case, constitute production machinery, laboratory and test equipment, support equipment, general plant equipment, mobile equipment, material handling equipment, or storage equipment (in each case, other than rolling stock, motor vehicles, or any equipment subject to certificate of title statutes under state law or special perfection requirements under federal law).

 “M&E Component” means the lesser of (a) $8,600,000 and (b) 80.0% of the NOLV of Eligible M&E (net of Reserves with respect to M&E not already reflected in the determination of the NOLV); provided, that the amount in clause (a) shall be reduced (i) by an amount equal to $250,000 on each of July 31, 2014, October 31, 2014, January 31, 2015, and April 30, 2015 and (ii) by an amount equal to $312,500 on July 31, 2015 and on the last day of each October, January, April and July thereafter.

“Management Services Agreement” shall mean the Advisory Services and Monitoring Agreement, dated as of January 8, 2008, by and among the Borrower and Avista Capital Holdings, LP.

“Material Adverse Effect” means a material adverse effect on any of (i) the operations, business, assets, properties or financial condition of the Loan Parties taken as a whole, (ii) the ability of the Loan Parties taken as a whole to perform any of their obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of any Agent or any Lender under any Loan Document or (v) the validity, perfection or priority of a Lien in favor of the Collateral Agent for the benefit of the Lenders on any of the Collateral with a fair market value exceeding $5,000,000 (or, with respect to Eligible Accounts Receivable, Eligible Inventory, or Eligible M&E, $2,500,000), except to the extent that any such loss of perfection or priority results solely and directly from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing Capital Stock pledged to it or to file Uniform Commercial Code continuation statements.

“Material Exposure” means (a) an aggregate diminution in value of $2,500,000 or more with respect to Accounts Receivable, Inventory, or M&E of the Loan Parties or (b) liability of any Loan Party or its Subsidiaries of $5,000,000 or more.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust or deed to secure debt, in form and substance reasonably satisfactory to the Collateral Agent, made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, securing the Obligations and delivered to the Collateral Agent pursuant to Section 7.01(b), Section 7.01(k) or otherwise.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

“New Lending Office” has the meaning specified therefor in Section 2.08(d).

“NOLV” means, with respect to M&E of any Person, the net orderly liquidation value of such M&E, net of all reasonable costs and expenses of liquidation thereof, as determined based upon the most recent M&E appraisal conducted in accordance with this Agreement.

“NOLV Percentage” means, with respect to Inventory of any Person, the net orderly liquidation value of such Inventory, expressed as a percentage of Value, net of all reasonable costs and expenses of liquidation thereof, as determined based upon the most recent Inventory appraisal, conducted in accordance with this Agreement.

“Non-U.S. Lender” has the meaning specified therefor in Section 2.08(d).

“Normalized Moly Supply Level” means a supply level for the Loan Parties of Molybdenum-99 that results from the NRU reactor located in Chalk River, Ontario having returned to service and corresponds to (or exceeds) the supply level for Molybdenum-99 that existed before the shutdown of the NRU reactor located in Chalk River, Ontario.

“Notice of Borrowing” has the meaning specified therefor in Section 2.02(a).

“NRC” means the United States Nuclear Regulatory Commission.

“Obligations” means (i) all present and future Revolving Loans, Letter of Credit Obligations, indebtedness, obligations, liabilities, guaranties, reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, and indemnification obligations of each Loan Party to the Agents and the Secured Parties (or any of them) and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, in each case, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 9.01 (including, without limitation, any interest, fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency

Proceeding), in each case to the extent arising out of, under, pursuant to, in connection with or evidenced by this Agreement or any other Loan Document, (ii) all Hedging Liability (other than Excluded Hedging Liability) and (iii) all Funds Transfer and Deposit Account Liability.  Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees (including the fees provided for in the Fee Letter) and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that any Agent or any Secured Party (in its sole discretion) may elect to pay or advance on behalf of such Person.

“Original Credit Agreement” means that certain Credit Agreement, dated as of May 10, 2010, among the Borrower, the Guarantors, Harris, N.A. (now known as BMO Harris Bank N.A.), as collateral agent, Bank of Montreal, as administrative agent and the lenders from time to time party thereto.

“Original Loan Documents” has the meaning specified therefor in Section 2.17.

“Original Obligations” has the meaning specified therefor in Section 2.17.

“Other Taxes” has the meaning specified therefor in Section 2.08(b).

“Overadvance” has the meaning specified therefor in Section 2.01(d).

“Parent” has the meaning specified therefor in the preamble hereto.

“Participant Register” has the meaning specified therefor in Section 12.07(g).

“Participating Interest” has the meaning specified therefor in Section 3.01(e).

“Participating Lender” has the meaning specified therefor in Section 3.01(e).

“Payment Office” means the Administrative Agent’s office located at Santa Monica, California, or at such other office or offices of the Administrative Agent as may be designated in writing from time to time by the Administrative Agent to the Collateral Agent and the Borrower.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Acquisition” means an Acquisition by the Borrower or any of its Subsidiaries if each of the following conditions shall have been satisfied:

(a)           no Default or Event of Default then exists or would result therefrom;

(b)           after giving effect to such Acquisition on a Pro Forma Basis, (i) the Loan Parties shall be in compliance with the covenant set forth in Section 7.03 (whether or not then in effect) recomputed as at the last day of the most recently ended Fiscal Quarter of the Parent for which financial statements are available (assuming, for purposes of Section 7.03, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant period for the testing of each of the financial covenants set forth in Section 7.03 ending on or prior to the date of such transaction, had occurred on the first day of such relevant fiscal period), (ii) Excess Availability is not less than 15% of the Total Revolving Credit Commitment and (iii) average Excess Availability for the thirty (30) consecutive day period ending on the date of such transaction and calculated after giving effect thereto, is not less than 15% of the Total Revolving Credit Commitment;

(c)           the Board of Directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such Acquisition (which opposition has not been publicly withdrawn);

(d)           all transactions in connection therewith shall be consummated in accordance with all applicable Laws;

(e)           the Borrower shall have furnished to the Agents at least three Business Days prior to the consummation of such Acquisition (i) an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of any Agent, such other information and documents that any Agent may reasonably request, including, without limitation, executed counterparts of the respective agreements, instruments or other documents pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, instruments or other documents, all organizational documents of the Person or business to be acquired (the “Target”) and all other material ancillary agreements, instruments or other documents to be executed or delivered in connection therewith, (ii) if the Purchase Price for such Acquisition is more than $20,000,000, pro forma financial statements of the Parent and its Subsidiaries after the consummation of such Acquisition, and pro forma financial statements of the Target to the extent available, (iii) a certificate of a senior financial officer of the Parent, demonstrating on a Pro Forma Basis compliance with the covenants set forth in Section 7.03 hereof (whether or not then in effect) immediately after the consummation of such Acquisition, and (iv) copies of such other material agreements, instruments or other documents (including, without limitation, the Loan Documents required by Section 7.01(b)) as any Agent shall reasonably request;

(f)            the Target and any Subsidiary formed as a result of such Acquisition shall be engaged in the same or a related business as the Loan Parties and as described in Section 7.02(d), and any such Subsidiary will be a direct, Wholly-Owned Subsidiary of a Loan Party;

(g)           such Acquisition shall be effected in such a manner so that the acquired Capital Stock or assets are owned either by a Loan Party or a Wholly Owned Subsidiary of a Loan Party and, if effected by merger or consolidation involving a Loan Party, such Loan Party shall be the continuing or surviving Person;

(h)           any such Target (and its equityholders) shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b);

(i)            any such Target shall be an entity organized under the laws of the United States, any State thereof, Canada, any province thereof or any other country that is a member of the Organization for Economic Cooperation and Development; and

(j)            the aggregate Purchase Price (i) for any such Acquisition effected after the Effective Date shall not exceed $50,000,000 (or, in the case of a Target that is not organized under the laws of the United States or a State thereof, $15,000,000), (ii) for all Acquisitions of Targets not organized under the laws of the United States or a State thereof effected after the Effective Date shall not exceed the dollar equivalent of $50,000,000, and (iii) for all such Acquisitions effected after the Effective Date shall not exceed $100,000,000.

In addition to the other restrictions and qualifications contained in the Agreement, it is agreed and understood that in no event shall any Account Receivable, Inventory or M&E acquired in connection with a Permitted Acquisition be deemed eligible for inclusion in the Borrowing Base hereunder unless and until the Administrative Agent has completed (at the Borrower’s expense) an audit and appraisal of such Property so acquired or to be acquired (which audit and appraisal shall be conducted in a manner that is consistent with the audits and appraisals conducted pursuant to Section 7.01(f)).

“Permitted Additional Debt” means Indebtedness incurred after the Effective Date, so long as (i) such Indebtedness is unsecured, (ii) the principal amount of such Indebtedness does not exceed $225,000,000 in the aggregate, (iii) no Event of Default exists after giving effect to the incurrence of such Indebtedness, (iv) the Consolidated Fixed Charge Coverage Ratio, calculated on a Pro Forma Basis after giving effect to the incurrence of such Indebtedness, is not less than the ratio required under Section 7.03 (whether or not then in effect), (v) such Indebtedness has no scheduled principal amortization and matures no sooner than one year following the Final Maturity Date, (vi) Excess Availability is not less than 15% of the Total Revolving Credit Commitment immediately before and after giving effect to the incurrence of such Indebtedness and (vii) such Indebtedness is evidenced by documentation containing covenants and defaults that are not materially more onerous or burdensome to the Loan Parties taken as a whole than the covenants and defaults in respect of this Agreement or the Senior Notes.

“Permitted Discretion” means the reasonable credit judgment (from the perspective of a secured asset-based lender), exercised in good faith in accordance with customary business practices, of the Administrative Agent for comparable asset-based lending transactions.

“Permitted Encumbrances” means Liens permitted to exist as set forth in clauses (b) (to the extent such taxes, assessments and governmental charges (i) are not yet delinquent or (ii) do not have priority over the Collateral Agent’s Liens), (c), (g) or (m) of the definition of “Permitted Lien”.

“Permitted Holder” means (i) the Sponsor, (ii) the members of management of any Loan Party and such Person’s Affiliates and Related Funds, and (iii) any limited partner of the Sponsor and any other Person that the Sponsor reasonably anticipates in good faith will be a limited partner of the Sponsor (together with the Affiliates and Related Funds of the foregoing).

“Permitted Indebtedness” means:

(a)           any Indebtedness owing to any Agent and any Lender under this Agreement and the other Loan Documents;

(b)           the Senior Notes and any Permitted Refinancing Indebtedness in respect of the Senior Notes;

(c)           any other Indebtedness listed on Schedule 7.02(b), and the Permitted Refinancing Indebtedness in respect of such Indebtedness;

(d)           Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Subsidiaries of the Parent in accordance with the provisions of Section 7.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (d) and clause (e) of this definition, does not exceed $25,000,000 at any time outstanding;

(e)           Indebtedness permitted by clause (e) of the definition of “Permitted Lien”;

(f)            Indebtedness permitted under Section 7.02(e);

(g)           Indebtedness of the Subsidiaries of the Parent that may be deemed to exist pursuant to any guaranties, bid, performance, surety, statutory or appeal bonds or similar obligations incurred in the ordinary course of business;

(h)           Contingent Obligations of the Borrower or any of its Subsidiaries in respect of Indebtedness expressly permitted hereunder; provided, that (i) the Borrower and the Subsidiary Guarantors may incur Contingent Obligations in respect of the Indebtedness of the Foreign Subsidiaries only if the aggregate principal amount of such Contingent Obligations, when combined with the investments, loans and investments outstanding pursuant to clause (ii) of Section 7.02(e), do not exceed $25,000,000 at any time, and (ii) a Subsidiary of the Parent shall not guarantee any Subordinated Indebtedness unless (A) such guarantee of the Subordinated Indebtedness is subordinated to the Obligations of such Subsidiary under the Loan Documents on terms no less favorable taken as a whole to the Lenders than the subordination provisions applicable to such Subordinated Indebtedness and (B) such guarantee of the Subordinated Indebtedness provides for the release and termination thereof, without action by any party, upon any release and termination of such guarantee of the Obligations in connection with the exercise by the Collateral Agent of any enforcement rights or powers under the Loan Documents after the occurrence and during the continuance of an Event of Default;

(i)            Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts and other cash management obligations, so long as such Indebtedness (i) is not for borrowed money, (ii) is incurred in the ordinary course of business and (iii) is not outstanding for more than five Business Days;

(j)            Indebtedness of the Subsidiaries of the Parent under any Hedging Agreement; provided, that (i) such Hedging Agreements are used solely as part of its normal business operations as a risk management strategy or hedge against changes resulting from market operations, and not as a means to speculate for investments purposes and trends and shifts in financial or commodities markets or for taking a “market view”, and (ii) such Hedging Agreements do not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(k)           Indebtedness under Seller Notes issued by a Loan Party after the Effective Date in connection with a Permitted Acquisition; provided, that (i) both immediately prior and after the issuance thereof no Default or Event of Default shall exist or result therefrom, (ii) no more than $25,000,000 aggregate principal amount of Indebtedness may be outstanding under this clause (k) at any time, (iii) such Seller Notes shall be unsecured and (iv) except for Seller Notes that do not require any principal amortization and mature no sooner than one year following the Final Maturity date, such Seller Notes shall be subject to a Seller Note Subordination Agreement;

(l)            endorsement of items for deposit or collection of commercial paper received in the ordinary course of business;

(m)          Indebtedness (i) owed to an insurance company or an Affiliate thereof for the financing of insurance premiums, or (ii) in the form of take-or-pay obligations contained in supply arrangements in the ordinary course of business;

(n)           Indebtedness assumed in connection with any Permitted Acquisition; provided, that (i) such Indebtedness is not incurred in contemplation of such Permitted Acquisition, (ii) such Indebtedness is not guaranteed in any respect by the Parent or any of its Subsidiaries, and any Permitted Refinancing Indebtedness in respect of such Indebtedness, and (iii) no more than $25,000,000 aggregate principal amount of Indebtedness may be outstanding under this clause (n) at any time;

(o)           Indebtedness for indemnification, adjustment of purchase price or similar obligations of the Loan Parties arising under any agreement with respect to a Permitted Acquisition or a Disposition permitted by Section 7.02(c)(ii);

(p)           unsecured Subordinated Indebtedness consisting of promissory notes issued by the Parent to current or former employees, officers or management personnel of the Loan Parties, or such employees’, officers’ or management personnel’s respective estates, heirs, permitted transferees, spouses or former spouses to finance the purchase or redemption of Capital Stock of the Parent permitted by Section 7.02(h);

(q)           Indebtedness with respect to a guarantee, surety bond or other Contingent Obligation, in form and substance sufficient to satisfy the requirements set forth at 10 CFR 30.35 or comparable state regulations, as applicable, the face amount of which shall be adjusted from time to time in accordance with applicable regulations to reflect adjustments to the decommissioning funding plan for the Facility;

(r)            Indebtedness of any Foreign Subsidiary of the Borrower for working capital owed to a third party (other than a Loan Party or an Affiliate of a Loan Party) in an aggregate principal amount at any time outstanding not to exceed $15,000,000 for all Foreign Subsidiaries;

(s)            Indebtedness representing deferred compensation for employees and officers of the Parent or its Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $5,000,000;

(t)            Permitted Additional Debt;

(u)           other Indebtedness of the Loan Parties and their Subsidiaries in an aggregate amount that does not exceed $15,000,000 at any time outstanding; and

(v)           other unsecured Indebtedness, where (i) the Consolidated Total Leverage Ratio for the Parent and its Subsidiaries for the then most recently ended four full Fiscal Quarters for which internal financial statements are available, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such four-quarter period, is not greater than 3.00:1.00, (ii) no Event of Default exists after giving effect to the incurrence of such Indebtedness, (iii) such Indebtedness has no scheduled principal amortization and matures no sooner than one year following the Final Maturity Date and (iv) such Indebtedness is evidenced by documentation containing covenants and defaults that are not materially more onerous or burdensome to the Loan Parties taken as a whole than the covenants and defaults in respect of this Agreement or the Senior Notes.

 “Permitted Liens” means:

(a)           Liens securing the Obligations;

(b)           Liens for taxes, assessments and governmental charges the payment of which is not yet required under Section 7.01(c);

(c)           Liens (other than any Lien imposed by ERISA) imposed by law, such as carriers’, warehousemen’s, mechanics’, landlord’s, materialmen’s and other similar Liens, in each case arising in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(d)           Liens described on Schedule 7.02(a); provided, that (i) no such Lien shall at any time be extended to cover any additional property not subject thereto on the Effective Date and improvements thereon, and (ii) the principal amount of the Indebtedness secured by such Liens shall not be extended, renewed, refunded or refinanced other than in accordance with clause (c) of the definition of Permitted Indebtedness;

(e)           (i)  purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries, (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 100% of the fair market value or the cost of the property so held or acquired and (C) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed at any one time outstanding $25,000,000;

(f)            deposits and pledges of cash securing (i) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

(g)           easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person’s business;

(h)           Liens arising out of judgments, attachments or awards not constituting an Event of Default hereunder, so long as the enforcement of any such Lien on any Collateral is stayed;

(i)            any interest or title of a lessor or sublessor under any operating lease or sublease to the Parent or any of its Subsidiaries and any contractual obligations relating thereto, in each case not involving the incurrence of Indebtedness, and any lease or sublease granted by the Borrower or any of its Subsidiaries in the ordinary course of its business that is not otherwise prohibited by this Agreement and not interfering in any respect with the ordinary conduct of the business of the Borrower or such Subsidiary;

(j)            purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business, in each case not involving the incurrence of Indebtedness;

(k)           licenses or sublicenses of patents, trademarks and other intellectual property rights granted by the Parent or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of the Parent or such Subsidiary;

(l)            Liens in favor of an insurer or an Affiliate thereof (or other Persons financing the payment of insurance premiums) for the premiums payable in respect of insurance policies issued by such insurer; provided, that such Liens are limited to such insurance policies, premium refunds and the proceeds of such insurance policies;

(m)          (i)  customary bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to Cash and Cash Equivalents and Liquid Investments on deposit in one or more accounts maintained by the Parent or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, that unless such Liens are nonconsensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) any Indebtedness, and (ii) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(n)           Liens on property of a Person existing at the time (i) such Person is merged with or into or consolidated with a Subsidiary of the Parent or (ii) such Subsidiary of the Parent acquires the Capital Stock of such Person; provided, that in each case such Liens (A) were in existence prior to and were not incurred in connection with or in contemplation of such merger, consolidation or acquisition, (B) do not secure Indebtedness other than Indebtedness permitted by clause (n) of the definition of Permitted Indebtedness and (C) do not encumber or extend to any Collateral or any other assets other than the assets acquired by, or the assets of, the Person merged into or consolidated with or acquired by such Subsidiary;

(o)           Liens solely on any cash earnest money deposits made by a Subsidiary of the Parent in connection with any letter of intent or purchase agreement for a Permitted Acquisition;

(p)           Liens on assets of Foreign Subsidiaries securing Indebtedness permitted by clause (r) of the definition of Permitted Indebtedness;

(q)           Liens securing Indebtedness permitted by subsection (d) of the definition of Permitted Indebtedness; and

(r)            Liens on Cash and Cash Equivalents in restricted accounts, which Liens secure Borrower’s obligations in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”; “procurement cards” or “p-cards”); provided, however, that the aggregate amount of Cash and Cash Equivalents permitted to be subject to such Liens pursuant to this clause (r) shall not exceed $500,000 in the aggregate; and

(s)            with respect to any real property Collateral that is subject to a Mortgage, exceptions to title set forth in the title policies issued to Collateral Agent in connection with the Mortgage applicable to such real property Collateral; and

(t)            other Liens (not covering Accounts Receivable, Inventory or M&E) not otherwise permitted by this Section; provided, that the aggregate amount of obligations secured thereby does not exceed $15,000,000.

 “Permitted Refinancing Indebtedness” means, in respect of any Indebtedness (the “Original Indebtedness”), Indebtedness the net proceeds of which are applied to refund, refinance, repurchase or retire such Original Indebtedness; provided, that: (a) no Subsidiary of the Parent that shall not have been and shall not have been required to be liable (whether as an obligor or under a guarantee) for such Original Indebtedness shall be liable for such Permitted Refinancing Indebtedness; (b) such Permitted Refinancing Indebtedness shall not include (i) restrictions on the payment of dividends or the making or repayment of loans or advances by Subsidiaries and (ii) default provisions, in each case that are materially less favorable to the Loan Parties or the Lenders than the corresponding restrictions, if any, and the default provisions contained in the documentation governing such Original Indebtedness; (c) if such Original Indebtedness shall have been subordinated to the Obligations, such Permitted Refinancing Indebtedness shall also be subordinated to the Obligations on customary terms not less favorable to the Lenders; (d) such Permitted Refinancing Indebtedness shall not mature, and shall not be required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof prior to the maturity of such Original Indebtedness (except, in each case, upon the occurrence of an event of default, a change in control or a similar event under the documentation governing such Permitted Refinancing

Indebtedness) and such Permitted Refinancing Indebtedness shall not shorten the weighted average life of such Original Indebtedness; (e) such Permitted Refinancing Indebtedness shall be in an aggregate principal amount that is equal to or less than the aggregate principal amount of such Original Indebtedness then outstanding (plus accrued interest and premiums thereon and any reasonable fees and expenses related to the issuance of such Permitted Refinancing Indebtedness); (f) if such Original Indebtedness shall have been unsecured, such Permitted Refinancing Indebtedness shall also be unsecured; and (g) the interest rate and fees payable with respect to such Permitted Refinancing Indebtedness shall be on then current market terms.

“Permitted Tax Distributions” means payments, dividends or distributions by the Borrower to the Parent and by the Parent to the Ultimate Parent in order to permit the Ultimate Parent to pay consolidated, combined or unitary foreign, federal, state or local taxes not payable directly by the Parent, the Borrower or any of their Subsidiaries, which payments by the Parent and the Borrower to the Ultimate Parent are not in excess of the tax liabilities that would have been payable by the Parent, the Borrower and their Subsidiaries as if such entities reported and paid such taxes on a consolidated basis solely with one another.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

“Plan” means any Employee Plan or Multiemployer Plan.

“Post-Default Rate” means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 2.0%, or, if a rate of interest is not otherwise in effect, interest at the highest rate specified herein for any Revolving Loan then outstanding prior to an Event of Default plus 2.0%.

“Pro Forma Basis” means on a basis in accordance with GAAP and Regulation S-X or on a basis that is otherwise reasonably satisfactory to the Administrative Agent (including in a manner that includes such other pro forma expense and cost savings as are approved by the Administrative Agent in its reasonable discretion).

“Pro Rata Share” means the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment, by (ii) the Total Revolving Credit Commitment, provided, that if the Total Revolving Credit Commitment has been reduced to zero, the numerator shall be the aggregate unpaid principal amount of such Lender’s Revolving Loans and its interest in the Letter of Credit Obligations and the denominator shall be the aggregate unpaid principal amount of all Revolving Loans and Letter of Credit Obligations; provided further, that for purposes of Section 2.14 and otherwise herein, when there is a Defaulting Lender, any such Defaulting Lender’s Revolving Credit Commitment shall be disregarded in any such calculations.

“Protective Advance” has the meaning specified therefor in Section 2.01(d).

“Products” means any radiopharmaceuticals, nuclear, ultrasound or other imaging agents, and technetium generators, including, without limitation, Ablavar, Cardiolite, Definity, Gallium, Miraluma, Neurolite, Technelite, Thallium, Xenon and any research and development pipeline products.

“Purchase Price” means, with respect to any Acquisition, an amount equal to the sum of (i) the aggregate consideration, whether cash, property or securities (including, without limitation, the fair market value of any Capital Stock of any Loan Party or any of its Subsidiaries issued in connection with such acquisition), paid or delivered by the Parent or any of its Subsidiaries (whether as initial consideration or through the payment or disposition of deferred consideration, including, without limitation, in the form of seller financing, royalty payments (other than bona fide royalty payments), payments allocated towards non-compete covenants, payments to principals for consulting services or other similar payments) in connection with such Acquisition, plus (ii) the aggregate principal amount of the Seller Notes issued in connection with such Acquisition.

“Qualified Capital Stock” of any person shall mean any Capital Stock of such Person that is not Disqualified Capital Stock.

“Qualified ECP Party” means, in respect of any Hedging Liability, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty, keepwell, or grant of the relevant security interest becomes effective with respect to such Hedging Liability or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

 “Qualifying IPO” means the issuance by the Parent or any direct or indirect parent of the Parent of its common Capital Stock in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Rating Agencies” has the meaning specified therefor in Section 2.07.

“Reference Rate” means, for any day, the rate per annum equal to the greater of: (a) the Federal Funds Rate plus ½%, and (b) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Reference Rate Loan” means a Revolving Loan bearing interest calculated based upon the Reference Rate.

“Register” has the meaning specified therefor in Section 12.07(d).

“Registered Loans” has the meaning specified therefor in Section 12.07(d).

“Regulation S-X” means Regulation S-X promulgated under the Securities Act.

“Regulation T”, “Regulation U” and “Regulation X” mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

“Reimbursement Obligations” has the meaning specified therefor in Section 3.01(c).

“Related Fund” means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

“Related Party Assignment” has the meaning specified therefor in Section 12.07(b).

“Related Party Register” has the meaning specified therefor in Section 12.07(d).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. § 9601.

“Reportable Event” means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC or for which the 30-day notice period is waived under the regulations promulgated under such Section).

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Loan Parties’ assets from information furnished by or on behalf of the Loan Parties, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent, subject to the provisions of Section 12.19.

“Required Lenders” means Lenders whose Pro Rata Shares aggregate at least sixty-six and two thirds percent (66 2/3%); provided, that at any time there are two or more Lenders that are not Affiliates of one another, “Required Lenders” must include at least two Lenders that are not Affiliates of one another.

“Reserve Percentage” means the maximum reserve percentage, expressed as a decimal, at which reserves (including, without limitation, any emergency, marginal, special, and supplemental reserves) are imposed by the Board of Governors of the Federal Reserve System (or any successor) on “eurocurrency liabilities”, as defined in such Board’s Regulation D (or any successor thereto), subject to any amendments of such reserve requirement by such Board or its successor, taking into account any transitional adjustments thereto.  For purposes of this definition, the relevant Revolving Loans shall be deemed to be “eurocurrency liabilities” as defined in Regulation D without benefit or credit for any prorations, exemptions or offsets under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Reserves” means the Landlord Lien Reserve and any and all other reserves established in accordance with and subject to Section 2.16.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans and (b) its Letter of Credit Obligations.

“Revolving Credit Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans to the Borrower in the amount set forth opposite such Lender’s name in Schedule 1.01(A) hereto, as such amount may be terminated or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Loan” means a loan made by a Lender to the Borrower pursuant to Section 2.01 (or any other provision of this agreement and designated as a Revolving Loan).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“SEC” means the Securities and Exchange Commission or any other similar or successor agency of the federal government administering the Securities Act.

“Secured Parties” means, individually and collectively, the Agents, the Lenders, any Affiliate of a Lender in its capacity as a holder of any Hedging Liability or any Funds Transfer and Deposit Account Liability, and the L/C Issuers.

“Securities Act” means the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

“Securitization” has the meaning specified therefor in Section 2.07.

“Security Agreement” means a Pledge and Security Agreement (as may be amended, restated, supplemented or otherwise modified from time to time) made by a Loan Party in favor of the Collateral Agent for the benefit of the Agents and the Lenders, substantially in the form of Exhibit B, securing the Obligations, and delivered to the Collateral Agent.

“Seller Note Subordination Agreement” means a Subordination Agreement among a holder of a Seller Note, the applicable Loan Party and the Administrative Agent, each in form and substance reasonably satisfactory to the Administrative Agent.

“Seller Notes” means any seller promissory note to be issued by the Parent or any of its Subsidiaries after the Effective Date in connection with a Permitted Acquisition.

“Senior Note Documents” means the Senior Note Indenture, the Senior Notes and all documents entered into in connection therewith.

“Senior Note Indenture” means the Indenture, dated as of May 10, 2010, between the Borrower, the subsidiary guarantors party thereto and Wilmington Trust FSB, as trustee, governing the Senior Notes.

“Senior Notes” means the 9.75% Senior Notes due 2017 issued by the Borrower in an aggregate principal amount of $250,000,000 pursuant to the Indenture, any exchange notes issued in respect thereof on substantially similar terms and the 2011 Senior Notes.

“Settlement Period” has the meaning specified therefor in Section 2.02(d)(i) hereof.

“Solvent” means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, and (iv) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital.

“Specified Event of Default” means an Event of Default under Sections 9.01(a), 9.01(c)(i) (solely with respect to a breach of Section 7.03), 9.01(c)(i) (with respect to a breach of Section 7.01(a)(i), (ii), (iii), or (iv), solely to the extent that (a) a Covenant Trigger Period has occurred and is continuing and (b) such items are not delivered within 45 days after the due date; it being agreed that for purposes of this definition, the requirement to deliver financial statements and an audit report required by Section

7.01(a)(ii) may be satisfied by delivery of unaudited financials for the corresponding period), 9.01(c)(i) (solely with respect to a breach of Section 7.01(a)(x)), 9.01(f) or 9.01(g).

“Specified Location” has the meaning set forth in the definition of “Landlord Lien Reserve.”

“Sponsor” means (i) Avista Capital Partners, LP and Avista Capital Partners (Offshore), LP, (ii) any Affiliate thereof and (iii) any Related Fund thereto.

“Standard Letter of Credit Practice” means, for L/C Issuer, any domestic or foreign law or letter of credit practices applicable in the city in which L/C Issuer issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subject Indebtedness” means any of the Senior Notes, any Subordinated Indebtedness, any Permitted Additional Debt, and any Indebtedness incurred pursuant to clause (v) of the definition of Permitted Indebtedness.

“Subordinated Indebtedness” means Indebtedness of any Loan Party the terms of which are reasonably satisfactory to the Administrative Agent and which has been expressly subordinated in right of payment to all Obligations (i) by the execution and delivery of a subordination agreement, in form and substance reasonably satisfactory to the Administrative Agent, or (ii) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) reasonably satisfactory to the Administrative Agent.

“Subsidiary” means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person.

“Subsidiary Guarantor” means a Subsidiary of the Borrower that is a Guarantor.

“Taxes” has the meaning specified therefor in Section 2.08(a).

“Termination Event” means (i) a Reportable Event with respect to any Employee Plan, (ii) any event with respect to any Plan or any employee pension benefit plan (as defined in Section 3(2) of ERISA) covered by Title IV of ERISA in which any Loan Party or ERISA Affiliate was a participating employer at any time during the six (6) calendar years preceding the date of any borrowing hereunder that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 406, 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the Internal Revenue Code, (iii) the provision by the administrator of any Employee Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such Employee Plan in a distress termination described in Section 4041(c) of ERISA or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, (v) any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan, or (vi) failure to make by its due date a required installment under Section 412 of the Internal Revenue Code.

“Title Insurance Policy” means a mortgagee’s loan policy or marked-up unconditional binder for such insurance policy, in form and substance reasonably satisfactory to the Collateral Agent, together with all endorsements made from time to time thereto to the extent available is the applicable jurisdiction, issued by or on behalf of a title insurance company reasonably satisfactory to the Collateral Agent, insuring the Lien created by a Mortgage in an amount and on terms reasonably satisfactory to the Collateral Agent, delivered to the Collateral Agent.

“Total Revolving Credit Commitment” means the sum of the amounts of the Lenders’ Revolving Credit Commitments.

“Total Revolving Exposure” means, at any time, the sum of the Revolving Exposures of all Lenders then outstanding.

“Transactions” means, collectively, (a) the amendment and restatement hereunder of all outstanding obligations under the Original Credit Agreement, (b) the execution, delivery and performance of the Loan Documents and (c) the payment of all fees and expenses to be paid on or around the Effective Date and owing in connection with the foregoing.

“Transferee” has the meaning specified therefor in Section 2.08(a).

“Trust Funds” means any Cash and Cash Equivalents or other investment property comprised of (a) funds used or to be used solely and exclusively for payroll and payroll or withholding taxes and other employee benefit payments to or for the benefit of any Loan Party’s employees, (b) funds used or to be used solely and exclusively to pay all Taxes required to be collected or withheld from Third Parties for payment to any Governmental Authority or (c) any other funds which any Loan Party holds as an escrow or fiduciary for another Person (other than the Loan Parties).

“Trust Fund Account” means any account containing Cash and Cash Equivalents consisting solely and exclusively of Trust Funds.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

 “Uniform Commercial Code” has the meaning specified therefor in Section 1.03.

“Ultimate Parent” means Lantheus MI Holdings, Inc., a Delaware corporation.

“Unused Line Fee” has the meaning specified therefor in Section 2.06(b).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended or amended.

“Value” means, with respect to any Inventory, its value determined on the basis of the lower of cost or market, calculated on a moving average cost basis.

“WARN” has the meaning specified therefor in Section 6.01(x).

“Wells Fargo” has the meaning specified therefor in the preamble hereto.

“Wholly Owned Subsidiary” means, as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries of such Person.

Section 1.02.         Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections , Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.  References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.    Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations, or phrases of like meaning, shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Revolving Loans, together with the payment of any premium applicable to the repayment of the Revolving Loans, (ii) all unpaid fees, costs and expenses and other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of Funds Transfer and Deposit Account Liability, providing Funds Transfer and Deposit Account Collateralization, (d) the receipt by Collateral Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to any Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys fees and legal expenses), such cash collateral to be in such amount as any Agent reasonably determines is appropriate to secure such contingent Obligations, such cash collateral not to exceed 105% of the maximum amount of exposure determined by any such Agent, (e) the payment or repayment in full in immediately available funds of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Secured Parties) other than (i) unasserted contingent indemnification Obligations, and (ii) any Hedging Liability that, at such time, are allowed by the applicable Secured Party to remain outstanding without being required to be repaid or cash collateralized, and (f) the termination of all of the Revolving Credit Commitments of the Lenders.

Section 1.03.         Accounting and Other Terms.

Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP.  All terms used in this Agreement (including in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto herein.  Any terms (whether capitalized or lower case) used in this Agreement that are defined in the Uniform Commercial Code as in effect from time to time in the State of New York (the “Code”) shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern; provided further, that terms used herein which are defined in the Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as any Agent may otherwise determine.

Section 1.04.         Time References.

Unless otherwise indicated herein, all references to time of day refer to Pacific Standard Time or Pacific daylight saving time, as in effect in Los Angeles, California on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; provided, that with respect to a computation of fees or interest payable to any Agent, any Lender or the L/C Issuer, such period shall in any event consist of at least one full day.

ARTICLE II

THE LOANS

Section 2.01.         Revolving Credit Commitments.

(a)           Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Loans to the Borrower at any time and from time to time on and after the Effective Date to the Final Maturity Date, or until the earlier reduction of its Revolving Credit Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Revolving Loans at any time outstanding not to exceed the amount of such Lender’s Revolving Credit Commitment.  On the Effective Date, all “Revolving Loans” (as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement (the “Existing Revolving Loans”) shall be converted into Revolving Loans hereunder, it being understood that no repayment of the Existing Revolving Loans is being effected hereby, but merely an amendment, restatement, and renewal in accordance with the terms hereof.

(b)           The Total Revolving Exposure shall not at any time exceed the lesser of (i) the Total Revolving Credit Commitment and (ii) the Borrowing Base (such lesser amount, the “Line Cap”).  The Revolving Credit Commitment of each Lender shall automatically and permanently be reduced to zero on the Final Maturity Date.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay and reborrow the Revolving Loans, on or after the Effective Date and prior to the Final Maturity Date, subject to the terms, provisions and limitations set forth herein.

(c)           The Lenders hereby agree to make (and shall hereby be deemed to have made) such inter-Lender assignments as may be required on the Closing Date to give effect to the allocation of Revolving Credit Commitments reflected on Schedule 1.01A hereto.

(d)           Notwithstanding the foregoing provisions of this Section 2.01, the Administrative Agent may elect in its sole and absolute discretion to make or allow to remain outstanding, Revolving Loans to the Borrower at a time when the Total Revolving Exposure exceeds, or would exceed with the making of any such Revolving Loan, the Line Cap (such Revolving Loans being herein referred to individually as an “Overadvance” and, collectively, “Overadvances”), so long as (1) no Overadvance (except for and excluding amounts charged to the Loan Account for interest, fees, costs, and expenses that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents) shall continue for more than 30 consecutive days without the consent of the Required Lenders and (2) the aggregate amount of all Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, costs, and expenses that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents) at any time outstanding is not known by the Administrative Agent to exceed 10% of the Borrowing Base.  The Administrative Agent is hereby authorized by the Borrower and each Lender, in its sole discretion, at any time that any conditions set forth in Article V are not satisfied, to make Revolving Loans if the Administrative Agent deems such Revolving Loans necessary or desirable to preserve or protect Collateral or to enhance the collectability or repayment of Obligations (“Protective Advances”).  The aggregate outstanding principal amount of Protective Advances at any time shall not exceed (when combined with any outstanding Overadvance) 10% of the Borrowing Base.  In no event shall an Overadvance or Protective Advance be made or permitted to continue to the extent it would cause Total Revolving Exposure to exceed the Total Revolving Credit Commitment.  Each Overadvance and Protective Advance shall be deemed to be a Revolving Loan hereunder (provided, that Overadvances and Protective Advances shall be repayable on demand) and shall bear interest at the rate applicable to Reference Rate Loans.  Administrative Agent’s determination that funding or permitting an Overadvance or a Protective Advance is appropriate shall be conclusive. Each Lender agrees to fund to the Administrative Agent its Pro Rata Share of any Overadvance or Protective Advance upon written demand by the Administrative Agent, and each Lender’s obligation to fund its Pro Rata Share of any Overadvance or Protective Advance shall be absolute and unconditional and shall not be affected by any circumstance, including (A) the failure of any conditions set forth in Article V hereof to be satisfied, (B) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Administrative Agent, the Borrower or any other Person for any reason whatsoever, (C) the occurrence or continuance of a Default, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing.  In no event shall the Borrower or any other Loan Party be deemed a beneficiary of this Section 2.01(d) nor authorized to enforce or amend any of its terms.

(e)           The Borrower may request during the term of this Agreement an increase in the Total Revolving Credit Commitment in an aggregate principal amount of up to $25,000,000 (collectively, the “Facilities Increase”), provided, that any request for any Facilities Increase shall be for a Facilities Increase in a minimum amount of $1,000,000 and shall be in an integral multiple of $1,000,000.

(i)            The Borrower may request the Facilities Increase by giving to the Administrative Agent written notice of its request for the Facilities Increase (the “Facilities Increase Request”), which shall specify the date for the effectiveness of the Facilities Increase and the making of any revolving loan pursuant to the Facilities Increase (which shall be at least seven Business Days after the receipt by the Administrative Agent of the Facilities Increase Request and shall otherwise be in accordance with the terms of Section 2.02 for the making of a Revolving Loan).

(ii)           The Facilities Increase shall be subject to the satisfaction of the following conditions as of the date of the Facilities Increase becomes effective (the “Facilities Increase

Effective Date”) (and the Administrative Agent shall have received a certificate by a duly authorized officer of the Borrower, certifying as to the following): (A) no Default or Event of Default shall have occurred and be continuing under this Agreement, (B) the representations and warranties contained in this Agreement and in each other Loan Document, certificate, financial statement, report or statement of fact delivered to any Agent or any Lender pursuant hereto or thereto on or prior to each such date are true and correct in all material respects (except that such materiality qualifier shall not apply to any representation or warranty that already is qualified or modified by materiality in the text thereof) on and as of such date as though made on and as of such date (except to the extent any such representation or warranty relates specifically to a prior date, in which case such representation or warranty shall have been true and correct in all material respects (except that such materiality qualifier shall not apply to any representation or warranty that already is qualified or modified by materiality in the text thereof) as of such date), (C) the Parent and its Subsidiaries shall be in compliance, on a pro forma basis after giving effect to the incurrence of Indebtedness contemplated by the Facilities Increase, with the financial covenant set forth in Section 7.03 (whether or not then in effect), recomputed as at the last day of the most recently ended Fiscal Quarter of the Parent for which financial statements have been delivered pursuant to Section 7.01(a)(i) or (ii) are available, as if such Indebtedness had been incurred on the first day of each relevant period for testing such compliance, (D) at the time of the Facilities Increase, the conditions precedent to each extension of credit under the Loan Documents shall have been satisfied or waived in writing by the Administrative Agent and the Required Lenders, (E) the revolving loans contemplated by the Facilities Increase shall rank pari passu in right of payment and security with the Revolving Loans and the terms and conditions of such new revolving loans shall be substantially the same as the terms and conditions for the Revolving Loans (it being agreed and understood that if the interest rates applicable to the revolving loans contemplated by the Facilities Increase are greater than the interest rates for the Revolving Loans, then the interest rates for the Revolving Loans shall be increased to the extent necessary so that the interest rates applicable to the revolving loans contemplated by the Facilities Increase do not exceed the interest rates for the Revolving Loans), (F) the Lenders shall have agreed to provide the Facilities Increase (it being understood and agreed that no Lender has any obligation whatsoever to provide all or any portion of the Facilities Increase) or, if the Lenders do not provide the Facilities Increase, other financial institutions, reasonably acceptable to the Administrative Agent and the Borrower, shall have committed to be Lenders under and fund the Facilities Increase, and (G) all reasonable out-of-pocket fees, costs and expenses of the Agents (including, without limitation, legal fees, costs and expenses) in respect of the Facilities Increase shall have been paid.  In addition, the Agents shall have received such agreements, amendments, instruments, approvals, legal opinions and other documents, each in form and substance reasonably satisfactory to the Agents, as the Agents shall reasonably request.

(iii)          Notwithstanding anything herein to the contrary, no Lender shall have any obligation to provide or otherwise participate in the Facilities Increase.

(iv)          On any Facilities Increase Effective Date, (A) each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Facilities Increase (each, a “Facilities Increase Lender”) in respect of such increase, and each such Facilities Increase Lender will automatically and without further act be deemed to have assumed a portion of such Lender’s participations hereunder in outstanding Letters of Credit such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding participations hereunder in Letters of Credit held by each Lender (including each such Facilities Increase Lender) will equal the percentage of the aggregate Revolving Credit Commitments of all Lenders represented by such Lender’s Revolving Credit Commitment and (ii) if, on the date of such Facilities Increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Facilities Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in the Revolving Credit Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.10.

Section 2.02.         Making the Revolving Loans.

(a)           The Borrower shall give the Administrative Agent prior written notice in substantially the form of Exhibit D hereto (a “Notice of Borrowing”), not later than 10:00 a.m., with notice of such Notice of Borrowing to be provided by the Administrative Agent to the Lenders no later than the close of business on the Business Day received, (x) in the case of a borrowing consisting of a Reference Rate Loan, on the date which is one Business Day prior to the date of the proposed Revolving Loan and (y) in the case of a borrowing consisting of a LIBOR Rate Loan, on the date which is three Business Days prior to the date of the proposed Revolving Loan.  Such Notice of Borrowing shall be irrevocable and shall specify (i) the principal amount of the proposed Revolving Loan, (ii) whether such Revolving Loan is requested to be a Reference Rate Loan or a LIBOR Rate Loan and, in the case of a LIBOR Rate Loan, the initial Interest Period with respect thereto, and (iii) the proposed borrowing date, which must be a Business Day.  The Agents and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Agents in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Agents).  Each Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Revolving Loan on behalf of the Borrower until the Agents receives written notice to the contrary.  The Agents and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing.

(b)           Each Notice of Borrowing pursuant to this Section 2.02 shall be irrevocable and the Borrower shall be bound to make a borrowing in accordance therewith.  Each Revolving Loan shall be made in a minimum amount of $1,000,000 and shall be in an integral multiple of $500,000.

(c)           (i)  Except as otherwise provided in this subsection 2.02(c), all Revolving Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Revolving Credit Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligations to make a Revolving Loan requested hereunder, nor shall the Revolving Credit Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender’s obligation to make a Revolving Loan requested hereunder, and each Lender shall be obligated to make the Revolving Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

(ii)           Notwithstanding any other provision of this Agreement, and in order to reduce the number of fund transfers among the Borrower, the Agents and the Lenders, the Borrower, the Agents and the Lenders agree that the Administrative Agent may (but shall not be obligated to), and the Borrower and the Lenders hereby irrevocably authorize the Administrative Agent to, fund, on behalf of the Lenders, Revolving Loans pursuant to Section 2.01, subject to the procedures for settlement set forth in subsection 2.02(d); provided, that (a) the Administrative Agent shall in no event fund any such Revolving Loans if the Administrative Agent shall have received written notice from the Required Lenders on the Business Day prior to the date of the proposed Revolving Loan that one or more of the conditions precedent contained in Section 5.02 will not be satisfied at the time of the proposed Revolving Loan, and (b) the Administrative Agent shall not otherwise be required to determine that, or take notice whether, the conditions precedent in Section 5.02 have been satisfied.  If the Borrower gives a Notice of Borrowing requesting a Revolving Loan and the Administrative Agent elects not to fund such Revolving Loan on behalf of the Lenders, then promptly after receipt of the Notice of Borrowing requesting such Revolving Loan, the Administrative Agent shall notify each Lender that it will not be funding the requested Revolving Loan on behalf of the Lenders.  If the Administrative Agent notifies the Lenders that it will not fund a requested Revolving Loan on behalf of the Lenders, each Lender shall make its Pro Rata Share of the Revolving Loan available to the Administrative Agent, in immediately available funds, in the Administrative Agent’s Account no later than 10:00 a.m. (provided, that the Administrative Agent requests payment from such Lender not later than 2:00 p.m. on the Business Day that is one Business Day prior to the date of the proposed Revolving Loan)) on the date of the proposed Revolving Loan.  The Administrative Agent will make the proceeds of such Revolving Loans available to the Borrower on the day of the proposed Revolving Loan by causing an amount, in immediately available funds, equal to the proceeds of all such Revolving Loans received by the Administrative Agent in the Administrative Agent’s Account or the amount funded by the Administrative Agent on behalf of the Lenders to be deposited in an account designated by the Borrower.

(iii)          If the Administrative Agent has notified the Lenders that the Administrative Agent, on behalf of the Lenders, will not fund a particular Revolving Loan pursuant to subsection 2.02(c)(ii), the Administrative Agent may assume that each such Lender has made such amount available to the Administrative Agent on such day and the Administrative Agent, in its sole discretion, may, but shall not be obligated to, cause a corresponding amount to be made available to the Borrower on such day.  If the Administrative Agent makes such corresponding amount available to the Borrower and such corresponding amount is not in fact made available to the Administrative Agent by any such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.  During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account.  Upon any such failure by a Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account.

(iv)          Nothing in this subsection 2.02(c) shall be deemed to relieve any Lender from its obligations to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

(d)           (i)  With respect to all periods for which the Administrative Agent has funded Revolving Loans pursuant to subsection 2.02(c), on Wednesday of each week, or if the applicable Wednesday is not a Business Day, then on the following Business Day, or such shorter period as the Administrative Agent may from time to time select (any such week or shorter period being herein called a “Settlement Period”), the Administrative Agent shall notify each Lender of the unpaid principal amount of the Revolving Loans outstanding as of the last day of each such Settlement Period.  In the event that such amount is greater than the unpaid principal amount of the Revolving Loans outstanding on the last day of the Settlement Period immediately preceding such Settlement Period (or, if there has been no preceding Settlement Period, the amount of the Revolving Loans made on the date of such Lender’s initial funding), each Lender shall promptly (and in any event not later than 1:00 p.m. if the Administrative Agent requests payment from such Lender not later than 1:00 p.m. on the Business Day immediately prior to the date of such requested settlement) make available to the Administrative Agent its Pro Rata Share of the difference in immediately available funds.  In the event that such amount is less than such unpaid principal amount, the Administrative Agent shall promptly pay over to each Lender its Pro Rata Share of the difference in immediately available funds.  In addition, if the Administrative Agent shall so request at any time when a Default or an Event of Default shall have occurred and be continuing, or any other event shall have occurred as a result of which the Administrative Agent shall determine that it is desirable to present claims against the Borrower for repayment, each Lender shall promptly remit to the Administrative Agent or, as the case may be, the Administrative Agent shall promptly remit to each Lender, sufficient funds to adjust the interests of the Lenders in the then outstanding Revolving Loans to such an extent that, after giving effect to such adjustment, each such Lender’s interest in the then outstanding Revolving Loans will be equal to its Pro Rata Share thereof.  The obligations of the Administrative Agent and each Lender under this subsection 2.02(d) shall be absolute and unconditional.  Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Revolving Loans which have been funded by such Lender.

(ii)           In the event that any Lender fails to make any payment required to be made by it pursuant to subsection 2.02(d)(i), the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.  During the period in which such Lender has not paid such corresponding amount to the Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the amount so advanced by the Administrative Agent to the Borrower shall, for all purposes hereof, be a Revolving Loan made by the Administrative Agent for its own account.  Upon any such failure by a Lender to pay the Administrative Agent, the Administrative Agent shall promptly thereafter notify the Borrower of such failure and the Borrower shall immediately pay such corresponding amount to the Administrative Agent for its own account.  Nothing in this subsection 2.02(d)(ii) shall be deemed to relieve any Lender from its obligation to fulfill its Revolving Credit Commitment hereunder or to prejudice any rights that the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

Section 2.03.         Repayment of Revolving Loans; Evidence of Debt.

(a)           The outstanding principal of all Revolving Loans shall be due and payable on the Final Maturity Date.

(b)           Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Revolving Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)           The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Revolving Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)           Subject to the Register described in Section 12.07(d), the entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Revolving Loans in accordance with the terms of this Agreement.

(e)           Any Lender may request that Revolving Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Collateral Agent and reasonably acceptable to the Borrower.  Thereafter, the Revolving Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 12.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.04.         Interest.

(a)           Reference Rate Loans.  Each Reference Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Revolving Loan until such principal amount becomes due, at a rate per annum equal to the Reference Rate plus the Applicable Margin.

(b)           LIBOR Rate Loans.  Each LIBOR Rate Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date of such Revolving Loan until such principal amount becomes due, at a rate per annum equal to the LIBOR Rate plus the Applicable Margin.

(c)           Default Interest.  To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default and the giving of notice by the Administrative Agent to the Borrower (which the Administrative Agent shall provide at the election of, and upon direction from, the Required Lenders), (i) the principal of, and all accrued and unpaid interest on, all Revolving Loans, fees, indemnities, outstanding Reimbursement Obligations or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate, and (ii) the Letter of Credit Fees shall be increased by two percentage points above the per annum rate otherwise applicable hereunder.

(d)           Interest Payment.  Interest on each Reference Rate Loan shall be payable quarterly, in arrears, on the first day of each October, January, April, and July (commencing on October 1, 2013), and at maturity (whether upon demand, by acceleration or otherwise).  Interest on each LIBOR Rate Loan shall be payable in arrears, on the last day of each Interest Period of such LIBOR Rate Loan, at maturity (whether upon demand, by acceleration or otherwise), and, if the applicable Interest Period is longer than three months, on each day occurring every three (3) months after the commencement of such Interest Period.  Interest on Reimbursement Obligations shall be payable when such Reimbursement Obligation is due and payable.  Interest at the Post-Default Rate shall be payable on demand.  Borrower hereby authorizes the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 with the amount of any interest payment due hereunder.

(e)           General.  All interest shall be computed (i) with respect to LIBOR Rate Loans, on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed and (ii) with respect to Reference Rate Loans, on the basis of a year of 365 or 366 days, as applicable, for the actual number of days, including the first day but excluding the last day, elapsed.

Section 2.05.         Reduction of Revolving Credit Commitment; Prepayment of Revolving Loans.

(a)           Reduction of Revolving Credit Commitments.  The Total Revolving Credit Commitment shall terminate on the Final Maturity Date.  The Borrower may, without premium or penalty, reduce the Total Revolving Credit Commitment to an amount (which may be zero) not less than the sum of (A) the aggregate unpaid principal amount of all Revolving Loans then outstanding, (B) the aggregate principal amount of all Revolving Loans not yet made as to which a Notice of Borrowing has been given by the

Borrower under Section 2.02, (C) the Letter of Credit Obligations at such time and (D) the stated amount of all Letters of Credit not yet issued as to which a request has been made and not withdrawn.  Each such reduction shall be in an amount which is an integral multiple of $1,000,000 (unless the Total Revolving Credit Commitment in effect immediately prior to such reduction is less than $1,000,000), shall be made by providing not less than three Business Days’ prior written notice to the Administrative Agent and shall be irrevocable, provided, that such notice delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided further, that the Borrower shall remain obligated to make any payments pursuant to Section 2.10 as though they had failed to repay a LIBOR Rate Loan.  Once reduced, the Total Revolving Credit Commitment may not be increased.  Each such reduction of the Total Revolving Credit Commitment shall reduce the Revolving Credit Commitment of each Lender proportionately in accordance with its Pro Rata Share thereof.

(b)           Optional Prepayment of Revolving Loans.  The Borrower may prepay without penalty or premium the principal of any Revolving Loan, in whole or in part.

(i)            Prepayment In Full.  The Borrower may, upon at least three Business Days prior written notice to the Administrative Agent, terminate this Agreement by making payment in full of the Obligations, including paying to the Administrative Agent, in cash, the Obligations then due and payable (including either (A) Cash Collateralization of the Letter of Credit Obligations or (B) causing the original Letters of Credit to be returned to the Administrative Agent), in full.  If the Borrower has sent a notice of termination pursuant to this clause (iii), then the Lenders’ obligations to extend credit hereunder shall terminate and the Borrower shall be obligated to repay the Obligations then outstanding (including either (A) Cash Collateralization of the Letter of Credit Obligations or (B) causing the original Letters of Credit to be returned to the Administrative Agent), in full, on the date set forth as the date of termination of this Agreement in such notice, except that such notice may be conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied, provided, that the Borrower shall indemnify the Lenders against any loss or expense incurred therefrom in accordance with Section 2.10.

(c)           Mandatory Prepayment.

(i)            In the event and on each Business Day on which the Total Revolving Exposure exceeds the Line Cap, the Borrower shall prepay the Revolving Loans and/or reduce Letter of Credit Obligations, in an aggregate amount equal to such excess by taking the following actions: (A) first, prepayment of Revolving Loans and (B) second, with respect to such excess Letter of Credit Obligations, Cash Collateralization of such Letters of Credit (but in any event, such payments of Revolving Loans and such Cash Collateralization of Letters of Credit shall in the aggregate be equal to such excess); provided, that if the circumstances described in this clause (c)(i) are the result of the imposition of or increase in a Reserve, the Borrower shall not be required to make the initial prepayment or deposit until the third Business Day following the date on which Administrative Agent notifies the Borrower of such imposition or increase.

(ii)           At all times after the occurrence and during the continuance of a Cash Dominion Period and notification thereof by the Administrative Agent to the Borrower (subject to the provisions of Section 4.04(b) and to any applicable terms of the Security Agreement), on each Business Day, at or before 1:00 p.m., New York City time, the Administrative Agent shall apply all immediately available funds credited to the Administrative Agent Account or otherwise received by Administrative Agent for application to the Obligations, first to pay any fees, indemnities or expense reimbursements then due and payable to the Administrative Agent, the L/C Issuers and the Lenders constituting Obligations, pro rata, second to pay interest then due and payable in respect of any Revolving Loans that may be outstanding, pro rata, third to all Protective Advances and unreimbursed Overadvances payable to the Administrative Agent until paid in full, fourth, to prepay the principal of the Revolving Loans, pro rata, fifth to Cash Collateralize the aggregate face amount of outstanding Letter of Credit Obligations, pro rata and sixth, as the Borrower may direct.

(d)           Interest and Fees.  Any prepayment made pursuant to this Section 2.05 (other than prepayments made pursuant to subsection (c) of this Section 2.05) shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment, and if such prepayment would reduce the amount of the outstanding Revolving Loans to zero at a time when the Total Revolving Credit Commitment has been terminated, such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06.  Any prepayment of a LIBOR Rate Loan shall be accompanied by any payment required under Section 2.10.

Section 2.06.         Fees.

(a)           Fee Letter.  As and when due and payable under the terms of the Fee Letter, the Borrower shall pay the fees set forth in the Fee Letter.

(b)           Unused Line Fee.  From and after the Effective Date and until the Final Maturity Date, the Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with their Pro Rata Shares, an unused line fee (the “Unused Line Fee”), which shall accrue at the rate per annum equal to the Commitment Fee Rate on the excess, if any, of the Total Revolving Credit Commitment over the sum of the average principal amount of all Revolving Loans and Letter of Credit Obligations outstanding from time to time for the immediately preceding quarter and shall be payable quarterly in arrears on the last day of each quarter commencing September 30, 2013.

Section 2.07.         [Reserved].

Section 2.08.         Taxes.

(a)           Any and all payments by any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all interest, penalties, additions to tax or other liabilities with respect thereto, excluding (i) taxes imposed on the net income of, and any franchise taxes imposed on (in lieu of net income taxes), any Agent, any Lender or the L/C Issuer (or any assignee or any participation holder thereof (any such entity, a “Transferee”)) (A) by the jurisdiction (or any political subdivision thereof) in which such recipient is organized or has its principal lending office or (B) by reason of a present or former connection between the recipient and the jurisdiction imposing such tax (other than such connection arising solely from such recipient having executed, delivered or performed its obligations under, or enforced, this Agreement or any other Loan Documents), (ii) branch profits tax imposed by a jurisdiction described in clause (i), (iii) United States backup withholding tax resulting from the failure to comply with Section 2.08(d), (iv) any United States withholding taxes imposed under FATCA, or (v) any obligation to withhold amounts with respect to United States withholding tax existing on the date any Agent, Lender, or the L/C Issuer (or any Transferee) became a party to this Agreement (or in the case of a Transferee, on the date such Transferee became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Revolving Loan (provided, that this clause (v) shall only be applicable to a Transferee or upon a designation of a New Lending Office with respect to United States withholding taxes that are in excess of the United States withholdings taxes that were already applicable to the transferor or the Non-U.S. Lender prior to the designation of the New Lending Office and this clause (v) shall not apply with respect to a designation of a New Lending Office solely made at the request of the Borrower or one of its Affiliates) (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Taxes”; all such excluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, “Excluded Taxes”).  If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Agent, any Lender or the L/C Issuer (or any Transferee), (i) the sum payable shall be increased by the amount (an “Additional Amount”) necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) such Agent, such Lender or the L/C Issuer (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b)           In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).  Each Loan Party shall deliver to each Agent, each Lender, each Transferee and the L/C Issuer official receipts (or, if an official receipt is not available, such other evidence of payment as shall be reasonably satisfactory to the Collateral Agent, Lender, Transferee or L/C Issuer) in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

(c)           The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent, each Lender, each Transferee and the L/C Issuer harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.08) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted.  Such indemnification shall be paid within ten days from the date on which any such Person makes written demand therefore specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

(d)           Each Lender (or Transferee), Agent and L/C Issuer that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) agrees that it shall, no later than the Effective Date (or, in the case of a Transferee which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Transferee becomes a party hereto) deliver to the Agents (or in the case of an assignee of a Lender which (x) is an Affiliate of such Lender or a Related Fund of such Lender and (y) does not deliver an Assignment and Acceptance to the Administrative Agent pursuant to the last sentence of Section 12.07(b), to the assigning Lender only, and in the case of a participant, to the Lender (or Transferee) granting the participation only) two properly completed and duly executed originals of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as applicable, or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. federal withholding tax with respect to payments hereunder.  In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agents (or, (i) in the case of an assignee of a Lender which is an Affiliate of such Lender or a Related Fund of such Lender to the assigning Lender only and (ii) in the case of a participant, to the Lender or Transferee granting such participation) that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agents, assigning

Lender or Lender (or Transferee) granting the participation, as applicable, in the event any such representation is no longer accurate.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee, on or before the date such Transferee becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”).  In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from any Agent, the assigning Lender or the Lender (or Transferee) granting a participation, as applicable.  Notwithstanding any other provision of this Section 2.08, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.08(d) that such Non-U.S. Lender is not legally able to deliver.  Each Lender (or Transferee), Agent and L/C Issuer that is a United States person as that term is defined in Section 7701(a)(30) of the Internal Revenue Code (a “U.S. Lender”), other than a Lender (or Transferee), Agent and L/C Issuer that may be treated as an exempt recipient based on the indicators described in Treasury Regulation Section 1.6049-4(c)(1)(ii), hereby agrees that it shall, no later than the Effective Date (or, in the case of a Transferee which becomes a party hereto pursuant to Section 12.07 hereof after the Effective Date, promptly after the date upon which such Transferee becomes a party hereto), deliver to the Agents (or in the case of an assignee of a Lender which (x) is an Affiliate of such Lender or a Related Fund of such Lender and (y) does not deliver an Assignment and Acceptance to the Administrative Agent pursuant to the last sentence of Section 12.07(b), to the assigning Lender only, and in the case of a participant, to the Lender (or Transferee) granting the participation only) two properly completed and duly executed originals of U.S. Internal Revenue Service Form W-9 or successor form, certifying that such Lender (or Transferee), Agent or L/C Issuer, as the case may be, is on the date of delivery thereof entitled to an exemption from United States backup withholding tax.  Notwithstanding any other provision of this Section 2.08, a U.S. Lender shall not be required to deliver any form pursuant to this Section 2.08(d) that such U.S. Lender is not legally able to deliver. Each Non-U.S. Lender or U.S. Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Loan Parties and the Agent in writing of its legal inability to do so.

(e)           If a payment made to a Lender (or Transferee), Agent or L/C Issuer under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender (or Transferee), Agent or L/C Issuer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender (or Transferee), Agent or L/C Issuer shall deliver to the Loan Parties and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Loan Parties and the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Loan Parties and the Agent as may be necessary for the Loan Parties and the Agent to comply with their obligations under FATCA and to determine that such Lender (or Transferee), Agent or L/C Issuer has complied with such Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f)            The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any Additional Amounts to any Non-U.S. Lender, in respect of U.S. federal withholding tax pursuant to this Section 2.08 to the extent that the obligation to pay such Additional Amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.

(g)           Any Agent, any Lender or the L/C Issuer (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.08 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Borrower or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or

Additional Amount that may thereafter accrue, would not require such Agent, such Lender or the L/C Issuer (or Transferee) to disclose any information such Agent, such Lender or the L/C Issuer (or Transferee) deems confidential and would not, in the sole determination of such Agent, such Lender or the L/C Issuer (or Transferee), be otherwise disadvantageous to such Agent, such Lender or the L/C Issuer (or Transferee).

(h)           If an Agent, Lender (or Transferee) or L/C Issuer determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid Additional Amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of the amounts paid by the Borrower to such Agent, Lender (or Transferee) or L/C Issuer in respect of the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Agent, Lender (or Transferee) or L/C Issuer, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of such Agent, Lender (or Transferee) or L/C Issuer, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent, Lender or L/C Issuer in the event such Agent, Lender (or Transferee) or L/C Issuer is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require an Agent, Lender or L/C Issuer to make available its tax returns (or any other information that it deems confidential in its sole discretion) to Borrower or any other person.  Notwithstanding anything to the contrary, in no event will any Agent, Lender (or Transferee) or L/C Issuer be required to pay any amount to a Loan Party the payment of which would place such Agent, Lender (or Transferee) or L/C Issuer in a less favorable net after-tax position than such Agent, Lender (or Transferee) or L/C Issuer would have been in if the Additional Amounts giving rise to such refund of any Taxes or Other Taxes had never been paid.

(i)            The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Revolving Loans and all other amounts payable hereunder.

Section 2.09.         LIBOR Not Determinable; Illegality.

(a)           Unavailability of Deposits or Inability to Ascertain, or Inadequacy of, LIBOR.  If on or prior to the first day of any Interest Period for any borrowing of LIBOR Rate Loans:

(i)            the Administrative Agent determines that deposits in Dollars (in the applicable amounts) are not being offered to it in the interbank eurodollar market for such Interest Period, or that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable LIBOR, or

(ii)           the Required Lenders advise the Administrative Agent that (i) LIBOR as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Lenders of funding their LIBOR Rate Loans for such Interest Period or (ii) that the making or funding of LIBOR Rate Loans become impracticable, then the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Lenders to make LIBOR Rate Loans shall be suspended.

(b)           Change of Law.  Notwithstanding any other provisions of this Agreement or any other Loan Document, if at any time any change in applicable law or regulation or in the interpretation thereof (including any Change in Law) makes it unlawful for any Lender to make or continue to maintain any LIBOR Rate Loans or to perform its obligations as contemplated hereby, such Lender shall promptly give notice thereof to the Borrower and such Lender’s obligations to make or maintain LIBOR Rate Loans under this Agreement shall be suspended until it is no longer unlawful for such Lender to make or maintain LIBOR Rate Loans.  The Borrower shall prepay on demand the outstanding principal amount of any such affected LIBOR Rate Loans, together with all interest accrued thereon and all other amounts then due and payable to such Lender under this Agreement; provided, subject to all of the terms and conditions of this Agreement, the Borrower may then elect to borrow the principal amount of the affected LIBOR Rate Loans from such Lender by means of Reference Rate Loans from such Lender, which Reference Rate Loans shall not be made ratably by the Lenders but only from such affected Lender.

Section 2.10.         Funding Indemnity.

If any Lender shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund or maintain any LIBOR Rate Loan or the relending or reinvesting of such deposits or amounts paid or prepaid to such Lender) as a result of:

(a)           any payment, prepayment or conversion of a LIBOR Rate Loan or on a date other than the last day of its Interest Period,

(b)           any failure (because of a failure to meet the conditions of ARTICLE V or otherwise) by the Borrower to borrow or continue a LIBOR Rate Loan, or to convert a Reference Rate Loan into a LIBOR Rate Loan on the date specified in a notice given pursuant to Section 2.02 hereof,

(c)           any failure by the Borrower to make any payment of principal on any LIBOR Rate Loan when due (whether by acceleration or otherwise), or

(d)           any acceleration of the maturity of a LIBOR Rate Loan as a result of the occurrence of any Event of Default hereunder,

then, upon the demand of such Lender, the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense.  If any Lender makes such a claim for compensation, it shall provide to the Borrower, with a copy to the Administrative Agent, a certificate setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) and the amounts shown on such certificate shall be conclusive if reasonably determined.

Section 2.11.         Continuation and Conversion of Revolving Loans.

(a)           The Borrower may from time to time request LIBOR Rate Loans or may request that a Revolving Loan that is a Reference Rate Loan be converted to a LIBOR Rate Loan or that any existing LIBOR Rate Loans continue for an additional Interest Period.  Such request from the Borrower shall be in writing and shall specify the amount of the LIBOR Rate Loans or the amount of the Reference Rate Loans to be converted to LIBOR Rate Loans or the amount of the LIBOR Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Loans.  Subject to the terms and conditions contained herein, three Business Days after receipt by the Administrative Agent of such a request from the Borrower, such LIBOR Rate Loans shall be made or Reference Rate Loans shall be converted to LIBOR Rate Loans or such LIBOR Rate Loans shall continue, as the case may be, provided, that, (i) no Event of Default shall exist or have occurred and be continuing, (ii) no party hereto shall have sent any notice of termination of this Agreement, (iii) no more than five Interest Periods may be in effect at any one time, (iv) the aggregate amount of the LIBOR Rate Loans must be in an amount not less than $1,000,000 or an integral multiple of $500,000 in excess thereof, and (v) the Administrative Agent shall not have notified the Borrower that LIBOR Rate Loans are unavailable pursuant to Section 2.09.  Any request by or on behalf of the Borrower for LIBOR Rate

Loans or to convert Reference Rate Loans to LIBOR Rate Loans or to continue any existing LIBOR Rate Loans shall be irrevocable.  Notwithstanding anything to the contrary contained herein, the Agents and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Loans, but the provisions hereof shall be deemed to apply as if the Agents and Lenders had purchased such deposits to fund the LIBOR Rate Loans.

(b)           Any LIBOR Rate Loans shall automatically convert to Reference Rate Loans upon the last day of the applicable Interest Period, unless the Administrative Agent has received a request to continue such LIBOR Rate Loans at least three Business Days prior to such last day in accordance with the terms hereof.

Section 2.12.         Lending Offices.

Each Lender may, at its option, elect to make its Revolving Loans hereunder at the branch, office or affiliate specified on the appropriate signature page hereof (each a “Lending Office”) for each type of Revolving Loan available hereunder or at such other of its branches, offices or affiliates as it may from time to time elect and designate in a written notice to the Borrower and the Administrative Agent.  To the extent reasonably possible, a Lender shall designate an alternative branch or funding office with respect to its LIBOR Rate Loans to reduce any liability of the Borrower to such Lender under Section 4.05 hereof or to avoid the unavailability of LIBOR Rate Loans under Section 2.09(a) hereof, so long as such designation is not otherwise disadvantageous to the Lender.

Section 2.13.         Discretion of Lender as to Manner of Funding.

Notwithstanding any other provision of this Agreement, each Lender shall be entitled to fund and maintain its funding of all or any part of its Revolving Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder with respect to LIBOR Rate Loans shall be made as if each Lender had actually funded and maintained each LIBOR Rate Loan through the purchase of deposits in the interbank eurodollar market having a maturity corresponding to such Revolving Loan’s Interest Period, and bearing an interest rate equal to LIBOR for such Interest Period.

Section 2.14.         Defaulting Lenders.

Anything contained herein to the contrary notwithstanding, in the event that any Lender at any time is a Defaulting Lender, then (a) during any Defaulting Lender Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and such Defaulting Lender’s Revolving Credit Commitments shall be excluded for purposes of determining “Required Lenders” (provided, that the foregoing shall not permit an increase in such Lender’s Revolving Credit Commitments or an extension of the maturity date of such Lender’s Revolving Loans or other Obligations without such Lender’s consent); (b) to the extent permitted by applicable law, until such time as the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero, any voluntary prepayment of the Revolving Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding; (c) such Defaulting Lender’s Revolving Credit Commitments and outstanding Revolving Loans shall be excluded for purposes of calculating any Unused Line Fee payable to Lenders pursuant to Section 2.06(b) in respect of any day during any Defaulting Lender Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Unused Line Fee pursuant to Section 2.06(b) with respect to such Defaulting Lender’s Revolving Credit Commitment in respect of any Defaulting Lender Period with respect to such Defaulting Lender (and any Letter of Credit fee otherwise payable to a Lender who is a Defaulting Lender shall instead be paid to the L/C Issuer for its use and benefit); (d) the utilization of Revolving Credit Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Revolving Loans of such Defaulting Lender; and (e) if so requested by the L/C Issuer at any time during the Defaulting Lender Period with respect to such Defaulting Lender, the Borrower shall deliver to the Administrative Agent cash collateral in an amount equal to such Defaulting Lender’s Percentage of Letter of Credit Obligations then outstanding.  No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.14, performance by the Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section 2.14.  The rights and remedies against a Defaulting Lender under this Section 2.14 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender and which the Administrative Agent or any Lender may have against such Defaulting Lender.

Section 2.15.         Cash Receipts.

(a)           Each Loan Party shall (within 90 days after the Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion)) enter into a blocked account agreement (each, a “Blocked Account Agreement”), in form reasonably satisfactory to the Administrative Agent, with the Collateral Agent and any financial institution with which such Loan Party maintains any account which is not an Excluded Account (such accounts collectively, the “Blocked Accounts”). Within 60 days after the Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion), Borrower shall open a new deposit account (and enter into a Blocked Account Control Agreement with respect thereto) at the same depositary intuition where Borrower maintains its primary concentration, collection, and disbursement account as of the date hereof and shall thereafter cause its collections/concentrations to be managed through one account and its disbursements to be managed through another account.  In the event that any Loan Party acquires any account, after the Effective Date in connection with a Permitted Acquisition or otherwise that will, following the integration of such account into the cash management procedures of the Borrower, constitute a Blocked Account, such Loan Party shall enter into a Blocked Account Agreement with respect thereto within 90 days following the date such Blocked Account is acquired (or such longer period as the Administrative Agent may agree to in its sole discretion).

(b)           Each Blocked Account Agreement relating to any Blocked Account shall require, after the delivery of written notice of a Cash Dominion Period from the Collateral Agent to the applicable financial institution with which such Blocked Account is maintained (which the Collateral Agent may, or upon the request of the Required Lenders shall, provide upon its becoming aware of such a Cash Dominion Period), with a copy to the Borrower, the ACH or wire transfer no less frequently than once per Business Day (unless the Termination Date shall have occurred), of all available Cash balances and Cash receipts, to an account maintained by the Administrative Agent (the “Administrative Agent Account”).  All amounts received in the Administrative Agent Account shall be applied (and allocated) by the Administrative Agent in accordance with Section 2.05(c)(ii); provided, that if the circumstances described in Section 4.04(b) are applicable, all such amounts shall be applied in accordance with such Section 4.04(b).  At all times, the Loan Parties shall maintain all of their Cash and Cash Equivalents (not otherwise maintained in Excluded Accounts) in Blocked Accounts, and at any time a Cash Dominion Period exists and is continuing and the Collateral Agent has delivered the written notices described above in this paragraph to the applicable financial institutions, amounts shall be swept from the Blocked Accounts to the Administrative Agent Account as provided herein.

(c)           The Loan Parties shall promptly notify the Administrative Agent of any Blocked Account established or maintained after the Effective Date by a Loan Party.  The Loan Parties may close Blocked Accounts and/or open new Blocked Accounts, but solely in the case of opening any new Blocked

Accounts, subject to the execution and delivery to the Administrative Agent prior to the date such Blocked Account is opened (except as the Administrative Agent may otherwise agree in its sole discretion, and subject to the provisions set forth above in Section 2.15(a) with respect to an account acquired in connection with a Permitted Acquisition) of a Blocked Account Agreement consistent with the provisions of this Section 2.15 and otherwise reasonably satisfactory to the Administrative Agent.

(d)           The Administrative Agent Account shall at all times be under the sole dominion and control of the Administrative Agent.  Each Loan Party hereby acknowledges and agrees that (i) such Loan Party has no right of withdrawal from the Administrative Agent Account (except as expressly provided in Section 2.05(c)(ii) or Section 4.04(b)), (ii) the funds on deposit in the Administrative Agent Account shall at all times continue to be collateral security for all of the Secured Obligations, and (iii) the funds on deposit in the Administrative Agent Account shall be applied as provided in this Agreement.  In the event that, notwithstanding the provisions of this Section 2.15, any Loan Party receives or otherwise has dominion and control of any proceeds or collections required to be transferred to the Administrative Agent Account pursuant to Section 2.15(b), such proceeds and collections shall be held in trust by such Loan Party for the Administrative Agent, and shall promptly be deposited into the Administrative Agent Account or dealt with in such other fashion as such Loan Party may be instructed by the Administrative Agent.

(e)           Upon the commencement of a Cash Dominion Period and for so long as the same is continuing, the Collateral Agent may direct that all amounts in the Blocked Accounts be paid to the Administrative Agent Account.  So long as no Cash Dominion Period has commenced and is continuing in respect of which the Collateral Agent has delivered notice as contemplated by paragraph (c) of this Section 2.15, the Loan Parties may direct, and shall have control over, the manner of disposition of funds in the Blocked Accounts.

(f)            Any amounts held or received in the Administrative Agent Account (including all interest and other earnings with respect thereto, if any) at any time when (i) all Obligations (whether or not due, other than Contingent Indemnification Obligations) shall have been paid in full and no Lender shall have any Revolving Credit Commitment hereunder or (ii) all Events of Default have been cured and no Cash Dominion Period exists, shall be remitted to an account of the Borrower (as directed by the Borrower in writing).

Section 2.16.         Reserves.

The establishment or increase of any Reserve shall be limited to (a) Landlord Reserves, (b) such Reserves as the Administrative Agent from time to time determines in its Permitted Discretion as being necessary (i) to reflect items that could reasonably be expected to adversely affect the value of “Eligible Accounts Receivable”, “Eligible Inventory” or “Eligible M&E”, (ii) to reflect items that could reasonably be expected to adversely affect the enforceability or priority of the Administrative Agent’s liens on the Collateral included in the Borrowing Base, (iii) reflect and reserve against Permitted Encumbrances, and/or (iv) to reflect and reserve against outstanding Hedging Liability as updated from time to time (which Reserves in respect of outstanding Hedging Liability shall be implemented to the extent that the Administrative Agent has received written notice of such Hedging Liability and the amount thereof from the applicable Lender (or Affiliate of a Lender) to which such Hedging Liability is owed, unless the implementation of any such Reserve would create an Overadvance).  After the Effective Date, the Administrative Agent reserves the right to establish or modify Reserves against the Borrowing Base, acting in its Permitted Discretion, upon at least three Business Days’ prior written notice to the Borrower (which notice shall include a reasonably detailed description of such reserve being established); provided, however, that no such prior notice shall be required for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserves in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent).  Notwithstanding anything to the contrary herein, (a) no Reserves shall be duplicative of Reserves already accounted for through eligibility criteria (including collection/advance rates) and (b) in no event shall Reserves be imposed on the first 5.0% of dilution of Accounts Receivable and thereafter no dilution reserve shall exceed 1.0% for each incremental whole percentage in dilution over 5.0%.

Section 2.17.         Effect of Amendment and Restatement.

Upon the execution and delivery of this Agreement, the Indebtedness, obligations and other liabilities (including, without limitation, interest and fees accrued to the date hereof) governed by the Original Credit Agreement (collectively, the “Original Obligations”) shall continue to be in full force and effect, but shall be governed by the terms and conditions set forth in this Agreement. The Original Obligations, together with any and all additional Obligations incurred by any Loan Party hereunder or under any of the other Loan Documents, shall continue to be secured by all of the pledges and grants of security interests provided in connection with the Original Credit Agreement (and, from and after the date hereof, shall be secured by all of the pledges and grants of security interests provided in connection with this Agreement). Each Loan Party hereby reaffirms its obligations under each Loan Document (as defined in the Original Credit Agreement, collectively, the “Original Loan Documents”) to which it is party, as amended, supplemented or otherwise modified by this Agreement and by the other Loan Documents delivered on the Closing Date. Each Loan Party further agrees that each Original Loan Document shall remain in full force and effect following the execution and delivery of this Agreement and that all references to the “Credit Agreement” in such Original Loan Documents shall be deemed to refer to this Agreement. The execution and delivery of this Agreement shall constitute an amendment and restatement, but not a novation or repayment, of the Original Obligations.

ARTICLE III

LETTERS OF CREDIT

Section 3.01.         Letters of Credit.

(a)           General Terms.  Subject to the terms and conditions of this Agreement, as part of the Total Revolving Credit Commitments, upon the request of Borrower made in accordance herewith, and prior to the Final Maturity Date, L/C Issuer agrees to issue a requested Letter of Credit for the account of Borrower.  By submitting a request to L/C Issuer for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that L/C Issuer issue the requested Letter of Credit.  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Officer and delivered to L/C Issuer via telefacsimile or other electronic method of transmission reasonably acceptable to L/C Issuer and reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request (a “Letter of Credit Request”) shall be in form and substance reasonably satisfactory to L/C Issuer and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as the L/C Issuer may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that L/C Issuer generally requests for Letters of Credit in similar circumstances.  L/C Issuer’s records of the content of any such request will be conclusive absent manifest error.  L/C Issuer may rely on any written, telecopied or telephonic notice believed by the L/C Issuer in good faith to be from the Borrower (or from any Authorized Officer thereof designated in writing purportedly from the Borrower to the Agents).  Each Agent, L/C Issuer and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Letter of Credit on behalf of the Borrower until the L/C Issuer receives written notice to the contrary.  The L/C Issuer shall have no duty to verify the authenticity of the signature appearing on any written request for issuance of a Letter of Credit.

(b)           L/C Issuer shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i)            the Letter of Credit Obligations would exceed the L/C Subfacility, or

(ii)           the Letter of Credit Obligations would exceed the Total Revolving Credit Commitments (decreased by the amount of reductions in the Total Revolving Credit Commitments made in accordance with Section 2.05 of this Agreement) less the outstanding amount of Revolving Loans, or

(iii)          the Letter of Credit Obligations would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans at such time.

(c)           In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the L/C Issuer shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit has not been reallocated on terms and conditions satisfactory to Administrative Agent and L/C Issuer, or (ii) the L/C Issuer has not otherwise entered into arrangements reasonably satisfactory to it and Borrower to eliminate the L/C Issuer’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrower cash collateralizing such Defaulting Lender’s Letter of Credit Exposure.  Additionally, L/C Issuer shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain L/C Issuer from issuing such Letter of Credit, or any law applicable to L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over L/C Issuer shall prohibit or request that L/C Issuer refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of L/C Issuer applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will or may not be in United States Dollars.

(d)           Any L/C Issuer (other than Wells Fargo or any of its Affiliates) shall notify Administrative Agent in writing no later than the Business Day immediately following the Business Day on which such L/C Issuer issued any Letter of Credit; provided that (i) until Administrative Agent advises any such L/C Issuer that the provisions of Section 5.02 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Administrative Agent and such L/C Issuer, such L/C Issuer shall be required to so notify Administrative Agent in writing only once each week of the Letters of Credit issued by such L/C Issuer during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Administrative Agent and such L/C Issuer may agree.  Each Letter of Credit shall be in form and substance reasonably acceptable to L/C Issuer, including the requirement that the amounts payable thereunder must be payable in Dollars.  If L/C Issuer makes a payment under a Letter of Credit, Borrower shall pay to Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment prior to 1:30 p.m. on such Business Day, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 5.02) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Reference Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrower’ obligation to pay the amount of such Letter of Credit Disbursement to L/C Issuer shall be automatically converted into an obligation to pay the resulting Revolving Loan.  Promptly following receipt by Administrative Agent of any payment from Borrower pursuant to this paragraph, Administrative Agent shall distribute such payment to L/C Issuer or, to the extent that Lenders have made payments pursuant to Section 2.11(e) to reimburse L/C Issuer, then to such Lenders and L/C Issuer as their interests may appear.

(e)           Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 3.01(d), each Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 3.01(d) on the same terms and conditions as if Borrower had requested the amount thereof as a Revolving Loan and Administrative Agent shall promptly pay to L/C Issuer the amounts so received by it from the Lenders.  By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of L/C Issuer or the Lenders, L/C Issuer shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by L/C Issuer, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Lender agrees to pay to Administrative Agent, for the account of L/C Issuer, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by L/C Issuer under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of L/C Issuer, such Lender’s Pro Rata Share of each Letter of Credit Disbursement made by L/C Issuer and not reimbursed by Borrower on the date due as provided in Section 3.01(d), or of any reimbursement payment that is required to be refunded (or that Administrative Agent or L/C Issuer elects, based upon the advice of counsel, to refund) to Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to deliver to Administrative Agent, for the account of L/C Issuer, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 3.01(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 5.02.  If any such Lender fails to make available to Administrative Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Administrative Agent (for the account of L/C Issuer) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)            Borrower agrees to indemnify, defend and hold harmless each Agent, each Lender, and the L/C Issuer (including L/C Issuer and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including L/C Issuer, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys ((limited to one counsel for all Letter of Credit Related Persons taken as a whole and, if necessary, one local counsel in each appropriate jurisdiction (which may be a single firm for multiple jurisdictions) for all Letter of Credit Related Persons taken as a whole), and one special counsel for all Letter of Credit Related Persons taken as a whole (in each case, with exceptions for actual or reasonably perceived conflicts of interest)), experts, or consultants and all other documented costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 2.08) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i)            any Letter of Credit or any pre-advice of its issuance;

(ii)           any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii)          any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)          any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)           any unauthorized instruction or request made to L/C Issuer in connection with any Letter of Credit or requested Letter of Credit or error in computer or electronic transmission;

(vi)          an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)         any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii)        the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix)          L/C Issuer’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; or

(x)           the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

(xi)          in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however,  that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (x) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity.  Borrower hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f).  If and to the extent that the obligations of Borrower under this Section 2.11(f) are unenforceable for any reason, Borrower agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law.  This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)           The liability of L/C Issuer (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrower that are caused directly by L/C Issuer’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit.  L/C Issuer shall be deemed to have acted with due diligence and reasonable care if L/C Issuer’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.  Borrower’ aggregate remedies against L/C Issuer and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrower to L/C Issuer in respect of the honored presentation in connection with such Letter of Credit under Section 3.01(d), plus interest at the rate then applicable to Reference Rate Loans hereunder.  Borrower shall take action to avoid and mitigate the amount of any damages claimed against L/C Issuer or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit.  Any claim by Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrower as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrower taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing L/C Issuer to effect a cure.

(h)           Borrower is responsible for preparing or approving the final text of the Letter of Credit as issued by L/C Issuer, irrespective of any assistance L/C Issuer may provide such as drafting or recommending text or by L/C Issuer’s use or refusal to use text submitted by Borrower.  Borrower is solely responsible for the suitability of the Letter of Credit for Borrower’ purposes.  With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, L/C Issuer, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrower do not at any time want such Letter of Credit to be renewed, Borrower will so notify Administrative Agent and L/C Issuer at least 15 calendar days before L/C Issuer is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

(i)            Borrower’ reimbursement and payment obligations under this Section 3.01 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)            any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;

(ii)           payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)          L/C Issuer or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)          L/C Issuer or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)           the existence of any claim, set-off, defense or other right that any Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, L/C Issuer or any other Person;

(vi)          any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.11(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’

reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against L/C Issuer, the beneficiary or any other Person; or

(vii)         the fact that any Default or Event of Default shall have occurred and be continuing

(viii)        ;provided, however, that subject to Section 3.01(g) above, the foregoing shall not release L/C Issuer from such liability to Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against L/C Issuer following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrower to L/C Issuer arising under, or in connection with, this Section 3.01 or any Letter of Credit.

(j)            Without limiting any other provision of this Agreement, L/C Issuer and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrower for, and L/C Issuer’s rights and remedies against Borrower and the obligation of Borrower to reimburse L/C Issuer for each drawing under each Letter of Credit shall not be impaired by:

(i)            honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)           honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)          acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)          the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than L/C Issuer’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)           acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that L/C Issuer in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)          any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrower;

(vii)         any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)        assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)          payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)           acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where L/C Issuer has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)          honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by L/C Issuer if subsequently L/C Issuer or any court or other finder of fact determines such presentation should have been honored;

(xii)         dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)        honor of a presentation that is subsequently determined by L/C Issuer to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k)           In the event of a direct conflict between the provisions of this Article III and any provision contained in any Issuer Document, it is in the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Article III shall control and govern.

(l)            Unless otherwise expressly agreed by L/C Issuer and Borrower when a Letter of Credit is issued (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(m)          If by reason of (x) any Change in Law, or (y) compliance by L/C Issuer or any other Secured Party with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)            any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii)           there shall be imposed on L/C Issuer or any other member of the Lender Group any other condition regarding any Letter of Credit,

(iii)          and the result of the foregoing is to increase, directly or indirectly, the cost to L/C Issuer or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after written demand therefor, such amounts as Administrative Agent may specify to be necessary to compensate L/C Issuer or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Reference Rate Loans hereunder; provided, that (A) Borrower shall not be required to provide any compensation pursuant to this Section 3.01(m) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Administrative Agent of any amount due pursuant to this Section 3.01(m), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(n)           Replacement of L/C Issuer.  The L/C Issuer may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer.  The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer.  From and after the effective date of any such replacement (i) the successor L/C Issuer shall have all the rights and obligations of the L/C Issuer under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to refer to such successor or to any previous L/C Issuer, or to such successor and all previous L/C Issuer s, as the context shall require.  After the replacement of a L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

Section 3.02.         Letters of Credit Fees, L/C Issuer Charges and Charges to the Loan Account.

(a)           Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of the Lenders, in accordance with the Lenders’ Pro Rata Shares for any Letter of Credit issued hereunder, a non-refundable fee equal to the Applicable Margin for Revolving Loans that are LIBOR Rate Loans of the daily balance (as of the end of each day during the relevant period) of the undrawn amount of all outstanding Letters of Credit, payable in arrears on the last day of each quarter (the “Letter of Credit Fees”).

(b)           L/C Issuer Charges.  Borrower shall pay immediately upon demand to Administrative Agent for the account of L/C Issuer as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of the Loan Agreement shall be deemed to constitute a demand for payment thereof for the purposes of this Section 3.02(b)):  (i) a fronting fee which shall be imposed by L/C Issuer upon the issuance of each Letter of Credit of 0.125% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, L/C Issuer, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(c)           Charges to the Loan Account.  The Borrower hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account pursuant to Section 4.02 of this Agreement with the amount of any Letter of Credit fees or charges due under this Section 3.02 or Section 3.01.

ARTICLE IV

FEES, PAYMENTS AND OTHER COMPENSATION

Section 4.01.         [Reserved].

Section 4.02.         Payments; Computations and Statements.

(a)           The Borrower will make each payment under this Agreement not later than 1:30 p.m. on the day when due, in lawful money of the United States of America and in immediately available funds, to the Administrative Agent’s Account.  The receipt of any payment item by Administrative Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Administrative Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.  All payments received by the Administrative Agent after 1:30 p.m. on any Business Day will be credited to the Loan Account on the next succeeding Business Day.  All payments shall be made by the Borrower without set-off, counterclaim, deduction or other defense to the Agents and the Lenders.  Except as provided in Section 2.02, after receipt, the Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement; provided, that the Administrative Agent will cause to be distributed all interest and fees received from or for the account of the Borrower not less than once each month and in any event promptly after receipt thereof.  The Lenders and the Borrower hereby authorize the Administrative Agent to, and the Administrative Agent may, from time to time, charge the Loan Account of the Borrower with any amount due and payable by the Borrower under any Loan Document, including (A) on the first day of each quarter, all interest accrued during the prior quarter on the Revolving Loans hereunder, (B) on the first day of each quarter, all Letter of Credit Fees accrued or chargeable hereunder during the prior quarter, (C) as and when incurred or accrued, all fees and costs provided for in the Fee Letter or in this Agreement, (D) on the first day of each quarter, the Unused Line Fee accrued during the prior quarter, (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.06, Section 3.01, or Section 3.02, and (G) as and when due and payable all other payment obligations payable under any Loan Document.  Each of the Lenders and the Borrower agree that the Administrative Agent shall have the right to make such charges whether or not any Default or Event of Default shall have occurred and be continuing or whether any of the conditions precedent in Section 5.02 have been satisfied.  Any amount charged to the Loan Account of the Borrower shall be deemed a Revolving Loan hereunder made by the Lenders to the Borrower, funded by the Administrative Agent on behalf of the Lenders and subject to Section 2.02 of this Agreement.  All amounts (including interest, fees, costs, expenses, or other amounts payable hereunder or under any other Loan Document) charged to the Loan Account shall constitute Obligations hereunder and shall initially accrue interest at the rate then applicable to Revolving Loans that are Reference Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).  The Lenders and the Borrower confirm that any charges which the Administrative Agent may so make to the Loan Account of the Borrower as herein provided will be made as an accommodation to the Borrower and solely at the Administrative Agent’s discretion.  All computations of fees shall be made by the Administrative Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable.  Each determination by the Administrative Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

(b)           The Administrative Agent shall provide the Borrower, promptly after the end of each calendar month during which any Revolving Loans were advanced or Letters of Credit issued, access to a summary statement (in the form from time to time used by the Administrative Agent) of the opening and closing daily balances in the Loan Account of the Borrower during such month, the amounts and dates of all Revolving Loans made to the Borrower during such month, the amounts and dates of all payments on account of the Revolving Loans to the Borrower during such month and the Revolving Loans to which such payments were applied, the amount of interest accrued on the Revolving Loans to the Borrower during such month, any Letters of Credit issued by the L/C Issuer for the account of the Borrower during such month, specifying the face amount thereof, the amount of charges to the Loan Account and/or Revolving Loans made to the Borrower during such month to reimburse the Lenders for drawings made under Letters of Credit, and the amount and nature of any charges to the Loan Account made during such month on account of fees, commissions, expenses and other Obligations.  All entries on any such statement shall be presumed to be correct and, 30 days after the same is sent, shall be final and conclusive absent manifest error.  Within 30 days of its receipt of any notice of any charge or any statement by the Borrower, the Borrower shall deliver to the Agents any written objection thereto, describing the error or errors contained in such notice or statement.  Promptly after receipt of such written objection and the Agents’ evaluation thereof, the Administrative Agent shall credit the Loan Account for amounts (if any) contained in such statements that the Agents agree (in their sole discretion) were charged in error.  The Administrative Agent agrees to use reasonable efforts to notify the Borrower of any charge to the Loan Account and to notify the Borrower promptly after any charge to the Loan Account; provided, that the failure to provide such notice shall not adversely affect the validity and effectiveness of any such charge to the Loan Account.

Section 4.03.         Sharing of Payments, Etc.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered).  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 4.03 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender’s right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 4.04.         Apportionment of Payments.

Subject to Section 2.02 hereof and to any written agreement among the Agents and/or the Lenders:

(a)           all payments of principal and interest in respect of outstanding Revolving Loans, all payments in respect of the Reimbursement Obligations, all payments of fees (other than the fees set forth in Section 2.06 hereof to the extent set forth in a written agreement among the Agents and the Lenders, fees with respect to Letters of Credit provided for in Section 3.02(b)) and all other payments in respect of any other Obligations, shall be allocated by the Administrative Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Revolving Loans or Letter of Credit Obligations, as designated by the Person making payment when the payment is made.

(b)           After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agents or the L/C Issuer until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees and indemnities then due to the Lenders until paid in full; (iii) third, ratably to pay interest due in respect of the Revolving Loans and Reimbursement Obligations until paid in full; (iv) fourth, to all Protective Advances and unreimbursed Overadvances payable to the Administrative Agent until paid in full, (v) fifth, ratably to pay principal of the Revolving Loans, Letter of Credit Obligations (or, to the extent such Obligations are contingent, to provide cash collateral in respect of such Obligations), and, solely to the extent that Reserves in respect thereof are then in effect (and established prior to, and not in contemplation of, the Event of Default in respect of which applications in accordance with this Section 4.04 have been invoked), Hedging Liability, until paid in full; (vi) sixth, ratably to pay Funds Transfer, Deposit Account Liability and Hedging Liability in respect of which Reserves are not then in effect until paid in full; and (vii) seventh, to the ratable payment of all other Obligations until paid in full.

(c)           For purposes of Section 4.04(b) (other than clause (vii) thereof), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including in each case interest and such fees accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements irrespective of whether a claim is allowable in such Insolvency Proceeding, except to the extent that default interest (but not any other interest) and fees, each arising from or related to a default, are disallowed in any Insolvency Proceeding; provided, that for the purposes of such clause (vii) thereof, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest and fees accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(d)           In the event of a direct conflict between the priority provisions of this Section 4.04 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 4.04 shall control and govern.

Section 4.05.         Increased Costs and Reduced Return.

(a)           If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or the L/C Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency;

(i)            shall subject any Lender (or its Lending Office) or the L/C Issuer to any tax, duty or other charge (except overall net income or franchise taxes of general application or the rates thereof imposed by the jurisdiction in which such Lender’s or L/C Issuer’s principal executive office or Lending Office is located) with respect to its LIBOR Rate Loans, its Notes, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligations owed to it or its obligation to make LIBOR Rate Loans, issue a Letter of Credit, or to participate therein, or shall change the basis of taxation of payments to any Lender (or its Lending Office) or the L/C Issuer of the principal of or interest on its LIBOR Rate Loans, Letter(s) of Credit, or participations therein or any other amounts due under this Agreement or any other Loan Document in respect of its LIBOR Rate Loans, Letter(s) of Credit, any participation therein, any Reimbursement Obligations owed to it, or its obligation to make LIBOR Rate Loans, or issue a Letter of Credit, or acquire participations therein (except overall net income or franchise taxes of general application or the rates thereof imposed by the jurisdiction in which such Lender’s or the L/C Issuer’s principal executive office or Lending Office is located); or

(ii)           shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any LIBOR Rate Loans any such requirement included in an applicable Eurodollar Reserve Percentage) against assets of, deposits with or for the account of, or credit extended by, any Lender (or its Lending Office) or the L/C Issuer or shall impose on any Lender (or its Lending Office) or the L/C Issuer or on the interbank market any other condition affecting its LIBOR Rate Loans, its Letter(s) of Credit, or its participation in any thereof, any Reimbursement Obligation owed to it, or its obligation to make LIBOR Rate Loans, or to issue a Letter of Credit, or to participate therein;

and the result of any of the foregoing is to increase the cost to such Lender (or its Lending Office) or the L/C Issuer of making or maintaining any LIBOR Rate Loan, issuing or maintaining a Letter of Credit, or participating therein, or to reduce the amount of any sum received or receivable by such Lender (or its Lending Office) or the L/C Issuer under this Agreement or under any other Loan Document with respect thereto, by an amount deemed by such Lender or L/C Issuer to be material, then, within 15 days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrower shall be obligated to pay to such Lender or L/C Issuer such Additional Amount or amounts as will compensate such Lender or L/C Issuer for such increased cost or reduction (provided, that the Borrower shall not be obligated to pay amounts of the type described in Section 4.05(a)(i) above which are duplicative of, or are specifically excluded from, amounts payable in accordance with Section 2.08).

(b)           If, after the date hereof, any Lender, the L/C Issuer, or the Administrative Agent shall have determined that the adoption of any applicable law, rule or regulation (including any Capital Guideline) regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Lending Office) or the L/C Issuer or any corporation controlling such Lender or L/C Issuer with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency (each a “Change in Law”), has had the effect of reducing the rate of return on such Lender’s or L/C Issuer ‘s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or L/C Issuer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or L/C Issuer ‘s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender or L/C Issuer to be material, then from time to time, within 15 days after demand by such Lender or L/C Issuer (with a copy to the Administrative Agent), the Borrower shall pay to such Lender or L/C Issuer, as applicable, such Additional Amount or amounts as will compensate such Lender or L/C Issuer for such reduction.

(c)           Notwithstanding anything herein to the contrary, each of (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith and (ii) the Basel III Accord issued by the Basel Committee on Banking Supervision and all requests, guidelines or directives in connection therewith, shall be deemed to be a change in law and a “Change in Law” for purposes of this Agreement (including without limitation for purposes of this Section 4.05), regardless of the date enacted, adopted or issued.

(d)           A certificate of a Lender or L/C Issuer claiming compensation under this Section 4.05(c) and setting forth the Additional Amount or amounts to be paid to it hereunder shall be conclusive if reasonably determined.  In determining such amount, such Lender or L/C Issuer may use any reasonable averaging and attribution methods.

(e)           Notwithstanding anything to the contrary contained in this Section 4.05, the Borrower shall not be required to compensate any Lender, any Agent or the L/C Issuer pursuant to this Section 4.05 for any amounts incurred more than 180 days prior to the date that such Lender, such Agent or such L/C Issuer notifies the Borrower of such Lender’s, such Agent’s or the L/C Issuer’s intention to claim compensation therefor; provided, that if the circumstances giving rise to such claim have a retroactive effect, then such 180 day period shall be extended to include the period of such retroactive effect.

ARTICLE V

CONDITIONS TO LOANS

Section 5.01.         Conditions Precedent to Effectiveness.

The effectiveness of this Agreement is subject to the satisfaction of each of the following conditions precedent (the date such conditions shall have been satisfied is hereinafter referred to as the “Effective Date”):

(a)           Payment of Fees, Etc.  The Borrower shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to Section 2.06(a) and Section 12.04 (including, without limitation, payment of Administrative Agent’s legal fees).

(b)           Delivery of Documents.  The Collateral Agent shall have received on or before the Effective Date the documents and instruments specified on Exhibit G attached hereto.

(c)           Borrowing Base Certificate.  The Administrative Agent shall have received a Borrowing Base Certificate.

(d)           USA Patriot Act.  The Lenders shall have received, to the extent requested by the Lenders in writing at least three Business Days prior to the Effective Date, all documentation and other information that may be required by the Agents and the Lenders in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act including, without limitation, the information described in Section 12.20.

Section 5.02.         Conditions Precedent to All Revolving Loans and Letters of Credit.

The obligation of any Agent or any Lender to make any Revolving Loan or of the L/C Issuer to issue any Letter of Credit is subject to the fulfillment of each of the following conditions precedent:

(a)           Representations and Warranties; No Event of Default.  The following statements shall be true and correct, and the submission by the Borrower to the Administrative Agent of a Notice of Borrowing with respect to each such Revolving Loan, and the Borrower’s acceptance of the proceeds of such Revolving Loan, or the submission by the Borrower of Letter of Credit Request with respect to a Letter of Credit, and the issuance of such Letter of Credit, shall each be deemed to be a representation and warranty by each Loan Party on the date of such Revolving Loan or the date of issuance of such Letter of Credit that: (i) the representations and warranties contained in ARTICLE VI and in each other Loan Document, certificate, financial statement, report or statement of fact delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of such Revolving Loan or such Letter of Credit are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (ii)  no Default or Event of Default has occurred and is continuing or would result from the making of the Revolving Loan to be made, or the issuance of such Letter of Credit to be issued, on such date and (iii) after giving effect to the making of such Revolving Loan or issuance of such Letter of Credit, the Total Revolving Exposure does not exceed the Line Cap.

(b)           Legality.  The making of such Revolving Loan or the issuance of such Letter of Credit shall not contravene any law, rule or regulation applicable to any Agent, any Lender or the L/C Issuer.

(c)           Notices.  The Administrative Agent shall have received (i) a Notice of Borrowing pursuant to Section 2.02 hereof, and (ii) a Letter of Credit Request (and any Issuer Documents required by L/C Issuer) pursuant to Section 3.01 hereof, if applicable.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

Section 6.01.         Representations and Warranties.

Each Loan Party hereby represents and warrants to the Agents, the Lenders and the L/C Issuer as follows:

(a)           Organization, Good Standing, Etc.  Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrower, to make the borrowings hereunder, to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby and the other Transactions, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except, in the case of clause (iii), where the failure to be so qualified and in good standing, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(b)           Authorization, Etc.  The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene (A) any of its Governing Documents, (B) any applicable Law or (C) any Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except in the case of clauses (ii)(B), (ii)(C) and (iv) to the extent such could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(c)           Governmental Approvals.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party except for (i) consents, authorizations, notices and filings which have been obtained or made and are in full force and effect, (ii) filings to perfect the Liens created by the Loan Documents and (iii) consents, authorizations, filings, notices or other acts the failure to make or obtain could not reasonably be expected, either individually or in the aggregate, to be adverse in any material respect to the rights or interests of the Agents, the Lenders or the L/C Issuer.

(d)           Enforceability of Loan Documents.  This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws or principles of equity.

(e)           Subsidiaries.  Schedule 6.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of such Subsidiaries of the Parent in existence on the date hereof.  All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  As of the Effective Date, except as indicated on such Schedule, all such Capital Stock is owned by the Parent or one or more of its wholly-owned Subsidiaries, free and clear of all Liens.  As of the Effective Date, there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Parent.

(f)            Litigation; Commercial Tort Claims.  Except as set forth in Schedule 6.01(f), (i) there is no pending or, to the best knowledge of any Loan Party, threatened action, suit or proceeding affecting any Loan Party before any court or other Governmental Authority or any arbitrator that (A) could reasonably be expected to have a Material Adverse Effect or (B) relates to this Agreement or any other Loan Document or any transaction contemplated hereby or thereby and (ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant.

(g)           Financial Condition.

(i)            The audited financial statements of the Parent and its Subsidiaries for the fiscal year ended December 31, 2012, copies of which have been delivered to each Agent and each Lender, fairly present in all material respects the consolidated financial condition of the Parent and its Subsidiaries as at the date thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal period ended on such date, all in accordance with GAAP (except as set forth in the notes to such audited financial statements).  Since December 31, 2012, no event, change, circumstance or development has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ii)           The Parent has heretofore delivered to the Lenders the unaudited pro forma consolidated balance sheet of the Parent and its Subsidiaries as of March 31, 2013 (the “Pro Forma Balance Sheet”) after giving effect to the Transactions as if they had occurred on such date.  Such Pro Forma Balance Sheet accurately reflects all adjustments required to be made to give effect to the Transactions and present fairly in all material respects the pro forma consolidated financial position of the Parent and its Subsidiaries as of such date, assuming that the Transactions had occurred at such date.

(iii)          The Parent has heretofore furnished to each Agent and each Lender projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending in 2014 through 2018, which projected financial statements shall be updated from time to time pursuant to Section 7.01(a)(v).  Such projections, as so updated, shall be believed by the Parent at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Parent, and shall have been based on assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent, it being understood that actual results may vary from such forecasts and that such variations may be material.

(h)           Compliance with Law, Etc.

(i)            No Loan Party is in violation of (A) its Governing Documents, (B) any Law, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or (C) any term of any Contractual Obligation binding on or otherwise affecting it or any of its properties, except, in the case of clauses (B) and (C), to the extent such violations could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect, and no Default or Event of Default has occurred and is continuing.

(ii)           Except as has not resulted in and could not reasonably be expected to result in Material Exposure, since March 31, 2013, the Loan Parties and their Subsidiaries have conducted their operations as they pertain to its business in compliance, in all material respects, with all applicable Laws, including, if and to the extent applicable, but not limited to current Good Manufacturing Practices, as contained in 21 C.F.R. Parts 210 and Part 211 and applicable guidance documents (“cGMP”) and all requirements relating to the marketing and promotion of its products. Except as has not resulted in and could not reasonably be expected to result in Material Exposure, since March 31, 2013, no Loan Party has received or been subject to any written communications from the FDA, the NRC or any other Governmental Authority in which the FDA, the NRC or such other Governmental Authority asserted that any Loan Party’s were not in compliance with applicable Law in any material respect.

(iii)          Except as has not resulted in and could not reasonably be expected to result in Material Exposure, each Loan Party’s products either included in Eligible Inventory or underlying Eligible Accounts Receivable, whether manufactured by any Loan Party or its Affiliates, or by a third party manufacturer under contract to any Loan Party, have been manufactured in all material respects in accordance with if and to the extent applicable, cGMP, are not adulterated and have been labeled (in the case of finished goods) and stored in accordance with applicable specifications and all applicable Laws.

(iv)          Except as has not resulted in and could not reasonably be expected to result in Material Exposure, each Loan Party’s contracts with third party manufacturers contain, and the each Loan Party implements, appropriate quality assurance arrangements in accordance with FDA guidance.

(i)            ERISA.  Except as set forth on Schedule 6.01(i), (i) each Employee Plan is in compliance in all material respects with the applicable provisions of ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred or is reasonably expected to occur with respect to any Employee Plan that could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect, (iii) except as could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect, the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agents, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status, (iv) copies of each agreement entered into by a Loan Party or any ERISA Affiliate with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan (other than agreements in the ordinary course of business) have been delivered to the Agents, (v) except as could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect, no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) except as could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect, no Lien imposed under the Internal Revenue Code or ERISA exists or is reasonably likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code.  Except as set forth on Schedule 6.01(i), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may reasonably be likely to incur any such withdrawal liability in the future.  Except as could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect, no Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid.  Except as could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect, there are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan.  Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant’s termination of employment except as could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect.

(j)            Taxes, Etc.  All federal and all material foreign, state and local tax returns and other reports required by applicable law to be filed by any Loan Party have been filed, or extensions have been obtained, and all federal and all material foreign, state and local taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the date hereof have been paid, except (1) those not overdue by more than ten Business Days, (2) those contested in good faith by proper proceedings which stay the imposition of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the books and records of such Loan Party in accordance with GAAP or (3) those that are not adverse to the Lenders in any material respect (it being agreed and understood that, without limiting the generality of the foregoing, amounts in respect of which a Lien has arisen that has, or could reasonably be expected to have, priority over the Liens in favor of the Collateral Agent arising under the Loan Documents (including by virtue of a Uniform Commercial Code financing statement having been recorded against a Loan Party in respect of such Lien), shall be deemed materially adverse to the Lenders).

(k)           Regulations T, U and X.  No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Revolving Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

(l)            Borrowing Base Certificate.  The information set forth in each Borrowing Base Certificate is true and correct in all material respects and has been prepared in all material respects in the accordance with the requirements of this Agreement.  The Accounts that are identified by the Borrower as Eligible Accounts Receivable, the Inventory that are identified by the Borrower as Eligible Inventory and the M&E that are identified by the Borrower as Eligible M&E, in each Borrowing Base Certificate submitted to the Administrative Agent comply, at the time of submission, in all material respects with the criteria (other than any criteria the satisfaction of which is dependent upon the discretion of the Administrative Agent) set forth in the definitions of Eligible Accounts Receivable, Eligible Inventory and Eligible M&E, respectively.

(m)          Permits, Etc.  Each Loan Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations, or has entered into contractual arrangement with third parties that are in full force and effect, required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person (including, without limitation, any such permit, license, authorization, approval, entitlement and accreditation issued or required by the FDA, the NRC and any similar state Governmental Authority), except where noncompliance could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect.  Except as could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect, no condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, could reasonably be expected to result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and to the knowledge of the Loan Parties there is no claim that any thereof is not in full force and effect.

(n)           Properties.

(i)            Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens.  All its tangible properties and assets are in good working order and condition, ordinary wear and tear, casualty and loss excepted, except as could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect.

(ii)           Schedule 6.01(n) sets forth a complete and accurate list, as of the Effective Date, of the location of all real property owned or leased by each Loan Party.

(o)           Full Disclosure.  None of the other reports, financial statements, certificates or other written information furnished by or on behalf of any Loan Party to the Agents (which includes, for the avoidance of doubt, each Loan Party’s public filings with the SEC) in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not materially misleading; provided, that with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared.

(p)           Environmental Matters.  Except as could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect, (i) the operations of each Loan Party are in compliance in all respects with all Environmental Laws; (ii) there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest with respect to such properties, or to the knowledge of such Loan Party at any third party location for which a Loan Party may be responsible for any Environmental Liabilities and Costs associated with such a Release; (iii) no Environmental Action has been asserted against any Loan Party or any predecessor in interest with respect to the business of, assets owned or operated by, or operations of, any Loan Party or its Subsidiaries nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest with respect to the business of, assets owned or operated by, or operations of, any Loan Party or its Subsidiaries;; (iv) no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated (x) by any Loan Party or any predecessor in interest with respect to the business of, assets owned or operated by, or operations of, any Loan Party or its Subsidiaries or (y) on behalf of a Loan Party for which a Loan Party may be responsible for any Environmental Liabilities or Costs,(v) no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that (A) any work, repairs, construction or Capital Expenditures are required to be made as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated.

(q)           Insurance.  Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) worker’s compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law.  Schedule 6.01(q) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

(r)            Use of Proceeds.  The Letters of Credit and the proceeds of the Revolving Loans shall be used to fund working capital and for other general corporate purposes.

(s)            Solvency.  After giving effect to the transactions contemplated by this Agreement and before and after giving effect to each Revolving Loan and Letter of Credit, the Parent and its Subsidiaries on a consolidated basis are Solvent.

(t)            [Reserved].

(u)           Intellectual Property.  Each Loan Party owns or licenses or otherwise has the right to use all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications and other intellectual property rights that are necessary for the operation of its business, without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not have a Material Adverse Effect.  To the knowledge of each Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened by or against a Loan Party, except for such infringements and conflicts which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(v)           [Reserved].

(w)          Investment Company Act.  None of the Loan Parties is an “investment company” or an “affiliated person” or “promoter” of, or “principal underwriter” of or for, an “investment company”, as such terms are defined in the Investment Company Act of 1940, as amended.

(x)           Employee and Labor Matters.  Except as could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect, there is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) to the knowledge of any Loan Party, no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the best knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party.  No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act (“WARN”) or similar state law, which remains unpaid or unsatisfied.  The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(y)           Security Interests.

(i)            Schedule 6.01(y)(i) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number), (iv) the chief executive office of each Loan Party and (v) the federal employer identification number of each Loan Party.

(ii)           Each Security Agreement creates in favor of the Collateral Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby.  As a result of the filing of any UCC financing statements described on Exhibit G and the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on all material Collateral granted thereby are perfected, first priority security interests (subject only to Permitted Liens), and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law, (ii) the recording of the Collateral Assignments for Security pursuant to each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights, (iii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property and (iv) the execution and delivery of the Blocked Account Control Agreements with respect to the Blocked Accounts.

ARTICLE VII

COVENANTS OF THE LOAN PARTIES

Section 7.01.         Affirmative Covenants.

So long as any principal of or interest on any Revolving Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due, other than Contingent Indemnification Obligations) shall remain unpaid or any Lender shall have any Revolving Credit Commitment hereunder, each Loan Party will, unless the Required Lenders shall otherwise consent in writing:

(a)           Reporting Requirements.  Furnish to each Agent and each Lender:

(i)            as soon as available and in any event within 45 days after the end of the first three Fiscal Quarters of each Fiscal Year of the Parent and its Subsidiaries, consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the lapsed portions of such Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, together with a management analysis and discussion related thereto (to the extent available), all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter, in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes;

(ii)           as soon as available and in any event within 120 days after the end of each Fiscal Year of the Parent and its Subsidiaries, consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, in each case all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an opinion, prepared in accordance with generally accepted auditing standards, of Deloitte & Touche USA LLP or other independent certified public accountants of recognized national standing selected by the Parent (which opinion shall be without a “going concern” or other like qualification or exception);

(iii)          as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries, internally prepared summary financial reports reviewed by an Authorized Officer of the Parent;

(iv)          simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i) and (ii) of this Section 7.01(a), a Compliance Certificate of an Authorized Officer of the Parent (A) stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence and continuance of an Event of Default or Default as of the last day of the applicable fiscal period or, if such an Event of Default or Default existed, describing the nature thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto and (B) attaching a schedule showing the calculations specified in Section 7.03;

(v)           as soon as available and in any event not later than 60 days after the end of each Fiscal Year, a budget for the Parent and its Subsidiaries including unaudited or estimated financial statements for such Fiscal Year most recently ended and including balance sheets, statements of income and sources and uses of cash, for the immediately succeeding Fiscal Year prepared in detail on a quarterly basis, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of an Authorized Officer of the Parent to the effect that the budget of the Parent is a reasonable estimate for the periods covered thereby, prepared on a reasonable basis and in good faith by such Authorized Officer based on assumptions believed to be reasonable at the time such budget was furnished to the Lenders and upon the best information then reasonably available to the Parent;

(vi)          promptly after submission to any Governmental Authority, a summary in reasonable detail of all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party or any Subsidiary of a Loan Party, or any facility or property owned by a Loan Party or Subsidiary of a Loan Party (other than routine inquiries by such Governmental Authority) if such investigation could reasonably be expected to have a Material Adverse Effect;

(vii)         as soon as possible, and in any event within five Business Days after knowledge of an Authorized Officer of the Borrower of the occurrence of an Event of Default or Default or the occurrence of any event or development that could reasonably be expected to have a Material Adverse Effect, the written statement of an Authorized Officer of the Borrower setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

(viii)        solely to the extent that any Loan Party has and maintains a material Plan and solely in respect of any such material Plans, (A) as soon as possible and in any event within ten Business Days after any Loan Party or ERISA Affiliate thereof knows that (1) any Termination Event with respect to any Employee Plan has occurred, or (2) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of the Administrative Borrower setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within ten Business Days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within ten Business Days after any Loan Party or any ERISA Affiliate thereof knows that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (D) promptly and in any event within ten Business Days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under Section 4241 of ERISA, and (E) promptly and in any event within ten Business Days after any Authorized Officer of any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

(ix)          promptly after the commencement thereof but in any event not later than five Business Days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding, including Environmental Actions, before any court or other Governmental Authority or other regulatory body or any arbitrator that could reasonably be expected to have a Material Adverse Effect;

(x)           on or prior to the 25th calendar day after the end of each Fiscal Month, a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding Fiscal Month, together with (1) reconciliations of all of the Loan Parties’ Accounts Receivable as shown on the month-end Borrowing Base Certificate for the immediately preceding month to Loan Parties’ Accounts Receivable agings, to Loan Parties’ general ledger and to Loan Parties’ most recent financial statements, (2) Accounts Receivable agings, (3) accounts payable agings, (4) reconciliations of Loan Parties’ Inventory as shown on Loan Parties’ perpetual inventory, to Loan Parties’ general ledger and to Loan Parties’ financial statements, (5) Inventory status reports and (6) such other supporting materials as the Administrative Agent may reasonably request (including monthly reporting of rolling forward Accounts Receivable data by reporting monthly sales, cash collections and credits and monthly reporting of gross Inventory, Inventory ineligibles and Accounts Receivable ineligibles); provided, that during the continuance of a Cash Dominion Period, upon the Administrative Agent’s reasonable request, the Borrower shall deliver a Borrowing Base Certificate, together with such supporting materials related to Accounts Receivable as the Administrative Agent may reasonably request, by the close of business on Friday of each week (or if Friday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Friday (with delivery of the related supporting information specified under sub-clauses (1) through (5) above of this Section 7.01(a)(x) to continue being made on a monthly basis together with the third Borrowing Base Certificate of each month delivered pursuant to this proviso);

(xi)          promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party files with the SEC or any national (domestic or foreign) securities exchange, it being understood that documents required to be delivered pursuant to this clause (xi) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (A) such document shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov (or any successor website) or on the Borrower’s website at http://www.lantheus.com (or any successor website) and (B) the Borrower provides an electronic link to such website to the Administrative Agent;

(xii)         as soon as possible, and in any event within five Business Days after receipt thereof, true and correct copies of all Form FDA 483s or equivalent inspection reports and warnings letters from the FDA, NRC or any other Governmental Authority having jurisdiction over the facilities or business of any Loan Party or its Subsidiaries, in each case, to the extent received after the Effective Date which has resulted in or could reasonably be expected to result in Material Liability; and

(xiii)        promptly upon request, such other information concerning the Collateral or the condition or operations, financial or otherwise, of any Loan Party or any Subsidiary as any Agent or a Lender may from time to time reasonably request.

Notwithstanding anything to the contrary contained herein, if (i) the Parent’s financial statements are consolidated with the financial statements of any direct or indirect parent thereof that is a holding company solely in respect of the Loan Parties, then the requirements to deliver statements, reports and other information pursuant to clauses (a)(i) and (a)(ii) hereof may be satisfied by delivering such consolidated statements, reports and other information of such direct or indirect parent thereof that is a holding company solely in respect of the Loan Parties accompanied by a schedule showing, in reasonable detail, consolidating adjustments, if any, attributable solely to the Parent and its Subsidiaries, and (ii) the Parent or any direct or indirect parent thereof is subject to the periodic reporting requirements of the Exchange Act, all statements, reports and other information required to be delivered pursuant to clauses (a)(i), (a)(ii) and (a)(xi) hereof shall be deemed to have been delivered to the extent such statements, reports and other information are otherwise filed with the SEC and included in a link that is delivered electronically by the Borrower to the Administrative Agent within the deadlines set forth in such clauses. The Loan Parties agree to use commercially reasonable efforts in cooperation with Agent to evaluate a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth in clause (x) above.

(b)           Additional Guaranties and Collateral Security.  Cause:

(i)            each direct Domestic Subsidiary of any Loan Party not in existence on the Effective Date to execute and deliver to the Collateral Agent promptly and in any event within 14 days (or such later date as may be agreed by the Collateral Agent) after the formation, acquisition or change in status thereof (A) a Guaranty guaranteeing the Obligations, (B) a Security Agreement, together with (x) certificates evidencing all (or, in the case of a direct

Foreign Subsidiary owned by such Domestic Subsidiary, 65% of the voting equity and 100% of the non-voting equity) of the Capital Stock of any Person owned by such Subsidiary, if certificated, (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate, (C) one or more Mortgages creating on any owned real property with a Current Value of more than $5,000,000 of such Subsidiary a perfected, first priority Lien on such real property, together with one or more Title Insurance Policies covering such real property, each in form and substance reasonably satisfactory to the Collateral Agent, together with such other agreements, instruments and documents as the Collateral Agent may reasonably require whether comparable to the documents required under Section 7.01(k) or otherwise; and (D) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent in order to create, perfect, establish the first priority of or otherwise protect any Lien purported to be covered by any such Security Agreement or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements applicable to the Loan Parties contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations;

(ii)           each owner of the Capital Stock of any such Subsidiary to execute and deliver promptly and in any event within 14 days (or such later date as may be agreed by the Collateral Agent) after the formation or acquisition of such Subsidiary a supplement to the Security Agreement, together with (A) certificates evidencing all (or, in the case of such direct Foreign Subsidiary of a Loan Party, 65% of the voting equity and 100% of the non-voting equity) of the Capital Stock of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Collateral Agent may reasonably request in respect of complying with any legend on any such certificate and (D) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Collateral Agent; and

(iii)          without limiting the generality of Section 7.02(a), no Loan Party will create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any consensual Lien upon or with respect to the Capital Stock of any Foreign Subsidiary to any Person (except for the pledge of 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of a direct Foreign Subsidiary to the Collateral Agent, for the benefit of itself and the Lenders, as contemplated in this Section 7.01(b)).

(c)           Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, with (i) its Governing Documents, (ii) all applicable Laws (including, without limitation, any Laws of the FDA, NRC and any Applicable State Regulatory Authority and any Environmental Laws), orders, judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), and (iii) all Contractual Obligations, except in the case of clauses (ii) and (iii) to the extent any noncompliance could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect, such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except in each case to the extent contested in good faith by proper proceedings and in the case of any tax, assessment, charge, levy or claim that has or may become a Lien against any Collateral, which stay the imposition of any Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP, and (iii) taking all Remedial Actions required by any Government Authority to prevent the migration of a Release and material diminution in the value of the collateral.

(d)           Preservation of Existence, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, (i) its existence, rights and privileges, and (ii) become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except in the case of clause (ii) to the extent that the failure to do so could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e)           Keeping of Records and Books of Account.  Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

(f)            Inspection Rights; Audits and Appraisals; Account Verifications.

(i)            Permit, and cause each of its Subsidiaries to permit, the agents and representatives of the Administrative Agent at any time and from time to time during normal business hours, at the reasonable expense of the Borrower, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, environmental site assessments or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives.  In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of the Administrative Agent in accordance with this Section 7.01(f); provided, that (A) the Borrower or a representative of the Borrower shall be present for such communications, and (B) if no Event of Default has occurred and is continuing, (i) only the Administrative Agent on behalf of the Lenders may exercise the visitation and inspections rights, and (ii) except as provided below in clause (f)(ii) of this Section 7.01, the Administrative Agent may visit and inspect only one time during any calendar year.

(ii)           At reasonable times during normal business hours, with reasonable mutual coordination and upon reasonable prior notice that the Administrative Agent requests, independently of or in connection with the visits and inspections provided for in clause (f)(i) of this Section 7.01 above, the Borrower and its Subsidiaries will grant access to the Administrative Agent (including employees of Administrative Agent or any consultants and appraisers retained by the Administrative Agent) to such Person’s books, records, accounts, Inventory and M&E, and such Person’s management, so that the Administrative Agent or an appraiser or consultants retained by the Administrative Agent may conduct Inventory appraisals, M&E appraisals, field examinations, verifications and evaluations as the Administrative Agent may deem necessary or appropriate; provided, that Administrative Agent may (x) conduct (1) one field examination, one Inventory appraisal and one M&E appraisal with respect to the Collateral in each consecutive 12-month period after the date of this Agreement, (2) one additional field examination, one additional Inventory appraisal and one additional M&E appraisal with respect to the Collateral in each consecutive 12-month period after the date of this Agreement after the occurrence and during the continuance of a Covenant Trigger Period, and (3) one additional field examination, one additional Inventory appraisal and one additional M&E appraisal with respect to the Collateral in each consecutive 12-month period after the date of this Agreement after the occurrence and during the continuance of an Event of Default, (y) at the expense of the Lenders, conduct, at Administrative Agent’s option, additional field examinations not permitted pursuant to clause (x) above, and (z) at any time that a Specified Event of Default has occurred and is continuing, Administrative Agent may conduct additional Inventory appraisals, M&E appraisals and/or field examinations.  All such appraisals, field examinations and other verifications and evaluations shall (x) be at the sole expense of the Loan Parties (other than the field examinations specified in clause (y) of the proviso of the first sentence of this clause (f)(ii)), and the Administrative Agent shall provide the Borrower with a reasonably detailed accounting of all such expenses and (y) be conducted by the Administrative Agent or an appraiser or consultants retained by, and reasonably satisfactory to, the Administrative Agent.

(iii)          After the occurrence and during the continuance of a Specified Event of Default, the Administrative Agent shall have the right at any time, in the name of the Administrative Agent, any designee of the Administrative Agent or (during the continuance of any Event of Default) any Borrower, to verify the validity, amount or any other matter relating to any Accounts Receivable of the Loan Parties by mail, telephone or otherwise.  The Loan Parties shall cooperate fully with the Administrative Agent in an effort to facilitate and promptly conclude any such verification process.

(iv)          The Loan Parties acknowledge that the Administrative Agent, after exercising its rights under this Section 7.01(f), may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders, subject to the provisions of Section 12.19 hereof.

(g)           Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its tangible properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted, and comply, and cause each of its Subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder, except to the extent the failure to so maintain and preserve or so comply could not reasonably be expected to result in a Material Adverse Effect.

(h)           Maintenance of Insurance.  Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, product liability, hazard, rent, worker’s compensation and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.  All policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Lenders, as its interests may appear, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of insurance are to be delivered to the Collateral Agent and the policies are to be premium prepaid, with the loss payable endorsement and, with respect to policies of liability insurance, additional insured endorsement, in favor of the Collateral Agent and such other Persons as the Collateral Agent may designate from time to time, and shall provide for not less than 30 days’ prior written notice to the Collateral Agent of the exercise of any right of cancellation.  If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.  Upon the occurrence and during the continuance of an Event of Default, and in respect of recoveries under a policy of property and casualty insurance in excess of $2,500,000, the Collateral Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies and the Collateral Agent will use commercially reasonable efforts to promptly notify the Borrower if the Collateral Agent undertakes any of the foregoing actions.  Amounts received by the Collateral Agent pursuant to the immediately preceding sentence shall be applied to reduce the Obligations in such manner as the Collateral Agent shall elect (with any such application against the principal amount of the Revolving Loans to cause a corresponding reduction of the Total Revolving Credit Commitment if elected by Collateral Agent).

(i)            Obtaining of Permits, Etc.  Except as could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect, obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business (including, without limitation, any permit, license, authorization, approval, entitlement and accreditation required by the FDA, NRC or Applicable State Regulatory Authority).

(j)            Environmental.  (i)  Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) except to the extent such failure to comply could reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect, comply, and cause each of its Subsidiaries and, as to the products manufactured by such contract manufacturers for any Loan Party to the extent such requirement would be consistent with industry standards with respect to contract manufacturers, contract manufacturers, to comply, in all respects with Environmental Laws (such compliance to include, without limitation, (A) the maintenance of the financial assurance required by the Nuclear Regulatory Commission and Department of Public Health of the Commonwealth of Massachusetts with respect to the Facility, covering the estimated amount needed to decontaminate and decommission the Facility at the end of the Facility’s use as a nuclear facility, and (B) the appropriate use, handling, generation, storage, treatment, Release and disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries in accordance with applicable Environmental Laws) and provide to the Collateral Agent any documentation of such compliance which the Collateral Agent may reasonably request; (iii) provide the Agents written notice within 10 days of the Borrower obtaining knowledge of any Release of a Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries, or under the control or direction of it or any of its Subsidiaries, which could reasonably be expected to have a Material Adverse Effect and take any Remedial Actions required to abate said Release; (iv) provide the Agents with written notice within 10 days of the receipt of any of the following:  (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect; and (C) notice of a violation, citation or other administrative order which could reasonably be expected to have a Material Adverse Effect; (v) not incur any Environmental Liabilities and Costs the payment of which could reasonably be expected to have a Material Adverse Effect; and (vi) defend, indemnify and hold harmless the Agents and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the generation, presence, disposal, Release or threatened Release of any Hazardous Materials on, under, in, originating or emanating from any property at any time owned or operated by any Loan Party, any of its Subsidiaries (or its predecessors in interest or title) or any contract manufacturer while manufacturing products for the Loan Party or a Subsidiary, (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to the presence or Release of such Hazardous Materials, (C) any request for information, investigation, lawsuit brought or threatened, settlement reached or order by a Governmental Authority relating to the presence or Release of such

Hazardous Materials, (D) any violation of any Environmental Law by any Loan Party or any of its Subsidiaries and/or (E) any Environmental Action filed against any Agent or any Lender.

(k)           Further Assurances.  Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as any Agent may reasonably require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens (subject to Permitted Liens) any of the Collateral or any other property of any Loan Party, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto each Agent, each Lender and the L/C Issuer the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document.  In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party (i) authorizes each Agent to execute any such agreements, instruments or other documents in such Loan Party’s name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes each Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and (iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

(l)            After-acquired Fee-Owned Real Property.  Upon the acquisition by any Loan Party after the date hereof of any fee interest in any real property (wherever located) (each such interest being an “After Acquired Property”) with a Current Value (as defined below) in excess of $5,000,000 in the case of a fee interest, immediately so notify the Collateral Agent, setting forth with specificity a description of the interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party’s good-faith estimate of the current value of such real property (for purposes of this Section, the “Current Value”).  The Collateral Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below.  Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall promptly furnish to the Collateral Agent the following, each in form and substance reasonably satisfactory to the Collateral Agent:  (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to create and perfect a valid and enforceable first priority lien on the property purported to be covered thereby or to otherwise protect the rights of the Agents and the Lenders thereunder, (iii) a Title Insurance Policy, and (iv) such other documents or instruments (including guarantees and opinions of counsel) as the Collateral Agent may reasonably require.  The Borrower shall pay all fees and expenses, including reasonable attorneys’ fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party’s obligations under this Section 7.01(k).

Section 7.02.         Negative Covenants.

So long as any principal of or interest on any Revolving Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due, other than Contingent Indemnification Obligations) shall remain unpaid or any Lender shall have any Revolving Credit Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

(a)           Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, other than Permitted Liens.

(b)           Indebtedness.  Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

(c)           Fundamental Changes; Dispositions.  Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, that

(i)            any wholly-owned Subsidiary of any Loan Party (other than the Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan Party gives the Agents at least three Business Days’ prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation, (E) the Borrower is the surviving Person in the case of any merger or consolidation involving the Borrower, and a Subsidiary Guarantor is the surviving Person and remains a Domestic Subsidiary and a wholly-owned Subsidiary in case of any merger or consolidation involving a Subsidiary Guarantor, and (F) if the surviving entity is a Domestic Subsidiary, the surviving Subsidiary is joined as a Loan Party hereunder and is a party to a Guaranty and a Security Agreement and the Capital Stock of which Subsidiary is pledged to the Collateral Agent, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation;

(ii)           any Loan Party and its Subsidiaries may:

(A)          sell Inventory in the ordinary course of business,

(B)          dispose of obsolete, worn-out, condemned or surplus equipment or equipment no longer useful in the ordinary course conduct of the business of the Parent and its Subsidiaries, in each case in the ordinary course of business; provided, that in the event that any such dispositions, either individually or in the aggregate, involve $2,500,000 or more of assets included in the Borrowing Base in any calendar month, then Borrower shall deliver an updated Borrowing Base Certificate that reflects the removal of such assets from the Borrowing Base within five Business Days of the occurrence thereof,

(C)          abandon or otherwise dispose of immaterial Intellectual Property in the ordinary course of business,

(D)          enter into leases, sub-leases, licenses or sub-licenses of, or other grants of rights to use, real or personal property (including Intellectual Property) in the ordinary course of business,

(E)           enter into investments to the extent permitted by Section 7.02(e),

(F)           any Subsidiary of the Parent that is not a Loan Party may dispose of any or all of its assets to a Loan Party or to a wholly-owned Subsidiary, and any Loan Party may dispose of any or all of its assets to any other Loan Party; provided, that (x) the Agents shall have received at least 60 days’ prior written notice of such disposal, (y) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, and (z) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such disposition,

(G)          dispose of, settle and write off delinquent accounts receivable in the ordinary course of business for purposes of settlement or collection only (but not any bulk sale or securitization transaction),

(H)          sell or otherwise dispose of a nominal amount of Capital Stock issued by the Parent or any Subsidiary in order to qualify members of the board of directors or equivalent governing body of such Person to the extent required by applicable law (subject to the other provisions of the Loan Documents),

(I)            dispose of property which constitutes, or which is subject to, a Casualty Event; provided, that if any Casualty Event involving $2,500,000 or more occurs with respect to assets included in the Borrowing Base in any calendar month, then Borrower shall deliver an updated Borrowing Base Certificate that reflects the removal of such assets from the Borrowing Base within five Business Days of the occurrence thereof

(J)            sell the real property described on Schedule 7.02(c) that is not necessary to, used in, or useful in the conduct of the business of Parent and its Subsidiaries; provided that (i) such disposition is made for Cash and Cash Equivalents in an amount not less than the fair market value of such property, (ii) such property either (y) consists of undeveloped raw land that is not utilized in any way by Parent and its Subsidiaries in the operation of their business or (z) buildings that are vacant and have not been used by Parent and its Subsidiaries during the 60 day period preceding the date of such disposition (provided, however, that, anything to the contrary contained in this Agreement notwithstanding, no more than four buildings may be disposed of in reliance on this Section 7.02(c)(ii)(J)), (iii) no Specified Event of Default has occurred and is continuing before or immediately after giving effect to such disposition; (iv) the Loan Parties shall have delivered to Collateral Agent evidence reasonably satisfactory to Collateral Agent that (I) following the release of the applicable parcel(s) of property, the remaining property, in each case, to at least the same extent as such property did immediately prior to giving effect to any such disposition in reliance on this clause (J),  will (1) comply in all material respects with all applicable laws, including all applicable zoning, building, and subdivision laws and regulations (provided that legal non-conformance shall be deemed to be compliance), (2) have reasonably adequate and usable access to public rights of way, whether via direct access or insurable easement, for the contemplated uses thereof, (3) have reasonable access to utilities (including storm water detention facilities), via public right of way or insurable easement, for the contemplated uses thereof, and (4) contain or have insurable easement rights to adequate parking facilities sufficient to service the remaining Real Estate for the contemplated uses thereof, and (II) each parcel to be released has been properly subdivided from the remaining real property and constitutes a separate tax lot, (v) the release of the applicable parcels would not result in a violation of, or any Loan Party’s non-compliance in any material respect with, any applicable laws, ordinances, leases, reciprocal access easements, operating agreements, parking agreements, or similar agreements affecting the remaining real property, (vi) the applicable Loan Party, Collateral Agent, and the purchaser of the applicable released parcel shall have executed any and all easements reasonably necessary for the operation of the released parcels and the remaining real estate in the manner conducted during the 12 month period immediately preceding such disposition, provided that any such easements on the retained real property do not materially interfere with or impair the use or operation thereof,  (vii) Borrower shall have provided Agents with not less than sixty (60) days prior written notice of such proposed disposition, (viii) not less than twenty (20) days prior to the disposition, Borrower shall have provided the Agents with a survey of parcels to be released prepared by a surveyor licensed in the state where the parcel is located,  (ix) Collateral Agent shall have received an acceptable endorsement to the title insurance policy insuring the property subject to the Mortgage which modifies the legal description in such policy in form and substance satisfactory to Administrative Agent (including as to new or necessary easements) and such other documents as Collateral Agent may reasonably request in order to maintain the perfection and priority of its Lien on such remaining parcels, (ix) the proceeds of such disposition are deposited into a Blocked Account that is subject to a Blocked Account Control Agreement, and (x) prior to consummation of any such disposition, Parent shall deliver to Administrative Agent a certification that each of the conditions specified pursuant to this clause (J) have been satisfied,

(K)          sell Intellectual Property in the ordinary course of business so long as (i) the subject Intellectual Property (x) solely relates to products that are still in the development phase, (y) does not contribute, and has not at any time since the Effective Date contributed, to the generation of any Accounts Receivable included as Eligible Accounts Receivable, and (z) is not incorporated into, represented by, related to, or necessary to the sale, use, or collection of, any assets that have been included in the Borrowing Base at any time since the Effective Date;  (ii) the proceeds of such disposition are deposited into a Blocked Account that is subject to a Blocked Account Control Agreement; and (iii) such disposition is made for Cash and Cash Equivalents in an amount not less than the fair market value of such property, and

(L)           sell or otherwise dispose of other property or assets (other than real property) for Cash and Cash Equivalents in an aggregate amount not less than the fair market value of such property or assets; provided that (i) in the event that any such sale or dispositions, either individually or in the aggregate, involve $2,500,000 or more of assets included in the Borrowing Base in any calendar month, then Borrower shall deliver an updated Borrowing Base Certificate that reflects the removal of such assets from the Borrowing Base within five Business Days of the occurrence thereof,  (ii) sales or dispositions of Intellectual Property made in reliance on this clause (L) shall not be permitted if such Intellectual Property, together with all other Intellectual Property sold or disposed of in reliance on this clause (L), contributed to, was necessary to, or otherwise related to the generation of 5% or more of the revenue of the Loan Parties and their Subsidiaries for the most recently ended trailing twelve month period for which financial statements are available, and (iii) the net cash proceeds of all sales and dispositions made in reliance on this clause (L) shall not exceed $15,000,000 in the aggregate.

(d)           Change in Nature of Business.  Engage, or cause any of its Subsidiaries to engage, directly or indirectly in any business, other than those businesses in which the Borrower and its Subsidiaries are engaged on the Effective Date (consisting of the development, manufacture, distribution, marketing and sale of the Products and the preparation and distribution of diagnostic and therapeutic agents) or which are similar or reasonably related thereto.

(e)           Revolving Loans, Advances, Investments, Etc.  Make or commit or agree to make any loan, advance guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for:

(i)            investments existing on the date hereof, as set forth on Schedule 7.02(e) hereto, but not any increase in the amount thereof as set forth in this paragraph or in such Schedule;

(ii)           loans, advances and investments (x) by any Loan Party in any other Loan Party (other than the Parent), (y) by any Subsidiary that is not a Loan Party in any Loan Party (other than the Parent) or any other Subsidiary that is also not a Loan Party, and (z) in each case so long as (1) no Event of Default exists, (2) the Loan Parties are in compliance with the covenant set forth in Section 7.03 (whether or not then in effect) recomputed as at the last day of the most recently ended Fiscal Quarter of the Parent for which financial statements are available, (3) Excess Availability is not less than 15% of the Total Revolving Credit Commitment after giving effect thereto and (4) average Excess Availability for the 30 consecutive day period ending on the date of such transaction and calculated after giving effect thereto, is not less than 15% of the Total Revolving Credit Commitment, by any Loan Party in any Subsidiary that is not a Loan Party in an aggregate amount not to exceed (when combined with Contingent Obligations of the Borrower and such Subsidiary Guarantors in respect of any Subsidiary that is not a Loan Party) at any one time outstanding $25,000,000;

(iii)          Liquid Investments;

(iv)          Permitted Acquisitions;

(v)           investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss, and investments in the form of deposits, prepayments and other credits to suppliers made in the ordinary course of business;

(vi)          investments consisting of deposit accounts and the acceptance and endorsements of checks or other negotiable instruments for deposit or collection, in each case in the ordinary course of business;

(vii)         Hedging Agreements permitted by Section 7.02(a) and the other provisions of this Agreement;

(viii)        loans and advances to directors, employees and officers of the Parent and its Subsidiaries for travel, entertainment, relocation or similar business purposes, in each case in the ordinary course of business, in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(ix)          loans and advances to the Parent in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or dividends in respect thereof), dividends to the extent permitted to be made to the Parent in accordance with Section 7.02(h);

(x)           investments consisting of noncash loans to directors, officers or employees of the Parent or a Subsidiary that are used solely by such employees to simultaneously purchase Capital Stock of the Parent; provided, that any such loan shall be evidenced by a promissory note and shall be pledged to the Collateral Agent in accordance with the Security Agreement;

(xi)          investments by the Borrower or any of its Subsidiaries in a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form, other than a Subsidiary of the Parent (a “Joint Venture”), in each case to the extent (A) the Loan Parties collectively do not loan, advance or invest more than $20,000,000 at any time outstanding for all such Joint Ventures combined, (B) after giving effect to such Joint Venture on a Pro Forma Basis, (I) Excess Availability is not less than 15% of the Total Revolving Credit Commitment, (II) average Excess Availability for the 30consecutive day period ending on the date of such investment and calculated after giving effect thereto, is not less than 15% of the Total Revolving Credit Commitment, and (III) the Loan Parties shall be in compliance with the covenant set forth in Section 7.03 (whether or not then in effect) recomputed as at the last day of the most recently ended Fiscal Quarter of the Parent for which financial statements are available (assuming, for purposes of Section 7.03, that such transaction, and all Permitted Acquisitions consummated since the first day of the relevant period for the testing of the financial covenant set forth in Section 7.03 ending on or prior to the date of such transaction, had occurred on the first day of such relevant fiscal period), (C) such Joint Venture will be engaged in the same or a related business as the Loan Parties and as described in Section 7.02(d) and (D) the Loan Parties holding the equity of any such Joint Venture shall execute and deliver the agreements, instruments and other documents required by Section 7.01(b); and

(xii)         investments consisting of purchases of the Borrower of the Senior Notes in the open market (or otherwise), in each case, (x) at any time with the Eligible Equity Proceeds of a Qualifying IPO or (y) so long as (1) no Event of Default exists at the time thereof, (2) Excess Availability is not less than $25,000,000 after giving effect thereto and (3) such Senior Notes, upon such purchase by the Borrower, are cancelled.

In determining the amount of investments, acquisitions, loans, and advances permitted under this Section, the amount of any investment or acquisition outstanding at any time shall be the aggregate cash investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person in respect of the capital thereof, and any loan or advance outstanding shall be calculated without regard to any write downs or write-offs.

(f)            [Reserved].

(g)           [Reserved].

(h)           Restricted Payments.  (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, (iv) return any Capital Stock to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party (each, a “Restricted Payment”); provided, that:

(A)          the Borrower may pay dividends to the Parent and the Parent may pay dividends to any direct or indirect parent thereof that is a holding company solely in respect of the

Loan Parties to the extent actually used by the Parent or such direct or indirect parent (1)  to pay customary franchise taxes and other fees that are required to maintain the legal existence of such Person in the ordinary course of its business as a holding company, (2) to pay reasonable out-of-pocket legal, accounting and filing costs and other reasonable expenses that would otherwise constitute an operating expense of the Borrower and in the nature of customary overhead in the ordinary course of business of such Person and to enable such Person to pay reasonable and customary fees and expenses (including, without limitation, salary, bonus, contributions to pension and 401(k) plans, deferred compensation and other benefits) owing to directors, officers and employees of such Person, to the extent such amounts are attributable to the ownership or operation of the Borrower and its Subsidiaries; provided, that the aggregate amount of all payments pursuant to this clause (2) shall not exceed $10,000,000 in any Fiscal Year, (3) to enable the Parent, the Ultimate Parent or any direct or indirect parent thereof that is a holding company solely in respect of the Loan Parties to make payments to directors, officers or employees of such Person with respect to actual, out-of-pocket indemnities (including without limitation, attorneys’ fees, other expenses, reimbursements and other out-of-pocket disbursements), provided, that at the election of the Collateral Agent, which the Collateral Agent may and, upon the direction of the Required Lenders, shall make by notice to the Borrower, no such payment shall be made if a Default under Section 9.01(a), (f) or (g) shall have occurred and be continuing or would result from the making of any such payment, and (4) any amounts required for the Parent, the Ultimate Parent, or any direct or indirect parent thereof that is a holding company solely in respect of the Loan Parties to pay reasonable fees and expenses, other than to Affiliates of the Borrower, related to any equity or debt offering of such Person where such transaction would not be prohibited by the terms hereof (whether or not such transaction is successful),

(B)          the Borrower may pay dividends to the Parent and the Parent may pay dividends to any direct or indirect parent thereof to the extent not previously distributed under this Section 7.02(h), in amounts necessary to make Permitted Tax Distributions,

(C)          any Subsidiary of the Borrower may pay dividends to the Borrower (but not to the Parent),

(D)          the Parent may pay dividends in the form of common Capital Stock,

(E)           the Borrower or any Subsidiary of the Borrower may, or may pay dividends to the Parent so that the Parent may, repurchase or redeem Qualified Capital Stock of the Parent, the Ultimate Parent or any direct or indirect parent thereof that is a holding company solely in respect of the Loan Parties owned by employees of the Parent, the Borrower or any of its Subsidiaries in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death, disability, severance or termination of such employees; provided, that (i) the aggregate amount of such payments shall not exceed $5,000,000 in any Fiscal Year (provided; that 100% of such amount, if not paid in any Fiscal Year for which it is permitted, may be added to the amount of such payments permitted for any succeeding Fiscal Year) and (ii) to the extent that the consideration for its Capital Stock is not in the form of a promissory note, no such payment shall be made if an Event of Default shall have occurred and be continuing or would arise as a result of such payment,

(F)           non-cash repurchases of Capital Stock in the Parent or any direct or indirect parent thereof deemed to occur upon exercise of stock options or warrants if such Capital Stock represent a portion of the exercise price of such options or warrants,

(G)          to the extent constituting restricted payments under this Section 7.02(h), any Loan Party may enter into and consummate transactions and pay any amounts expressly permitted under Section 7.02(c)(i) and Section 7.02(j),

(H)          the Loan Parties and their Subsidiaries may pay management, consulting, monitoring and advisory fees to the Sponsor pursuant to the Management Services Agreement in the amounts and at the times specified in the Management Services Agreement (as in effect on the Effective Date) and actual, out-of-pocket indemnities, reimbursements and reasonable expenses related thereto in accordance with the Management Services Agreement (as in effect on the Effect Date); provided, that at the election of the Collateral Agent, which the Collateral Agent may and, upon the direction of the Required Lenders, shall make by notice to the Borrower, no payment referred to in this clause (H) shall be made if (y) any Default or Event of Default under Section 9.01(a), Section 9.01(c) (as a result of the failure to comply with any provision of Section 7.02 or Section 7.03), Section 9.01(f) or Section 9.01(g) shall have occurred and be continuing or would result from the making of any such payment or (z) any Event of Default with respect to Section 9.01(c) (solely with respect to a breach of (I) Section 7.01(a)(i), (ii), (iii), or (iv), solely to the extent that (1) a Covenant Trigger Period has occurred and is continuing and (2) such items are not delivered within 45 days after the due date or (II) a breach of Section 7.01(a)(x); it being agreed that for purposes of this clause (z), the requirement to deliver financial statements and an audit report required by Section 7.01(a)(ii) may be satisfied by delivery of unaudited financials for the corresponding period) shall have occurred and be continuing,

(I)            the Borrower and the Parent may make Restricted Payments using the proceeds of Permitted Additional Debt, so long as (x) no Event of Default exists at the time any such Restricted Payment is made and (y) immediately after giving effect to each such Restricted Payment on a pro forma basis, (1) Excess Availability is not less than 15% of the Total Revolving Credit Commitment at such time, (2) average Excess Availability for the 30 consecutive day period ending on the date of such Restricted Payment and calculated after giving effect thereto is not less than 15% of the Total Revolving Credit Commitment at such time and (3) the Consolidated Adjusted Total Leverage Ratio for the Parent and its Subsidiaries for the most recently ended four full Fiscal Quarters for which financial statements have been delivered to the Administrative Agent hereunder is not greater than 3.50:1.00, and

(J)            the Borrower and the Parent may make additional Restricted Payments, in each case so long as (x) no Event of Default exists at the time thereof, (y) Excess Availability is not less than $25,000,000 after giving effect thereto and (z) after giving effect thereto and any Indebtedness incurred in connection therewith on a pro forma basis, the Consolidated Adjusted Total Leverage Ratio for the Parent and its Subsidiaries for the most recently ended four full Fiscal Quarters for which financial statements have been delivered to the Administrative Agent hereunder is not greater than 2.00:1.00.

(i)            Federal Reserve Regulations.  Permit any Revolving Loan or the proceeds of any Revolving Loan under this Agreement to be used for any purpose that would cause such Revolving Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

(j)            Transactions with Affiliates.  Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except:

(i)            in the ordinary course of business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof;

(ii)           transactions among the Borrower and its Subsidiaries (to the extent not otherwise restricted herein),

(iii)          transactions expressly permitted by Section 7.02(e)(ii), 7.02(e)(viii) and 7.02(h),

(iv)          sales of Qualified Capital Stock of the Parent to Affiliates of the Parent not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith, and

(v)           transactions in the ordinary course of business with Joint Ventures in which the Borrower or any of its Subsidiaries holds or acquires an ownership interest (whether by way of Capital Stock or otherwise) so long as the terms of any such transactions are arms’-length and no less favorable to the Borrower or such Subsidiary than they are to other Joint Venture partners.

(k)           Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries.  Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, that nothing in any of clauses (i) through (iv) of this Section 7.02(k) shall prohibit or restrict compliance with:

(A)          this Agreement, the other Loan Documents and the Senior Note Documents;

(B)          any agreements in effect on the date of this Agreement and described on Schedule 7.02(k);

(C)          any applicable law, rule or regulation (including, without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

(D)          in the case of clause (iv) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets;

(E)           in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien from restricting on customary terms the transfer of any property or assets subject thereto, or

(F)           any agreement, instrument or other document evidencing Permitted Indebtedness, so long as such agreement, instrument or other document does not contain encumbrances and restrictions that are more restrictive taken as a whole to the Parent and its Subsidiaries than any such similar encumbrances and restrictions contained in this Agreement or the Senior Note Documents.

(l)            Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc.  (i)  Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subsidiaries’ Subordinated Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture or loan agreement) relating to any such Subordinated Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Subordinated Indebtedness, would increase the interest rate applicable to such Subordinated Indebtedness, would change any subordination provision of such Subordinated Indebtedness, or would otherwise be adverse to any Agent, any Lender, the L/C Issuer or the issuer of such Subordinated Indebtedness in any respect; (ii)  make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Subordinated Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Subordinated Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Subordinated Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Subordinated Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing; (iii) amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of any of its or its Subject Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture or loan agreement) relating to any such Subject Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Subject Indebtedness; (iv) refund, refinance, replace or exchange any other Indebtedness for any Subject Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of “Permitted Indebtedness”); (v) make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries’ Subject Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Subordinated Indebtedness when due), except where (x) no Event of Default exists at the time thereof and (y) Excess Availability is not less than $25,000,000 after giving effect thereto; or (vi) amend, modify or otherwise change any of its Governing Documents, including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendment, modification or change or any such new agreement or arrangement pursuant to this clause (vi) that, either individually or in the aggregate, could not adversely affect any Agent, any Lender or the L/C Issuer in any material respect.

(m)          [Reserved].

(n)           No Further Negative Pledge.  Enter into, incur or permit to exist, or permit any Subsidiary to enter into, incur or permit to exist, directly or indirectly, any agreement, instrument, deed, lease or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Parent, the Borrower or any Subsidiary of the Borrower to create, incur or permit to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired, or that requires the grant of any security for an obligation if security is granted for another obligation, except the following: (i) this Agreement and the other Loan Documents, (ii) restrictions or conditions imposed by the Senior Note Documents, (iii) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by Section 7.02(a) of this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (iv) any customary restrictions and conditions contained in agreements relating to the sale or other disposition of assets or of a Subsidiary pending such sale or other disposition; provided, that such restrictions and conditions apply only to the assets or Subsidiary to be sold or disposed of and such sale or disposition is permitted hereunder, (v) customary provisions in leases restricting the assignment or sublet thereof and (vi) restrictions or conditions imposed by any agreement relating to Permitted Indebtedness if such restrictions or conditions are not more restrictive taken as a whole to the Parent and its Subsidiaries than the restrictions and conditions contained in this Agreement or the Senior Note Documents.

(o)                                 Management Agreement.  Agree to any amendment, modification or other change to the Management Services Agreement that either (i) increases or otherwise changes the payment obligations of any Loan Party or any of their Subsidiaries, or (ii) either individually or in the aggregate, could reasonably be expected to adversely affect any Agent or Lender in any respect.

(p)                                 Parent.  Allow the Parent to (i) Incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under this Agreement, the other Loan Documents and the Senior Note Documents, (ii) create, incur or suffer to exist any consensual Lien upon any property or assets now owned or hereafter acquired, leased or licensed by it other than the Liens created under the Loan Documents to which it is a party, (iii) engage in any business or activity or own any assets, other than in the case of clauses (i) and (iii) above, (A) holding 100% of the Capital Stock of the Borrower, (B) performing its obligations and activities incidental thereto under the Loan Documents and the Senior Note Documents, (C) making restricted payments and investments to the extent expressly permitted by this Agreement, (D) maintaining its corporate existence and activities incidental thereto, and (E) incurring Indebtedness under clauses (q), (t) and (v) of the definition of Permitted Indebtedness; (iv) consolidate with or merge with or into, or convey, transfer, lease or license all or any substantial portion of its assets to, any Person, (v) sell or otherwise dispose of any Capital Stock of the Borrower; or (vi) create or acquire any Subsidiary or make or own any investment in any Person other than the Borrower.

(q)                                 Fiscal Year.  Change the ending date of the Fiscal Year of the Parent and its Subsidiaries without the prior written consent of the Agents (such consent not to be unreasonably withheld but with appropriate related changes to the Agreement).

(r)                                    Sale and Lease Back Transaction.  Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee for the payment of rent for any real or personal property in connection with any sale and leaseback transaction.

Section 7.03.                          Financial Covenant.

So long as any principal of or interest on any Revolving Loan, Reimbursement Obligation, Letter of Credit Obligation or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Revolving Credit Commitment hereunder, upon the commencement and during the continuance of a Covenant Trigger Period, each Loan Party shall not permit the Consolidated Fixed Charge Coverage Ratio of the Parent and its Subsidiaries to be less than 1:00:1:00.  For the purposes of this Section 7.03, the Consolidated Fixed Charge Coverage Ratio shall be tested on a trailing four-Fiscal Quarter period basis on the last day of each Fiscal Quarter for which financial statements have been or are required to be delivered immediately prior to the commencement of a Covenant Trigger Period or occurring at any time during a Covenant Trigger Period.

ARTICLE VIII

[Reserved]

ARTICLE IX

EVENTS OF DEFAULT

Section 9.01.                          Events of Default.

If any of the following Events of Default shall occur and be continuing:

(a)                                 the Borrower shall (i) fail to pay any principal of any Revolving Loan, any Reimbursement Obligation when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) or (ii) fail to pay any interest on any Revolving Loan, any Reimbursement Obligation, or any fee, indemnity or other amount payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and in the case of clause (ii), such failure shall continue for more than three Business Days;

(b)                                 or any representation or warranty made or deemed made by or on behalf of any Loan Party or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any certificate, financial statement, report or statement of fact delivered to any Agent, any Lender or the L/C Issuer pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

(c)                                  any Loan Party shall fail to perform or comply with:

(i)                                     any covenant or agreement contained in Section 2.15, any covenant or agreement contained in clause (vii) or clause (x) of paragraph (a) of Section 7.01, or any covenant or agreement contained in Section 7.02 or Section 7.03;

(ii)                                  any covenant or agreement contained in paragraph (h) (with respect to policies of property insurance) of Section 7.01 and such failure shall remain unremedied for a period of five Business Days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party; or

(iii)                               any covenant or agreement contained in clauses (i) though (v) of paragraph (a), or paragraph (c) or (d)(i) (with respect to the Parent or the Borrower), of Section 7.01, and such failure shall remain unremedied for a period of ten Business Days after the earlier of the date a senior officer of any Loan Party becomes aware of such failure and the date written notice of such default shall have been given by any Agent to such Loan Party;

(d)                                 any Loan Party shall fail to perform or comply with any other term, covenant or agreement contained in any Loan Document to be performed or observed by it and, except as set forth in subsections (a), (b) and (c) of this Section 9.01, such failure, if capable of being remedied, shall remain unremedied for 30 days after the date written notice of such default shall have been given by any Agent to such Loan Party;

(e)                                  the Parent or any of its Subsidiaries shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding Indebtedness evidenced by this Agreement), to the extent that the aggregate principal amount of all such Indebtedness exceeds $10,000,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

(f)                                   the Parent or any of its Subsidiaries (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (f);

(g)                                  any proceeding shall be instituted against the Parent or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

(h)                                 any provision of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Loan Party intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Loan Party or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

(i)                                     any Security Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of the Collateral Agent for the benefit of the Lenders on any Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results solely from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing Capital Stock pledged to it or to file Uniform Commercial Code continuation statements;

(j)                                    one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $10,000,000 in the aggregate shall be rendered against any Loan Party and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, (ii) there shall be a period of 45 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) at any time during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, is in effect, such judgment, order, award or settlement is not bonded in the full amount of such judgment, order, award or settlement; provided, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (j) if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

(k)                                 [reserved];

(l)                                     any Loan Party or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Loan Party or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $10,000,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Loan Party’s or any of its ERISA Affiliates’ annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $10,000,000;

(m)                             any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Loan Party by any Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) as a result of such Termination Event any Loan Party or any of its ERISA Affiliates incurs liability in excess of $10,000,000; or

(n)                                 a Change of Control shall have occurred;

then, and in any such event, the Administrative Agent may, and shall at the request of the Required Lenders, by written notice to the Borrower, (i) terminate or reduce all Revolving Credit Commitments, whereupon all Revolving Credit Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Revolving Loans and Reimbursement Obligations then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Revolving Loans and Reimbursement Obligations, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which, to the extent permitted by applicable law, are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law or in equity, hereunder and under the other Loan Documents; provided, that upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 9.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by any Agent or any Lender, all Revolving Credit Commitments shall automatically terminate and all Revolving Loans and Reimbursement Obligations then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.  Subject to Section 4.04(b), the Administrative Agent may, after the occurrence and during the continuation of any Event of Default, require the Borrower to deposit with the Administrative Agent with respect to each Letter of Credit then outstanding cash in an amount equal to 105% of the greatest amount for which such Letter of Credit may be drawn.  Such deposits shall be held by the Administrative Agent in the Letter of Credit Collateral Account as security for, and to provide for the payment of, the Letter of Credit Obligations.

ARTICLE X

THE AGENTS

Section 10.01.                   Appointment and Authorization of Administrative Agent and Collateral Agent.

Each Lender and the L/C Issuer hereby appoints Wells Fargo as the Administrative Agent and as the Collateral Agent under the Loan Documents and hereby authorizes each Agent to take such action as such Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to such

Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  The Lenders and L/C Issuer expressly agree that no Agent is acting as a fiduciary of the Lenders or the L/C Issuer in respect of the Loan Documents, the Borrower or otherwise, and nothing herein or in any of the other Loan Documents shall result in any duties or obligations on any Agent or any of the Lenders or L/C Issuer except as expressly set forth herein.  Each Lender hereby further authorizes Collateral Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.

Section 10.02.                   Agents and Affiliates.

Each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise or refrain from exercising such rights and power as though it were not an Agent, and each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Affiliate of the Borrower as if it were not an Agent under the Loan Documents.  The term “Lender” as used herein and in all other Loan Documents, unless the context otherwise clearly requires, includes each Agent in its individual capacity as a Lender (if applicable).

Section 10.03.                   Action by Agents.

If the Administrative Agent receives from the Borrower a written notice of an Event of Default pursuant to and in compliance with the notice provisions hereof, the Administrative Agent shall promptly give each of the Lenders and L/C Issuer written notice thereof.  The obligations of the Agents under the Loan Documents are only those expressly set forth therein.  Without limiting the generality of the foregoing, no Agent shall be required to take any action hereunder with respect to any Default or Event of Default, except as otherwise expressly provided for herein.  Upon the occurrence of an Event of Default, the Collateral Agent shall take such action to enforce its Lien on the Collateral and to preserve and protect the Collateral as may be directed by the Required Lenders.  Unless and until the Required Lenders give such direction, the Collateral Agent may (but shall not be obligated to) take or refrain from taking such actions as it deems appropriate and in the best interests of the Lenders and L/C Issuer.  In no event, however, shall an Agent be required to take any action in violation of applicable law or of any provision of any Loan Document, and each Agent shall in all cases be fully justified in failing or refusing to act hereunder or under any other Loan Document unless it first receives any further assurances of its indemnification from the Lenders that it may require, including prepayment of any related expenses and any other protection it requires against any and all costs, expense, and liability which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall be entitled to assume that no Default or Event of Default exists unless notified in writing to the contrary by a Lender, the L/C Issuer, or the Borrower.  In all cases in which the Loan Documents do not require each Agent to take specific action, the Administrative Agent shall be fully justified in using its discretion in failing to take or in taking any action thereunder.  Any instructions of the Required Lenders, or of any other group of Lenders called for under the specific provisions of the Loan Documents, shall be binding upon all the Lenders and the holders of the Obligations. Each Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  No Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

Section 10.04.                   Consultation with Experts.

Each Agent may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 10.05.                   Liability of Agents; Credit Decision.

Neither any Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection with the Loan Documents:  (i) with the consent or at the request of the Required Lenders or (ii) in the absence of its own gross negligence or willful misconduct.  Neither any Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify:  (i) any statement, warranty or representation made in connection with this Agreement, any other Loan Document or any extension of credit hereunder; (ii) the performance or observance of any of the covenants or agreements of any Loan Party contained herein or in any other Loan Document; (iii) the satisfaction of any condition specified in ARTICLE V hereof, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness, genuineness, enforceability, perfection, value, worth or collectability hereof or of any other Loan Document or of any other documents or writing furnished in connection with any Loan Document or of any Collateral; and no Agent makes any representation of any kind or character with respect to any such matter mentioned in this sentence.  Each Agent may execute any of its duties under any of the Loan Documents by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, the L/C Issuer, the Borrower, or any other Person for the default or misconduct of any such agents or attorneys-in-fact selected with reasonable care.  No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, other document or statement (whether written or oral) believed by it to be genuine or to be sent by the proper party or parties.  In particular and without limiting any of the foregoing, no Agent shall have any responsibility for confirming the accuracy of any compliance certificate or other document or instrument received by it under the Loan Documents.  Each Agent may treat the payee of any Obligation as the holder thereof until written notice of transfer shall have been filed with the Administrative Agent signed by such payee in form satisfactory to the Administrative Agent.  Each Lender and L/C Issuer acknowledges that it has independently and without reliance on any Agent or any other Lender or L/C Issuer, and based upon such information, investigations and inquiries as it deems appropriate, made its own credit analysis and decision to extend credit to the Borrower in the manner set forth in the Loan Documents.  It shall be the responsibility of each Lender and L/C Issuer to keep itself informed as to the creditworthiness of the Borrower and the other Loan Parties, and the Agents shall have no liability to any Lender or L/C Issuer with respect thereto.

Section 10.06.                   Indemnity.

The Lenders shall ratably, in accordance with their respective Pro Rata Shares, indemnify and hold each Agent, and its directors, officers, employees, agents, and representatives harmless from and against any liabilities, losses, costs or expenses suffered or incurred by it under any Loan Document or in connection with the transactions contemplated thereby, regardless of when asserted or arising, except to the extent they are promptly reimbursed for the same by the Borrower and except to the extent that any event giving rise to a claim was caused by the gross negligence or willful misconduct of the party seeking to be indemnified.  The obligations of the Lenders under this Section shall survive termination of this Agreement.  Each Agent shall be entitled to offset amounts received for the account of a Lender under this Agreement against unpaid amounts due from such Lender to such Agent or any L/C Issuer hereunder (whether as fundings of participations, indemnities or otherwise, and with any amounts offset for the benefit of an Agent to be held by it for its own account and with any amounts offset for the benefit of a L/C Issuer to be remitted by the Administrative Agent to of for the account of such L/C Issuer, as applicable), but shall not be entitled to offset against amounts owed to any Agent or any L/C Issuer by any Lender arising outside of this Agreement and the other Loan Documents.

Section 10.07.                   Resignation of Agents and Successor Agents.

Any Agent may resign at any time by giving at least 30 days prior written notice thereof to the Lenders, the L/C Issuer, and the Borrower.  Upon any such resignation of such Agent, the Required

Lenders shall have the right to appoint a successor to such Agent with the consent to of the Borrower (not to be unreasonably withheld or delayed, and not to be required if an Event of Default then exists).  If no such successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation then the retiring Agent may, with the consent to of the Borrower (not to be unreasonably withheld or delayed, and not to be required if an Event of Default then exists), on behalf of the Lenders, appoint a successor Agent, which may be any Lender hereunder or any commercial bank, or an Affiliate of a commercial bank, having an office in the United States of America and having a combined capital and surplus of at least $200,000,000.  Upon the acceptance of its appointment as the Administrative Agent and/or Collateral Agent hereunder, as applicable, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent under the Loan Documents, and the retiring Agent shall be discharged from its duties and obligations thereunder in its capacity as such.  After any retiring Agent’s resignation hereunder in such capacity, the provisions of this ARTICLE X and all protective provisions of the other Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent, but no successor Agent shall in any event be liable or responsible for any actions of its predecessor.  If an Agent resigns in such capacity and no successor is appointed, the rights and obligations of such Agent shall be automatically assumed by the Required Lenders and (i) in the case of the Administrative Agent, the Borrower shall be directed to make all payments due each Lender and L/C Issuer hereunder directly to such Lender or L/C Issuer and (ii) in the case of the Collateral Agent, the Administrative Agent’s rights in the Loan Documents shall be assigned without representation, recourse or warranty to the Lenders and L/C Issuer as their interests may appear.

Section 10.08.                   L/C Issuer.

The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith.  The L/C Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Article X with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Letter of Credit Request and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent”, as used in this Article X, included the L/C Issuer with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to such L/C Issuer.

Section 10.09.                   Hedging Liability and Funds Transfer and Deposit Account Liability Arrangements.

By virtue of a Lender’s execution of this Agreement or an assignment agreement pursuant to Section 12.07 hereof, as the case may be, any Affiliate of such Lender with whom any Loan Party has entered into an agreement creating Hedging Liability or Funds Transfer and Deposit Account Liability shall be deemed a Lender party hereto for purposes of any reference in a Loan Document to the parties for whom the Administrative Agent is acting, it being understood and agreed that the rights and benefits of such Affiliate under the Loan Documents consist exclusively of such Affiliate’s right to share in payments and collections out of the Collateral and the Guaranties as more fully set forth herein.  In connection with any such distribution of payments and collections, or any request for the release of the Guaranties and the Collateral Agent’s Liens in connection with the termination of the Commitments and the payment in full of the Obligations, the Agents shall be entitled to assume no amounts are due to any Lender or its Affiliate with respect to Hedging Liability or Funds Transfer and Deposit Account Liability unless such Lender has notified the Administrative Agent in writing of the amount of any such liability owed to it or its Affiliate prior to such distribution or payment or release of Guaranties and Liens.

Section 10.10.                   Lead Arranger, Etc.

Each of the Lead Arranger, Bookrunner, and Syndication, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as an Agent, or as L/C Issuer.  Without limiting the foregoing, each of the Lead Arranger, Bookrunner, and Syndication Agent, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party.  Each Lender, each Agent, L/C Issuer, and each Loan Party acknowledges that it has not relied, and will not rely, on the Lead Arranger, Joint Bookrunners, or Syndication Agent in deciding to enter into this Agreement or in taking or not taking action hereunder.  Each of the Lead Arranger, Joint Bookrunners, or Syndication Agent, in such capacities, shall be entitled to resign at any time by giving notice to Administrative Agent and Borrower.

Section 10.11.                   Authorization to Release or Subordinated or Limited Liens.

The Collateral Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to (a) release any Lien covering any Collateral that is sold, transferred, or otherwise disposed of in accordance with the terms and conditions of this Agreement and the relevant Loan Documents (including a sale, transfer, or disposition permitted by the terms of Section 7.02(c) hereof or which has otherwise been consented to in accordance with Section 12.02 hereof), (b) release or subordinate any Lien on Collateral consisting of goods financed with purchase money indebtedness or under a Capitalized Lease to the extent such purchase money indebtedness or Capitalized Lease Obligation, and the Lien securing the same, are permitted hereunder, (c) reduce or limit the amount of the indebtedness secured by any particular item of Collateral to an amount not less than the estimated value thereof to the extent necessary to reduce mortgage registry, filing and similar tax, and (d) release Liens on the Collateral following termination or expiration of the Commitments and payment in full in cash of the Obligations.

Section 10.12.                   Authorization to Enter into, and Enforcement of, the Loan Documents.

Each Agent is hereby irrevocably authorized by each of the Lenders and the L/C Issuer to execute and deliver the Loan Documents on behalf of each of the Lenders and their Affiliates and the L/C Issuer and to take such action and exercise such powers under the Loan Documents as such Agent considers appropriate, provided the Agents shall not amend the Loan Documents unless such amendment is agreed to in writing by the Required Lenders.  Each Lender and L/C Issuer acknowledges and agrees that it will be bound by the terms and conditions of the Loan Documents upon the execution and delivery thereof by an Agent.  Except as otherwise specifically provided for herein, no Lender (or its Affiliates) or L/C Issuer, other than Collateral Agent, shall have the right to institute any suit, action or proceeding in equity or at law for the foreclosure or other realization upon any Collateral or for the execution of any trust or power in respect of the Collateral or for the appointment of a receiver or for the enforcement of any other remedy under the Loan Documents; it being understood and intended that no one or more of the Lenders (or their Affiliates) or L/C Issuer shall have any right in any manner whatsoever to affect, disturb or prejudice the Liens of the Collateral Agent (or any security trustee therefor) under the Loan Documents by its or their action or to enforce any right thereunder, and that all proceedings at law or in equity shall be instituted, had, and maintained by the Collateral Agent (or its security trustee) in the manner provided for in the relevant Loan Documents for the benefit of the Lenders, the L/C Issuer, and their Affiliates.

Section 10.13.                   Credit Bids.

The Loan Parties and the Lenders hereby irrevocably authorize the Collateral Agent, based upon the instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Section 363 of the Bankruptcy Code of the United States or any similar Laws in any other jurisdictions to which a Loan Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) the Collateral Agent (whether by judicial action or otherwise) in accordance with applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of the Collateral Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Collateral Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Secured Parties whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the equity interests of the acquisition vehicle or vehicles that are used to consummate such purchase).

ARTICLE XI

GUARANTY

Section 11.01.                   Guaranty.

Each Guarantor hereby jointly and severally and unconditionally and irrevocably guarantees the prompt payment in full of all Obligations of the Borrower now or hereafter existing under any Loan Document when due, whether at stated maturity, by acceleration or otherwise, whether for principal, interest (including, without limitation, all interest that accrues after the commencement of any Insolvency Proceeding of the Borrower, whether or not a claim for post-filing interest is allowed in such Insolvency Proceeding), Letter of Credit Obligations, Hedging Liability, Funds Transfer and Deposit Account Liability, fees, commissions, expense reimbursements, indemnifications or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by the Agents, the Lenders and the L/C Issuer in enforcing any rights under the guaranty set forth in this ARTICLE XI.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by the Borrower to the Agents, the Lenders and the L/C Issuer or any Secured Party under any Loan Document but for the fact that they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving the Borrower.

Section 11.02.                   Guaranty Absolute.

Each Guarantor jointly and severally guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agents, the Lenders or the L/C Issuer with respect thereto.  Each Guarantor agrees that this ARTICLE XI constitutes a guaranty of payment when due and not of collection and waives, to the extent permitted by applicable law, any right to require that any resort be made by any Agent or any Lender to any Collateral.  The obligations of each Guarantor under this ARTICLE XI are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any Loan Party or whether any Loan Party is joined in any such action or actions.  The liability of each Guarantor under this ARTICLE XI shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives, to the extent permitted by applicable law, any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)                                 any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)                                 any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or otherwise;

(c)                                  any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations;

(d)                                 the existence of any claim, set-off, defense or other right that any Guarantor may have at any time against any Person, including, without limitation, any Agent, any Lender or the L/C Issuer;

(e)                                  any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of any Loan Party; or

(f)                                   any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Agents, the Lenders or the L/C Issuer that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This ARTICLE XI shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agents, the Lenders, the L/C Issuer or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though such payment had not been made.

Section 11.03.                   Waiver.

Each Guarantor waives, to the maximum extent permitted by law, all suretyship defenses available to it now or in the future under law or in equity.  In furtherance of the foregoing and without limiting the generality thereof, each Guarantor hereby waives, to the extent permitted by applicable law, (i) promptness and diligence, (ii) notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this ARTICLE XI and any requirement that the Agents, the Lenders or the L/C Issuer exhaust any right or take any action against any Loan Party or any other Person or any Collateral, (iii) any right to compel or direct any Agent, any Lender or the L/C Issuer to seek payment or recovery of any amounts owed under this ARTICLE XI from any one particular fund or source or to exhaust any right or take any action against any other Loan Party, any other Person or any Collateral, (iv) any requirement that any Agent, any Lender or the L/C Issuer protect, secure, perfect or insure any security interest or Lien on any property subject thereto or to maintain the priority of any Lien on any Collateral, or exhaust any right to take any action against any Loan Party, any other Person or any Collateral, and (v) any other defense available to any Guarantor.  Each Guarantor agrees that the Agents, the Lenders and the L/C Issuer shall have no obligation to marshal any assets in favor of any Guarantor or against, or in payment of, any or all of the Obligations.  Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 11.03 is knowingly made in contemplation of such benefits.  Each Guarantor hereby waives, to the extent permitted by applicable law, any right to revoke this ARTICLE XI, and acknowledges that this ARTICLE XI is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

Section 11.04.                   Continuing Guaranty; Assignments.

This ARTICLE XI is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Guaranteed Obligations (other than indemnification obligations as to which no claim has been made) and all other amounts payable under this ARTICLE XI and the Final Maturity Date, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Agents, the Lenders and the L/C Issuer and their successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Revolving Credit Commitments, its Revolving Loans, the Reimbursement Obligations and the Letter of Credit Obligations owing to it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case as provided in Section 12.07.

Section 11.05.                   Subrogation.

No Guarantor will exercise any rights that it may now or hereafter acquire against any Loan Party or any other guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this ARTICLE XI, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agents, the Lenders and the L/C Issuer against any Loan Party or any other guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Loan Party or any other guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall have been paid in full in cash and the Final Maturity Date shall have occurred.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI and the Final Maturity Date, such amount shall be held in trust for the benefit of the Agents, the Lenders and the L/C Issuer and shall forthwith be paid to the Agents, the Lenders and the L/C Issuer to be credited and applied to the Guaranteed Obligations and all other amounts payable under this ARTICLE XI, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this ARTICLE XI thereafter arising.  If (i) any Guarantor shall make payment to the Agents, the Lenders and the L/C Issuer of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this ARTICLE XI shall be paid in full in cash and (iii) the Final Maturity Date shall have occurred, the Agents, the Lenders and the L/C Issuer will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment by such Guarantor.

Section 11.06.                   Savings Clause.

Notwithstanding the foregoing or any other provision of this Section to the contrary, if the obligations of any Guarantor under this Section 11 would, in any action or proceeding involving any state or provincial corporate law, or any state, provincial, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, otherwise be held or determined to be subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of a state, provincial or foreign law on account of the amount of its liability under this Section 11, then the amount of such liability shall, without further action by such Guarantor, or any Loan Party or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding.

Section 11.07.                   Keepwell.  Each Qualified ECP Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to guaranty and otherwise honor all Obligations in respect of Hedging Liability (provided, however, that each Qualified ECP Party shall only be liable under this Section 11.07 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.07, or otherwise under the Loan Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of each Qualified ECP Party under this Section shall remain in full force and effect until payment in full of the Guaranteed Obligations and the Obligations.  Each Qualified ECP Party intends that this Section 11.07 constitute, and this Section 11.07 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Grantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XII

MISCELLANEOUS

Section 12.01.                   Notices, Etc.

All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

Lantheus Medical Imaging, Inc.
331 Treble Cove Road
North Billerica, MA 01862
Attention:  Jeffrey Young, Chief Financial Officer
Telephone:  978-671-8446
Telecopier:  978-436-7522

with a copy to:

Lantheus Medical Imaging, Inc.
331 Treble Cove Road
North Billerica, MA 01862
Attention:  Michael Duffy, VP, General Counsel and Secretary
Telephone:  978-671-8408
Telecopier:  978-671-8724

with a copy to:

Avista Capital Partners, LP
65 East 55th Street, 18th Floor
New York, NY 10022
Attention:  David Burgstahler
Telephone:  212-593-6920
Telecopier:  212-593-6921

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention: Andrew Yoon, Esq.
Telephone:  212-310-8689
Telecopier:  212-310-8007

if to the Administrative Agent, to it at the following address:

Wells Fargo Bank, National Association

2450 Colorado Avenue, Suite 3000 West

Santa Monica, CA 90404

Attn:  Specialty Finance Manager

Telephone:  310-453-7300

Telecopier:  310-453-7442

with a copy to:

Paul Hastings LLP
695 Town Center Drive

Seventeenth Floor

Costa Mesa, CA 92626
Attention: Katherine E. Bell, Esq.
Telephone:  714-668-6238
Telecopier:  714-668-6338

if to the Collateral Agent, to it at the following address:

Wells Fargo Bank, National Association

2450 Colorado Avenue, Suite 3000 West

Santa Monica, CA 90404

Attn:  Specialty Finance Manager

Telephone:  310-453-7300

Telecopier:  310-453-7442

with a copy to:

Paul Hastings LLP
695 Town Center Drive

Seventeenth Floor

Costa Mesa, CA 92626
Attention: Katherine E. Bell, Esq.
Telephone:  714-668-6238
Telecopier:  714-668-6338

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 12.01.  All such notices and other communications shall be effective, (i) if mailed, when received or three days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to any Agent or the L/C Issuer pursuant to ARTICLE II and ARTICLE III shall not be effective until received by such Agent or the L/C Issuer, as the case may be.

Section 12.02.                   Amendments, Etc.

No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (and, in the case of amendments, each Loan Party that is a party to this Agreement) or by the Collateral Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, that no amendment, waiver or consent shall (i) increase the amount or extend the expiration date of any Revolving Credit Commitment of any Lender, reduce the principal of, or interest on, the Revolving Loans or the Reimbursement Obligations payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Revolving Loans or Letter of Credit Obligations payable to any Lender, in each case without the written consent of any Lender affected thereby, (ii) increase the Total Revolving Credit Commitment (other than in connection with a Facilities Increase) without the written consent of each Lender, (iii) change the percentage of the Revolving Credit Commitments or of the aggregate unpaid principal amount of the Revolving Loans that is required for the Lenders or any of them to take any action hereunder, in each case, without the written consent of each Lender that would be affected thereby, (iv) amend the definition of “Required Lenders” or “Pro Rata Share”, in each case, without the written consent of each Lender, (v) release all or a substantial portion of the Collateral (except as otherwise provided in Sections 7.02(c) and Section 10.11 of this Agreement), subordinate any Lien granted in favor of the Collateral Agent for the benefit of the Lenders (except as otherwise provided in Section 10.11 of this Agreement), or release the Borrower or any Guarantor, in each case, without the written consent of each Lender that would be affected thereby, (vi) amend, modify or waive Section 4.04 or this Section 12.02 or (vii) amend, modify or eliminate components of the definition of the “Borrowing Base” or any of the defined terms that are used therein (including the definitions of Accounts Receivable Component, Inventory Component, M&E Component, Eligible Accounts Receivable, Eligible Inventory, Eligible M&E and Reserves) to the extent that any such amendment, modification or elimination results in more credit being made available to Borrower hereunder, in each case, without the written consent of each Lender.  Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by an Agent, affect the rights or duties of such Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

Section 12.03.                   No Waiver; Remedies, Etc.

No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Agents and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law.  The rights of the Agents and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agents and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

Section 12.04.                   Expenses; Attorneys’ Fees.

The Borrower will pay on demand, (i) all reasonable out-of-pocket costs and expenses incurred by or on behalf of each Agent or L/C Issuer (and, in the case of clauses (b) through (m) below, each

Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for each Agent (and, in the case of clauses (b) through (n) below, each Lender) (which will be limited to one primary counsel and, if necessary, one local counsel per jurisdiction and one special counsel for the Agents and the Lenders, unless a conflict of interest exists), photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, environmental audits, accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to:  (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 7.01(b) or the review of any of the agreements, instruments and documents referred to in Section 7.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders’ rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against any Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agents’ or the Lenders’ claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, or otherwise in connection with the transactions contemplated by the Loan Documents, Collateral Agent’s Liens in and to the Collateral, or the Secured Parties’ relationship with Parent or any of its Subsidiaries, (f) the filing of any petition, complaint, answer, motion or other pleading by any Agent or any Lender, or the taking of any action in respect of their interest in Collateral or other security granted to such Person under a Loan Document, in accordance with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien, (m) each Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys (which will be limited to one primary counsel and, if necessary, one local counsel per jurisdiction and one special counsel for the Agents and the Lenders, unless a conflict of interest exists), accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action with respect to the Collateral, (n) the receipt by any Agent or any Lender of any advice from professionals with respect to any of the foregoing,  or (o) any financial examination, appraisal, or valuation fees and expenses of Administrative Agent related to any financial examinations, appraisals, or valuation to the extent of the fees and charges are payable by Borrower pursuant to the terms of this Agreement, (ii) Administrative Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Parent or its Subsidiaries, (iii) Administrative Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, and (iv) customary charges imposed or incurred by

Administrative Agent resulting from the dishonor of checks payable by or to any Loan Party.  Without limitation of the foregoing or any other provision of any Loan Document, (i) the Borrower agrees to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (ii) if the Borrower fails to perform any covenant or agreement contained herein or in any other Loan Document, any Agent may itself perform or cause performance of such covenant or agreement, and the reasonable expenses of such Agent incurred in connection therewith shall be reimbursed on demand by the Borrower.

Section 12.05.                   Right of Set-off.

Upon the occurrence and during the continuance of any Event of Default, any Agent, any Lender or the L/C Issuer may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Agent, such Lender or the L/C Issuer to or for the credit or the account of any Loan Party against any and all Obligations either now or hereafter existing, irrespective of whether or not such Agent, such Lender or the L/C Issuer shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured.  Each Agent, each Lender and the L/C Issuer agrees to notify such Loan Party promptly after any such set-off and application made by such Agent or such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Agents, the Lenders and the L/C Issuer under this Section 12.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agents, the Lenders and the L/C Issuer may have under this Agreement or any other Loan Documents of law or otherwise.

Section 12.06.                   Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.07.                   Assignments and Participations.

(a)                                 This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and each Agent and each Lender and their respective successors and assigns; provided, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders’ prior written consent shall be null and void.

(b)                                 Each Lender may with the written consent of the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Borrower (no such consents to be unreasonably withheld or delayed), assign to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement with respect to all or a portion of its Revolving Credit Commitment and the Revolving Loans made by it; provided, that (i) such assignment is in an amount which is at least $5,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender’s Revolving Credit Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (x) a Lender, an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $5,000,000 or a multiple of $1,000,000 in excess thereof), (ii) except as provided in the last sentence of this Section 12.07(b), the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Administrative Agent, for the benefit of the Administrative Agent, a processing and recordation fee of $3,500 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender); and, after receipt of such Assignment and Acceptance, the Administrative Agent shall notify the Borrower of the same with reasonable promptness (except such notice shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender), (iii) no Lender shall assign any portion of its Revolving Loans or Revolving Credit Commitments to any Person that is identified in writing to the Administrative Agent on or prior to the Effective Date in the Fee Letter as an “Excluded Assignee/Participant” (it being agreed and understood that this clause (iii) shall not prohibit assignments by any Lender to any of its Affiliates or Related Funds or to any other Lender); (iv) no Lender shall assign any portion of its Revolving Loans or Revolving Credit Commitments to any Person that is a direct competitor of a Loan Party or has a controlling equity interest in, or is under common control with, a direct competitor of a Loan Party (it being agreed and understood that (x) for purposes of this clause (iv), a direct competitor of a Loan Party shall mean a Person that, as a material part of its business, manufactures or distributes Products, and (y) this clause (iv) shall not prohibit assignments by any Lender to any of its Affiliates or Related Funds, to any other Lender or to any commercial bank), and (v) no written consent of the Administrative Agent or the Borrower shall be required in connection with any assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender.  Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the delivery thereof to the Administrative Agent (or such shorter period as shall be agreed to by the Administrative Agent and the parties to such assignment), (A) the assignee thereunder shall become a “Lender” hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).  Notwithstanding anything to the contrary contained in this Section 12.07(b), a Lender shall not assign all or any portion of its rights or obligations under this Agreement to any Loan Party, any Affiliate of any Loan Party, the Sponsor or any Affiliate of the Sponsor.  Notwithstanding anything to the contrary contained in this Section 12.07(b), a Lender may assign any or all of its rights under the Loan Documents to an Affiliate of such Lender or a Related Fund of such Lender without delivering an Assignment and Acceptance to the Agents or to any other Person (a “Related Party Assignment”); provided, that (I) the Borrower and the Administrative Agent may continue to deal solely and directly with such assigning Lender until an Assignment and Acceptance has been delivered to the Administrative Agent for recordation on the Register, (II) the Collateral Agent may continue to deal solely and directly with such assigning Lender until receipt by the Collateral Agent of a copy of the fully executed Assignment and Acceptance pursuant to Section 12.07(e), (III) the failure of such assigning Lender to deliver an Assignment and Acceptance to the Agents shall not affect the legality, validity, or binding effect of such assignment, and (IV) an Assignment and Acceptance between the assigning Lender and an Affiliate of such Lender or a Related Fund of such Lender shall be effective as of the date specified in such Assignment and Acceptance and recorded on the Related Party Register (as defined below).

(c)                                  By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, any Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agents to take such action as agents on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agents by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d)                                 The Administrative Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitments of, and the principal amount of the Revolving Loans (and stated interest thereon) (the “Registered Loans”) and Letter of Credit Obligations owing to each Lender from time to time.  Subject to the penultimate sentence of this Section 12.07(d), the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.  In the case of an assignment pursuant to the last sentence of Section 12.07(b) as to which an Assignment and Acceptance is not delivered to the Administrative Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register (the “Related Party Register”) comparable to the Register on behalf of the Borrower.  The Related Party Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon receipt by the Administrative Agent of a completed Assignment and Acceptance, and subject to any consent required from the Administrative Agent or the Borrower pursuant to Section 12.07(b) (which consent of the Administrative Agent must be evidenced by the Administrative Agent’s execution of an acceptance to such Assignment and Acceptance), the Administrative Agent shall accept such assignment, record the information contained therein in the Register.

(f)                                   A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each registered note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agents shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered on the Register as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(g)                                  In the event that any Lender sells participations in a Registered Loan, such Lender shall, acting for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”).  A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  The Participant Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(h)                                 Any Lender who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.08(d), (f) and (g).

(i)                                     Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Revolving Credit Commitments, the Revolving Loans made by it and its Pro Rata Share of the Letter of Credit Obligations); provided, that (i) such Lender’s obligations under this Agreement (including without limitation, its Revolving Credit Commitments hereunder) and the other Loan Documents shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents; (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Revolving Loans or Letter of Credit Obligations, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Revolving Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 10.11 of this Agreement or any other Loan Document); (iv) no Lender shall participate any portion of its Revolving Loans or Revolving Credit Commitments to any Person that is identified in writing to the Administrative Agent on or prior to the Effective Date in the Fee Letter as an “Excluded Assignee/Participant” (it being agreed and understood that this clause (iv) shall not prohibit participations by any Lender to any of its Affiliates or Related Funds or to any other Lender); and (v) no Lender shall participate any portion of its Revolving Loans or Revolving Credit Commitments to any Person that is a direct competitor of a Loan Party or has a controlling equity interest in, or is under common control with, a direct competitor of a Loan Party (it being agreed and understood that (x) for purposes of this clause (v), a direct competitor of a Loan Party shall mean a Person that, as a material part of its business, manufactures or distributes Products, and (y) this clause (v) shall not prohibit participations by any Lender to any of its Affiliates or Related Funds, to any other Lender or to any commercial bank).  The Loan Parties agree that each participant shall be entitled to the benefits of Section 2.08 and Section 4.05 of this Agreement with respect to its participation in any portion of the Revolving Credit Commitments and the Revolving Loans as if it was a Lender; provided, that a participant shall not be entitled to receive any greater payment under Sections 2.08 or 4.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless (I) the sale of the participation to such participant is made with the Borrower’s prior written consent, or (II) such entitlement to a greater payment resulted from a Change in Law after the participant became a participant.

(j)                                    If (i) the Borrower is obligated to make any material payments under Section 2.08 and Section 4.05 to any Lender, (ii) any Lender becomes a Defaulting Lender, or (iii) any action to be taken by the Lenders or the Agents hereunder requires the unanimous consent, authorization, or agreement of all Lenders and the Required Lenders have agreed to such consent, authorization, or agreement, and a Lender fails to give its consent, authorization, or agreement (each such Lender, other than any Agent or any Lender that is an Affiliate or Related Fund of each Agent, an “Affected Lender”), then the Borrower, upon at least five Business Days prior irrevocable notice to the Agents and the Affected Lender, may require such Affected Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.07), all of its interests, rights and obligations under this Agreement and the other Loan Documents to one or more substitute Lenders with the consent of the Administrative Agent (each, a “Substitute Lender”). The Substitute Lender shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (A) the Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 12.07(b), (B) such Affected Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.10), from the Substitute Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) in the case of any such assignment resulting from a claim for compensation under Section 2.08 or payments required to be made pursuant to Section 4.05, such assignment will result in a reduction in such compensation or payments thereafter; and (D) such assignment does not conflict with applicable Law.

(k)                                 Such notice to replace the Affected Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given; provided, that any Affected Lender which receives notice pursuant to Section 12.07(j) that it is being replaced shall not be replaced if, not later than three Business Days’ following receipt by such Lender of such notice, the conditions set forth in clauses (i), (ii) and (iii) above are no longer applicable with respect to such Lender.  Neither any Agent nor any Lender shall have any obligation to the Borrower to find a Substitute Lender.  Prior to the effective date of such replacement, the Affected Lender and each Substitute Lender shall execute and deliver an Assignment and Acceptance, subject only to the Affected Lender being repaid its share of the outstanding Obligations.  If the Affected Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Affected Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Affected Lender shall be made in accordance with the terms of this Section 12.07.

(l)                                     Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof; provided further, that nothing herein shall make the SPC a “Lender” for the purposes of this Agreement, obligate the Borrower or any other Loan Party or the Administrative Agent to deal with such SPC directly, obligate the Borrower or any other Loan Party in any manner to any greater extent than they were obligated to the Granting Lender, or increase costs or expenses of the Borrower.  The Loan Parties and the Administrative Agent shall be entitled to deal solely with, and obtain good discharge from, the Granting Lender and shall not be required to investigate or otherwise seek the consent or approval of any SPC, including for the approval of any amendment, waiver or other modification of any provision of any Loan Document.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States of America or any state thereof.  In addition, notwithstanding anything to the contrary contained in this Section 12.07(l), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

Section 12.08.      Counterparts.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement by telecopier or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telecopier or electronic transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

Section 12.09.      GOVERNING LAW.  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

Section 12.10.      CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE; JUDICIAL REFERENCE.

(a)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT ANY AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH LOAN PARTY HEREBY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE

MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 12.01, SUCH SERVICE TO BECOME EFFECTIVE TEN DAYS AFTER SUCH MAILING.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENTS AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION.  EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12.10(b).  TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

(b)           IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN SECTION 12.11 BELOW IS NOT ENFORCEABLE IN SUCH PROCEEDING, EACH LOAN PARTY, EACH AGENT AND EACH LENDER HERETO AGREE AS FOLLOWS:

(i)            WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1.  THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE.  VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

(ii)           THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS).  THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

(iii)          UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE.  IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL

PROCEDURE SECTION 640(B).  THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW.  PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

(iv)          EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING.  ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT.  THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER; PROVIDED, THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

(v)           THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES.  THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

(vi)          THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW.  THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT.  THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW.  THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644, THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT.  THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

(vii)         THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY.  AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

Section 12.11.      WAIVER OF JURY TRIAL, ETC.

EACH LOAN PARTY, EACH AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.  EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF ANY AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT ANY AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS.  EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS AND THE LENDERS ENTERING INTO THIS AGREEMENT.

Section 12.12.      Consent by the Agents and Lenders.

Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an “Action”) of any Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which any Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by such Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

Section 12.13.      No Party Deemed Drafter.

Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

Section 12.14.      Reinstatement; Certain Payments.  If any claim is ever made upon any Agent, any Lender or the L/C Issuer for repayment or recovery of any amount or amounts received by such Agent, such Lender or the L/C Issuer in payment or on account of any of the Obligations, such Agent, such Lender or the L/C Issuer shall give prompt notice of such claim to each other Agent and Lender and the Borrower, and if such Agent, such Lender or the L/C Issuer repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such Agent, such Lender or the L/C Issuer or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by such Agent, such Lender or the L/C Issuer with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to such Agent, such Lender or the L/C Issuer hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by such Agent, such Lender or the L/C Issuer.

Section 12.15.      Indemnification.

(a)           General Indemnity.  In addition to each Loan Party’s other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless each Agent, each Lender, and the L/C Issuer and all of their respective Affiliates, officers, directors, employees, attorneys, consultants and agents (collectively called the “Indemnitees”) from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable out-of-pocket costs and expenses (including, without limitation, reasonable attorneys’ fees, costs and expenses which will be limited to one primary counsel and, if necessary, one local counsel per jurisdiction and one special counsel per specialty area for the indemnified parties, unless a conflict of interest exists) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following:  (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) any Agent’s or any Lender’s furnishing of funds to the Borrower or the L/C Issuer’s issuing of Letters of Credit for the account of the Borrower under this Agreement or the other Loan Documents, including, without limitation, the management of any such Revolving Loans, the Reimbursement Obligations or the Letter of Credit Obligations, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the “Indemnified Matters”); provided, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter to the extent caused by the gross negligence, willful misconduct or bad faith of, or material breach of the Loan Documents by, such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(b)           Environmental Indemnity.  Without limiting Section 12.15(a) hereof, each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by any Loan Party, any Subsidiary of any Loan Party, any predecessor in interest with respect to the business of, assets owned or operated by, or operations of, any Loan Party or its Subsidiaries, or, to the extent such Release or threatened Release relates to Hazardous Materials generated or disposed of by any contract manufacturer of a Loan Party or Subsidiary of Loan Party as a result of the contract manufacturing performed on behalf of such Loan Party or its Subsidiaries, any contract manufacturer for a Loan Party or Subsidiary of a Loan Party, or (y) of any Hazardous Materials generated and disposed of by any Loan Party, any Subsidiary of any Loan Party, any predecessor in interest with respect to the business of, assets owned or operated by, or operations of, any Loan Party or its Subsidiaries, or, to the extent such Release relates to Hazardous Materials generated or disposed of by any contract manufacturer of a Loan Party or Subsidiary of Loan Party as a result of the contract manufacturing performed on behalf of such Loan Party or its Subsidiaries; (ii) any violations of Environmental Laws; (iii) any Environmental Action relating to any Loan Party, any Subsidiary of any Loan Party, any predecessor in interest with respect to the business of, assets owned or operated by, or operations of, any Loan Party or its Subsidiaries, or any contract manufacturer for a Loan Party or Subsidiary of Loan Party to the extent arising out of contract manufacturing performed on behalf of such Loan Party or its Subsidiary; (iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Loan Party, any Subsidiary of any Loan Party, any predecessor in interest with respect to the business of, assets owned or operated by, or operations of, any Loan Party or its Subsidiaries, or, to the extent arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any contract manufacturer by or on behalf of any Loan Party or any Subsidiary of any Loan Party, any contract manufacturer for a Loan Party or Subsidiary of Loan Party; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in Section 6.01(p) or the breach of any covenant made by the Loan Parties in Section 7.01(j).  Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

(c)           The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account.  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 12.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees.  The indemnities set forth in this Section 12.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents; provided, that the Borrower shall not have any obligation to any Indemnitee under this Section 12.15 for any matter covered hereunder to the extent caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final, nonappealable judgment of a court of competent jurisdiction.

Section 12.16.      Records.

The unpaid principal of and interest on the Revolving Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Revolving Credit Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, the Unused Line Fee and the Letter of Credit Fee, shall at all times be ascertained from the records of the Agents, which shall be conclusive and binding absent manifest error.

Section 12.17.      Binding Effect.

This Agreement shall become effective when it shall have been executed by each Loan Party, each Agent and each Lender and when the conditions precedent set forth in Section 5.01 hereof have been satisfied or waived in writing by the Agents, and thereafter shall be binding upon and inure to the benefit of each Loan Party, each Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 12.07 hereof.

Section 12.18.      Excess Interest.

Notwithstanding any provision to the contrary contained herein or in any other Loan Document, no such provision shall require the payment or permit the collection of any amount of interest in excess of the maximum amount of interest permitted by applicable law to be charged for the use or detention, or the forbearance in the collection, of all or any portion of the Loans or other obligations outstanding under this Agreement or any other Loan Document (“Excess Interest”).  If any Excess Interest is provided for, or is adjudicated to be provided for, herein or in any other Loan Document, then in such event (a) the provisions of this Section shall govern and control, (b) neither the Borrower nor any guarantor or endorser shall be obligated to pay any Excess Interest, (c) any Excess Interest that the Administrative Agent or any Lender may have received hereunder shall, at the option of the Administrative Agent, be (i) applied as a credit against the then outstanding principal amount of Obligations hereunder and accrued and unpaid interest thereon (not to exceed the maximum amount permitted by applicable law), (ii) refunded to the Borrower, or (iii) any combination of the foregoing, (d) the interest rate payable hereunder or under any other Loan Document shall be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been, and shall be, reformed and modified to reflect such reduction in the relevant interest rate, and (e) neither the Borrower nor any guarantor or endorser shall have any action against the Administrative Agent or any Lender for any damages whatsoever arising out of the payment or collection of any Excess Interest.  Notwithstanding the foregoing, if for any period of time interest on any of Borrower’s Obligations is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on the Borrower’s Obligations shall remain at the Maximum Rate until the Lenders have received the amount of interest which such Lenders would have received during such period on the Borrower’s Obligations had the rate of interest not been limited to the Maximum Rate during such period.

Section 12.19.      Confidentiality.

Each Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable commercial finance companies, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information); provided, that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any Agent or any Lender, (iii) to examiners, auditors, accountants or Securitization Parties, (iv) in connection with any litigation to which any Agent or any Lender is a party or (v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 12.19.  Notwithstanding the foregoing, each Agent and each Lender may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the financing contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided to any Agent or any Lender relating to such tax treatment and tax structure.  Each Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided, that the each Loan Party acknowledges that each Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that each Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information.  Notwithstanding anything herein to the contrary, the information subject to this Section 12.19 shall not include, and each Agent and each Lender may disclose without limitation of any kind, any information with respect to the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Agent or such Lender relating to such tax treatment and tax structure; provided, that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Revolving Loans, Letters of Credit and transactions contemplated hereby.

Section 12.20.      Anti-Terrorism Laws.

(a)           General.  None of the Loan Parties or any Subsidiary of any Loan Party is in violation of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)           USA Patriot Act Notice.  Each Lender that is subject to the USA PATRIOT Act or the PCTFA, and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act, or the PCTFA, as applicable, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name, address and tax identification number of the Borrower and other information regarding the Borrower that will allow such Lender or such Agent, as applicable, to identify the Borrower in accordance with the USA PATRIOT Act.  This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Agents.  In addition, if Administrative Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute expenses for the account of Borrower.

(c)           Executive Order No. 13224.  None of the Loan Parties, or any Subsidiary of any Loan Party is any of the following (each a “Blocked Person”):

(i)            a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)           a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)          a Person with which any Agent or any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; or

(v)           a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list.

(d)           Anti-Terrorism Laws.  The Loan Parties shall not (i) to its knowledge, conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) to its knowledge, deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law.

(e)           No Reliance on Agent’s Customer Identification Program.  Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agents to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties or their Subsidiaries, the Loan Documents or the transactions hereunder or contemplated hereby: (1) any identity verification procedures,

(2) any recordkeeping, (3) comparisons with government lists, (4) customer notices or (5) other procedures required under the CIP Regulations or such other Laws.

Section 12.21.      Tax Shelter Regulations.

None of the Loan Parties intends to treat the Revolving Loans and/or Letters of Credit and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event any of the Loan Parties determines to take any action inconsistent with such intention, the Borrower will promptly (1) notify the Agents thereof, and (2) deliver to the Agents a duly completed copy of IRS Form 8886 or any successor form.  If the Borrower so notifies the Agents, the Borrower acknowledges that one or more of the Lenders may treat its Revolving Loans and/or Letters of Credit as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

Section 12.22.      Integration.

This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation

By:	/s/ Michael P. Duffy
Name:	Michael Duffy
Title:	Vice President, Secretary

PARENT and GUARANTOR:

LANTHEUS MI INTERMEDIATE, INC., a Delaware corporation

By:	/s/ Michael P. Duffy
Name:	Michael Duffy
Title:	Vice President, Secretary

GUARANTOR:

LANTHEUS MI REAL ESTATE, LLC, a Delaware limited liability company

By:	/s/ Michael P. Duffy
Name:	Michael Duffy
Title:	Vice President, Secretary

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

COLLATERAL AGENT, ADMINISTRATIVE AGENT, and LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:	/s/ Kathy Plisko
Name:	Kathy Plisko
Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

Schedule 1.01(A)  Lenders and Lenders’ Revolving Credit Commitments

Lender	Revolving Credit Commitment	Total Commitment
Wells Fargo Bank, National Association	$42,500,000	$42,500,000
All Lenders	$42,500,000	$42,500,000

Schedule 6.01(e)  Subsidiaries

Subsidiary Name	Jurisdiction of Organization	Ownership of outstanding Capital Stock
Lantheus Medical Imaging, Inc.	Delaware	100% owned by Lantheus MI Intermediate, Inc.
Lantheus MI Real Estate, LLC	Delaware	100% owned by Lantheus Medical Imaging, Inc.
Lantheus MI Radiopharmaceuticals, Inc.	Commonwealth of Puerto Rico	100% owned by Lantheus Medical Imaging, Inc.
Lantheus MI Australia Pty Ltd.	Victoria, Australia	100% owned by Lantheus Medical Imaging, Inc.
Lantheus MI Canada, Inc.	ON, Canada	100% owned by Lantheus Medical Imaging, Inc.
Lantheus MI UK Limited	England and Wales	100% owned by Lantheus Medical Imaging, Inc.

Schedule 6.01(f)  Litigation; Commercial Tort Claims

None.

Schedule 6.01(i)  ERISA

None.

Schedule 6.01(n) Real Property

Loan Party	Description	Owned/Leased
Lantheus MI Real Estate, LLC

331 Treble Cove Road, North Billerica, MA 01862

As described in Exhibit A to the Perfection Certificate, dated as of the Effective Date, delivered by each Loan Party signatory thereto, in favor of the Agents

Owned

Schedule 6.01(q) Insurance

Lantheus MI Holdings, Inc.

c/o ACP Lantern Holding, Inc.

331 Treble Cove Road

North Billerica, MA 01862 USA

Type of Insurance	Company	Policy Number
Primary Products & Professional Liability	Federal Insurance Company	3594-17-29
Excess Products & Professional Liability	Ironshore Specialty Insurance Company	00-1283001
Excess Products & Professional Liability	Navigators Specialty Insurance Company	OC13LEX072200NC
Excess Products & Professional Liability	Gemini Insurance Company	EX_10565-3
Excess Products & Professional Liability	Indian Harbor Insurance Company	SXS0039875
Pollution Legal Liability	American International Specialty	PLS5513930
General Liability	Federal Insurance Company	3590-44-72
Workers Compensation	Federal Insurance Company	7173-32-94
Business Auto	Federal Insurance Company	7355-50-59
Umbrella	National Union Fire Insurance Company of Pittsburgh, PA	BE44196600
Excess Liability	Navigators Insurance Company	NY13EXR746560IV
Commercial Property	Zurich American Insurance Company	PPR 5964139-05
Cargo	Lloyd’s of London - Falvey Cargo Underwriting	M-20347
Foreign Casualty Package	Great Northern Insurance Company	7499-90-44
General Liability - Canada	Chubb Insurance Company of Canada	3595-07-88
Business Auto - Puerto Rico	Mapfre Praico Insurance Company	1225138000182
General Liability - Puerto Rico	Federal Insurance Company	3595-42-40
Management Liability - D&O	Chartis Specialty Insurance Company	01-680-02-38

Type of Insurance	Company	Policy Number
D&O Excess	Federal Insurance Company	8224-9651
D&O Excess	Berkley Insurance Company	18007102
D&O Excess	National Union Fire Insurance Company of Pittsburgh, PA	01-682-76-78
D&O Excess - Side A Only	Zurich American Insurance Company	DOC 9380162-04
Employment Practices	National Union Fire Insurance Company of Pittsburgh, PA	01-682-34-21
Crime	Zurich American Insurance Company	FID9380148 03
Kidnap and Ransom	National Union Fire Insurance Company of Pittsburgh, PA	11-362-077
MA Public Health Bond	Westchester Fire Insurance Co. (ACE)	K07340138
License Bond	Westchester Fire Insurance Co. (ACE)	K08392304

Schedule 6.01(y)(i)  Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; Federal Employer Identification Number

Name	Jurisdiction of Organization	Organizational ID Number	Chief Executive Office	FEIN
Lantheus MI Intermediate, Inc.	Delaware	4465403	331 Treble Cove Road North Billerica, MA 01862	32-0225450
Lantheus Medical Imaging, Inc.	Delaware	3098309	331 Treble Cove Road North Billerica, MA 01862	51-0396366
Lantheus MI Real Estate, LLC	Delaware	4469098	331 Treble Cove Road North Billerica, MA 01862	61-1549164

Schedule 7.02(a)    Existing Liens

Liens on specific Equipment in connection with the Capital Lease listed on Schedule 7.02(b).

Schedule 7.02(b)    Existing Indebtedness

Indebtedness in connection with the following Capital Lease outstanding as of the Effective Date:

Lender	Type	Amount
Ricoh USA, Inc.	Capital Lease	$226,946

Schedule 7.02(c) — Permitted Dispositions

•                  The real property described on Schedule 6.01(n)

Schedule 7.02(e) Existing Investments

None.

Schedule 7.02(k) Limitations on Dividends and Other Payment Restrictions

None.

EXHIBIT B

FORM OF SECURITY AGREEMENT

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT

AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT, dated as of July 3, 2013, made by each of the Grantors listed on the signature pages hereto (together with each other person that executes a supplement hereto and becomes an “Additional Grantor” hereunder, each a “Grantor” and individually and collectively, jointly and severally, the “Grantors”), in favor of Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), in its capacity as the collateral agent for the Secured Parties referred to below (in such capacity, together with its successors and assigns in such capacity, if any, the “Collateral Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Amended and Restated Credit Agreement dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Lantheus MI Intermediate, Inc., a Delaware corporation (the “Parent”), Lantheus Medical Imaging, Inc., a Delaware corporation (the “Borrower”), the “Guarantors” from time to time party thereto, the lenders from time to time party thereto (each a “Lender” and individually and collectively, the “Lenders”), the Collateral Agent, Wells Fargo, as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and individually and collectively, the “Agents”), and Wells Fargo, as sole lead arranger, bookrunner, and syndication agent, which amends and restates the Original Credit Agreement, the Lenders have agreed to make Revolving Loans and to provide a subfacility for the issuance of Letters of Credit, to the Borrower;

WHEREAS, it is a condition precedent to the Lenders making any Revolving Loan and providing any other financial accommodation to the Borrower pursuant to the Credit Agreement that each Grantor shall have executed and delivered to the Collateral Agent a pledge and security agreement to the Collateral Agent, for the benefit of the Secured Parties, providing for, among other things, the grant to the Collateral Agent, for the benefit of the Secured Parties, of (a) a security interest in and Lien on the outstanding shares of Capital Stock (as defined in the Credit Agreement) and indebtedness from time to time owned by such Grantor of each Person now or hereafter existing and in which such Grantor has any interest at any time (subject to any express limitations set forth in Section 2), and (b) a security interest in all other personal property and fixtures of such Grantor (subject to any express limitations set forth in Section 2);

WHEREAS, the Grantors are mutually dependent on each other in the conduct of their respective businesses as an integrated operation, with credit needed from time to time by each Grantor often being provided through financing obtained by the other Grantors and the ability to obtain such financing being dependent on the successful operations of all of the Grantors as a whole; and

WHEREAS, each Grantor has determined that the execution, delivery and performance of this Agreement directly benefit, and are in the best interest of, such Grantor;

NOW, THEREFORE, in consideration of the premises and the agreements herein and in order to induce the Collateral Agent and the Lenders to make and maintain the Revolving Loans and to assist in providing Letters of Credit and other financial accommodations to the Borrower pursuant to the

Credit Agreement, the Grantors hereby jointly and severally agree with the Collateral Agent, for the benefit of the Secured Parties, as follows:

1.             Definitions; Construction.

(a)           Reference is hereby made to the Credit Agreement for a statement of the terms thereof.  All initially capitalized terms used herein (including in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement.  Any terms (whether capitalized or lower case) used in this Agreement that are defined in Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “Code”) shall be construed and defined as set forth in the Code unless otherwise defined herein or in the Credit Agreement; provided, that to the extent that the Code is used to define any term used herein and if such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern; provided further, that terms used herein which are defined in the Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Collateral Agent may otherwise determine.

(b)           The following terms shall have the respective meanings provided for in the Code:  “Accounts”, “Account Debtor”, “Cash Proceeds”, “Certificate of Title”, “Chattel Paper”, “Commercial Tort Claim”, “Commodity Account”, “Commodity Contracts”, “Deposit Account”, “Documents”, “Electronic Chattel Paper”, “Equipment”, “Fixtures”, “General Intangibles”, “Goods”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Noncash Proceeds”, “Payment Intangibles”, “Proceeds”, “Promissory Notes”, “Record”, “Securities Account”, “Software”, “Supporting Obligations” and “Tangible Chattel Paper”.

(c)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections , Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.  References in this Agreement to “determination” by any Agent include good faith estimates by such Agent (in the case of quantitative determinations) and good faith beliefs by such Agent (in the case of qualitative determinations).  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.    Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Secured Obligations, or phrases of like meaning (including “paid in full”), shall mean (A) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Revolving Loans, together with the payment of any premium

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applicable to the repayment of the Revolving Loans, (ii) all unpaid fees, costs and expenses and other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (B) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, (C) in the case of Funds Transfer and Deposit Account Liability, providing Funds Transfer and Deposit Account Collateralization, (D) the receipt by Collateral Agent of cash collateral in order to secure any other contingent Secured Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to any Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys fees and legal expenses), such cash collateral to be in such amount as any Agent reasonably determines is appropriate to secure such contingent Secured Obligations, such cash collateral not to exceed 105% of the maximum amount of exposure determined by any such Agent, (E) the payment or repayment in full in immediately available funds of all other outstanding Secured Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Secured Parties) other than (i) unasserted contingent indemnification Obligations, and (ii) any Hedging Liability that, at such time, are allowed by the applicable Secured Party to remain outstanding without being required to be repaid or cash collateralized, and (F) the termination of all of the Revolving Credit Commitments of the Lenders.

(d)           As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

“Additional Collateral” has the meaning specified therefor in Section 4(a)(i) hereof.

“Copyright Licenses” means all licenses, contracts or other agreements, whether written or oral, naming any Grantor as licensee or licensor and providing for the grant of any right concerning any Copyright, including, but not limited to the right to use, create derivative works of, distribute, reproduce, display and perform any works covered by any Copyright.

“Existing Issuer” has the meaning specified therefor in the definition of the term “Pledged Shares”.

“Intellectual Property” means all rights in all U.S and non-U.S. (i) published and unpublished works of authorship (including, without limitation, computer software), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, including, without limitation, all copyright registrations and applications listed in Schedule II hereto (collectively, “Copyrights”); (ii) inventions, discoveries and all patents, registrations, and applications therefor, including, without limitation, divisions, continuations, continuations-in-part and renewal applications, and all renewals, extensions and reissues, including, without limitation, all patents and patent applications listed in Schedule II hereto (collectively, “Patents”); (iii) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for all of the foregoing, and all goodwill associated therewith and symbolized thereby, and all extensions, modifications and renewals of same, including, without limitation, all trademark registrations and applications listed in Schedule II hereto (collectively, “Trademarks”); (iv) confidential and proprietary information, trade secrets and know-how, including, without limitation, processes, schematics, databases, formulae, drawings, prototypes, models, designs and

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customer lists (collectively, “Trade Secrets”); and (v) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including, without limitation, rights to recover for past, present and future violations thereof (collectively, “Other Proprietary Rights”).

“Licenses” means the Copyright Licenses, the Patent Licenses and the Trademark Licenses.

“Material Intellectual Property” means Intellectual Property owned by or licensed to a Grantor and material to the conduct of any Grantor’s business.

“Patent Licenses” means all licenses, contracts or other agreements, whether written or oral, naming any Grantor as licensee or licensor and providing for the grant of any right concerning any Patent, including, but not limited to any right to manufacture, have manufactured, use, sell, offer for same, or import any invention covered by any Patent.

“Pledged Debt” means the indebtedness described in Schedule VI hereto and all indebtedness from time to time owned or acquired by a Grantor, the promissory notes and other Instruments evidencing any or all of such indebtedness, and all interest, cash, Instruments, Investment Property, financial assets, securities, Capital Stock, other equity interests, stock options and commodity contracts, notes, debentures, bonds, promissory notes or other evidences of indebtedness and all other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such indebtedness.

“Pledged Interests” means, collectively, (a) the Pledged Debt, (b) the Pledged Shares and (c) all Security Entitlements in any and all of the foregoing.

“Pledged Issuer” has the meaning specified therefor in the definition of the term “Pledged Shares”.

“Pledged Shares” means (a) the shares of Capital Stock described in Schedule VII hereto, whether or not evidenced or represented by any stock certificate, certificated security or other Instrument, issued by the Persons described in such Schedule VII (the “Existing Issuers”), (b) the shares of Capital Stock at any time and from time to time acquired by a Grantor of any and all Persons now or hereafter existing (such Persons, together with the Existing Issuers, being hereinafter referred to individually and collectively as the “Pledged Issuers” and each individually as a “Pledged Issuer”), whether or not evidenced or represented by any stock certificate, certificated security or other Instrument, subject, however, to any express limitations set forth in Section 2 and (c) the certificates representing such shares of Capital Stock, all options and other rights, contractual or otherwise, in respect thereof and all dividends, distributions, cash, Instruments, Investment Property, financial assets, securities, Capital Stock, other equity interests, stock options and commodity contracts, notes, debentures, bonds, promissory notes or other evidences of indebtedness and all other property (including, without limitation, any stock dividend and any distribution in connection with a stock split) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Capital Stock.

“Secured Parties” means, each individually and collectively, the Agents, the Lenders, any Affiliate of a Lender in its capacity as a holder of any Hedging Liability or any Funds Transfer and Deposit Account Liability and any L/C Issuer.

“Secured Obligations” has the meaning specified therefor in Section 3 hereof.

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“Trademark Licenses” means all licenses, contracts or other agreements, whether written or oral, naming any Grantor as licensor or licensee and providing for the grant of any right concerning any Trademark, including, but not limited to the right to sell any goods or provide any services covered by any Trademark and the right to use any Trademark, together with any goodwill connected with and symbolized by any such trademark licenses, contracts or agreements.

“URL” means “uniform resource locator,” an internet web address

2.             Grant of Security Interest.  As security for the payment, performance and observance of all of the Secured Obligations, each Grantor hereby pledges and assigns to the Collateral Agent (and its agents and designees), and grants to the Collateral Agent (and its agents and designees), for the benefit of the Secured Parties, a continuing security interest in all of such Grantor’s right, title, and interest in and to the following, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible (all being collectively referred to herein as the “Collateral”):

(a)           all Accounts;

(b)           all Chattel Paper (whether tangible or electronic);

(c)           the Commercial Tort Claims specified on Schedule V;

(d)           all Deposit Accounts;

(e)           all cash and all other property from time to time deposited in any Deposit Accounts or Securities Accounts or otherwise credited thereto and all monies and property in the possession or under the control of any Agent or any Lender or any affiliate, representative, agent or correspondent of any Agent or any Lender;

(f)            all Documents;

(g)           all General Intangibles (including, without limitation, all Payment Intangibles, Intellectual Property and Licenses);

(h)           all Goods (including, without limitation, all Equipment, Fixtures and Inventory);

(i)            all Instruments (including, without limitation, Promissory Notes);

(j)            all Investment Property (including, without limitation, all Securities Accounts, Security Entitlements, Commodity Contracts and Commodity Accounts);

(k)           all Letter-of-Credit Rights;

(l)            all Pledged Interests;

(m)          all Supporting Obligations;

(n)           all other tangible and intangible personal property of such Grantor (whether or not subject to the Code), including, without limitation, all bank and other accounts and all cash and all investments therein, all proceeds, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the property of such Grantor described in the preceding

5

clauses of this Section 2 (including, without limitation, any proceeds of insurance thereon and all causes of action, claims and warranties now or hereafter held by such Grantor in respect of any of the items listed above), and all books, correspondence, files and other Records, including, without limitation, all tapes, disks, cards, Software, data and computer programs in the possession or under the control of such Grantor or any other Person from time to time acting for such Grantor that at any time evidence or contain information relating to any of the property described in the preceding clauses of this Section 2 or are otherwise necessary or helpful in the collection or realization thereof; and

(o)           all Proceeds, including all Cash Proceeds and Noncash Proceeds, and products of any and all of the foregoing Collateral;

in each case howsoever such Grantor’s interest therein may arise or appear (whether by ownership, security interest, claim or otherwise).

Notwithstanding anything herein to the contrary, the term “Collateral” shall not include, and no Grantor is pledging, nor granting a security interest hereunder in:

(i)            any of such Grantor’s right, title or interest in any license, contract or agreement to which such Grantor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the express terms of such license, contract or agreement result in a breach of the terms of, or constitute a default under, such license, contract or agreement (other than to the extent that any such term (A) has been waived or (B) would be rendered ineffective pursuant to Sections 9-406, 9-408, 9-409 of the Code or other applicable provisions of the Uniform Commercial Code of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, that (x) immediately upon the ineffectiveness, lapse, termination or waiver of any such term with respect to any license, contract or agreement, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all of such Grantor’s right, title and interest with respect to such license, contract or agreement, as if such term had never been in effect, and (y) the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect the Collateral Agent’s unconditional continuing security interest in and liens upon any rights or interests of a Grantor in or to the Proceeds of, or any Accounts or other rights to payment due or to become due under, any such license, contract or agreement,

(ii)           any intent-to-use United States trademark applications (A) for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051(c) or 15 U.S.C. § 1051(d), respectively, or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively, by the United States Patent and Trademark Office; provided, that upon such filing and acceptance, such intent-to-use applications shall be included in the definition of Collateral, or (B) to the extent that and for so long as such a grant would result in the abandonment, invalidation or unenforceability of such intent-to-use United States trademark applications under applicable law; provided, that (x) immediately at such time that the grant of a security interest in such intent-to-use United States trademark applications would no longer result in the abandonment, invalidation or unenforceability of such intent-to-use United States trademark applications under applicable law, the Collateral shall include, and such Grantor shall be deemed to have granted a security interest in, all such intent-to-use United States trademark applications as if such applicable law had never been in effect and (y) the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect the Collateral Agent’s unconditional continuing security interest in and liens upon any rights or interests of a

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Grantor in or to the Proceeds of, or any Accounts or other rights to payment due or to become due under, any such intent-to-use United States trademark applications,

(iii)          any Excluded Account, or

(iv)          in the case of a Foreign Subsidiary (other than the Borrower) of a Loan Party, more than 65% of the issued and outstanding shares of Capital Stock of such Foreign Subsidiary entitled to vote (within the meaning of Treas. Reg. Section 1.956 2(c)(2)) (it being understood and agreed that the Collateral shall include 100% of the issued and outstanding shares of Capital Stock of such Foreign Subsidiary not entitled to vote within the meaning of Treas. Reg. Section 1.956 2(c)(2)) or other equity interest of such Foreign Subsidiary (and for the avoidance of doubt, each Loan Party will refrain from pledging the Capital Stock of any Foreign Subsidiary to any Person other than a pledge of 65% of its voting Capital Stock and 100% of its non-voting Capital Stock to the Collateral Agent, for the benefit of the Secured Parties.

3.             Security for Secured Obligations.  The security interest created hereby in the Collateral constitutes continuing collateral security for all of the following obligations, whether now existing or hereafter incurred (the “Secured Obligations”):

(a)           all amounts from time to time owing by such Grantor to the Secured Parties under, evidenced by or in respect of the Credit Agreement and/or the other Loan Documents, including, without limitation, (i) all Obligations, (ii) all Letter of Credit Obligations, (iii) all Hedging Liability (other than Excluded Hedging Liability), (iv) all Funds Transfer and Deposit Account Liability, (v) in the case of a Guarantor, all amounts from time to time owing by such Grantor in respect of its guaranty made pursuant to Article XI of the Credit Agreement or under any other Guaranty to which it is a party, including, without limitation, all Guaranteed Obligations and all other obligations guaranteed by such Grantor, and (vi) all interest, fees, commissions, charges, expense reimbursements, indemnifications and all other amounts due or to become due under any Loan Document (including, without limitation, all interest, fees, commissions, charges, expense reimbursements, indemnifications and other amounts that accrue after the commencement of any Insolvency Proceeding of any Loan Party, whether or not the payment of such interest, fees, commissions, charges, expense reimbursements, indemnifications and other amounts are unenforceable or are not allowable, in whole or in part, due to the existence of such Insolvency Proceeding); and

(b)           the due performance and observance by each Grantor of all of its other obligations from time to time existing under, evidenced by or in respect of the Loan Documents.

4.             Delivery of the Pledged Interests.

(a)           (i)            All Promissory Notes evidencing the Pledged Debt on the Effective Date and all certificates representing the Pledged Shares on the Effective Date shall be delivered to the Collateral Agent (or its custodian, designee or other nominee) on or prior to the Effective Date.  All other Promissory Notes, certificates and Instruments constituting Pledged Interests from time to time required to be pledged to the Collateral Agent pursuant to the terms of this Agreement or the Credit Agreement (the “Additional Collateral”) shall be delivered to the Collateral Agent (or its custodian, designee or other nominee) promptly upon, but in any event within 14 days (or such later date acceptable to the Collateral Agent) of, receipt thereof by or on behalf of any of the Grantors; provided, that such delivery requirement shall not apply to any Pledged Debt having a face amount of less than $500,000 individually but only to the extent the aggregate face amount of such Pledged Debt does not exceed $1,000,000 collectively.  All such Promissory Notes, certificates and Instruments shall be held by or on behalf of the Collateral Agent

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(or its custodian, designee or other nominee) pursuant hereto and shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment or undated stock powers executed in blank, all in form and substance reasonably satisfactory to the Collateral Agent.  If any Pledged Interests consists of uncertificated Securities, unless the immediately following sentence is applicable thereto, such Grantor shall cause the Collateral Agent (or its designated custodian or nominee) to become the registered holder thereof, or cause each issuer of such Securities to agree that it will comply with instructions originated by the Collateral Agent with respect to such Securities without further consent by such Grantor.  If any Pledged Interests consists of Security Entitlements, such Grantor shall transfer such Security Entitlements to the Collateral Agent (or its custodian, nominee or other designee), or cause the applicable Securities Intermediary to agree that it will comply with entitlement orders by the Collateral Agent without further consent by such Grantor.

(ii)           Within 20 days (or such later date acceptable to the Collateral Agent) of the receipt by a Grantor of any Additional Collateral, a Pledge Amendment, duly executed by such Grantor, in substantially the form of Exhibit A hereto (a “Pledge Amendment”), shall be delivered to the Collateral Agent, in respect of the Additional Collateral that must be pledged pursuant to this Agreement and the Credit Agreement.  The Pledge Amendment shall from and after delivery thereof constitute part of Schedules VI and VII hereto.  Each Grantor hereby authorizes the Collateral Agent to attach each Pledge Amendment to this Agreement and agrees that all Promissory Notes, certificates or Instruments listed on any Pledge Amendment delivered to the Collateral Agent (or its custodian, designee or other nominee) shall for all purposes hereunder constitute Pledged Interests and such Grantor shall be deemed upon delivery thereof to have made the representations and warranties set forth in Section 5 hereof with respect to such Additional Collateral.

(b)           If any Grantor shall receive, by virtue of such Grantor’s being or having been an owner of any Pledged Interests, any (i) stock certificate (including, without limitation, any certificate representing a stock dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares, stock split, spin-off or split-off), Promissory Note or other Instrument, (ii) option or right, whether as an addition to, substitution for, or in exchange for, any Pledged Interests, or otherwise, (iii) dividends payable in cash (except such dividends permitted to be retained by any such Grantor pursuant to Section 7 hereof) or in Securities or other property or (iv) dividends, distributions, cash, Instruments, Investment Property and other property in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus, such Grantor shall receive such stock certificate, Promissory Note, Instrument, option, right, payment or distribution in trust for the benefit of the Collateral Agent, shall segregate it from such Grantor’s other property and shall promptly deliver it forthwith to the Collateral Agent, in the exact form received, with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Pledged Interests and as further collateral security for the Secured Obligations.

5.             Representations and Warranties.  Each Grantor jointly and severally represents and warrants as follows:

(a)           Schedule I hereto sets forth as of the Effective Date (i) the exact legal name of each Grantor, (ii) the state or jurisdiction of organization of each Grantor, (iii) the type of organization of each Grantor, (iv) the organizational identification number of each Grantor (or states that no such organizational identification number exists) and (v) the federal employer identification number of each Grantor.

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(b)           This Agreement is a legal, valid and binding obligation of such Grantor, enforceable against such Grantor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(c)           All Equipment, Fixtures, Inventory and other Goods (other than Inventory in transit to customers) located in the continental United States now existing are, and all Equipment, Fixtures, Inventory and other Goods (other than Inventory in transit to customers) located in the continental United States hereafter existing will be, located at the addresses specified therefor in Schedule III hereto (as amended, supplemented or otherwise modified from time to time in accordance with Section 6(b)), except for any location where the fair market value of the Equipment, Fixtures, Inventory and other Goods at such location is less than $1,000,000 in the aggregate.  Each Grantor’s chief place of business and chief executive office, the place where such Grantor keeps its Records concerning Accounts and all originals of all Chattel Paper are located at the addresses specified therefor in Schedule III hereto (as amended, supplemented or otherwise modified from time to time in accordance with the terms hereof).  None of the Accounts is evidenced by Promissory Notes or other Instruments (except for Promissory Notes evidencing indebtedness of not more than $500,000 individually and $1,000,000 in the aggregate) that have not been delivered to the Collateral Agent in accordance with this Agreement.  Set forth in Schedule II hereto is a complete and correct list of each formal legal name used by any Grantor during the past five years.  Schedule VIII hereto sets forth for each Grantor a true and complete list of all Investment Property, including all Securities, Security Entitlements, Instruments, Chattel Paper, Letters of Credit and any certificates or Instruments evidencing the foregoing held by or on behalf of or issued in favor of each Grantor (excluding the assets already identified on Schedules VI and VII), whether or not evidenced by certificates or instruments.

(d)           [Reserved.]

(e)           (i)            The Grantors own and control, or otherwise possess adequate rights to use, all Intellectual Property necessary to conduct their business except as could not reasonably be expected to have a Material Adverse Effect.  Schedule II hereto sets forth a true and complete list of all Intellectual Property that is the subject of U.S. registrations or applications for registration in the U.S. owned by each Grantor as of the date hereof.  Schedule II (which shall be updated and provided to the Collateral Agent on a quarterly basis) sets forth a true and complete list of all Licenses material to the conduct of any Grantor’s business entered into by any Grantor pursuant to which (A) any Grantor has provided any license or other rights in Intellectual Property owned or controlled by such Grantor to any other Person other than non-exclusive licenses granted in the ordinary course of business or (B) any Person has granted to any Grantor any license or other rights in Intellectual Property owned or controlled by such Person that is material to the conduct of such Grantor’s business.  To the applicable Grantor’s knowledge, all such Intellectual Property is valid, subsisting and enforceable, has not been abandoned in whole or in part and is not subject to any outstanding order, judgment or decree restricting its use or adversely affecting the Grantor’s rights thereto, except to the extent the loss of any such Intellectual Property (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

(ii)           Such Grantor is not violating and has not violated any Intellectual Property rights or any third party except as could not reasonably be expected to have a Material Adverse Effect.  There are no suits, actions, reissues, reexaminations, public protests, interferences, arbitrations, mediations, oppositions, cancellations, Internet domain name dispute resolutions or other proceedings (collectively, “Suits”) pending, decided, asserted by or against such Grantor or, to such Grantor’s knowledge, threatened concerning the violation of any Intellectual Property rights or concerning the Material Intellectual Property owned or controlled

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by a Grantor, and, to any Grantor’s knowledge, no valid basis for any such Suits or claims exists, except as could not reasonably be expected to have a Material Adverse Effect.  To the Grantors’ knowledge, there are no Suits or claims pending, decided, threatened or asserted against the Grantors concerning the Licenses or the right of the Grantor to use the Licenses, and no valid basis for any such Suits or claims exists, except as could not reasonably be expected to have a Material Adverse Effect.

(f)            (i)            None of the Other Proprietary Rights or Trade Secrets of any Grantor have been used, divulged, disclosed or appropriated to the detriment of such Grantor for the benefit of any other Person other than such Grantor, (ii) no employee, independent contractor or agent of any Grantor has misappropriated any Other Proprietary Rights or Trade Secrets of any other Person in the course of the performance of his or her duties as an employee, independent contractor or agent of such Grantor, and (iii) no employee, independent contractor or agent of any Grantor is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of inventions agreement or similar agreement, or contract relating an any way to the protection, ownership, development, use or transfer of such Grantor’s Intellectual Property Collateral, except to the extent any of the foregoing could not reasonably be expected (either individually or in the aggregate) to have a Material Adverse Effect.

(g)           The Existing Issuers set forth in Schedule VII identified as a Subsidiary of a Grantor are each such Grantor’s only Subsidiaries existing on the date hereof.  The Pledged Shares have been duly authorized and validly issued and are fully paid and nonassessable and the holders thereof are not entitled to any preemptive, first refusal or other similar rights.  Except as noted in Schedule VII hereto, the Pledged Shares constitute 100% of the issued shares of Capital Stock of the Pledged Issuers as of the date hereof.  All other shares of Capital Stock constituting Pledged Interests will be duly authorized and validly issued, fully paid and nonassessable.

(h)           The Promissory Notes currently evidencing the Pledged Debt have been, and all other Promissory Notes from time to time evidencing Pledged Debt, when executed and delivered, will have been, duly authorized, executed and delivered by the respective makers thereof, and all such Promissory Notes are or will be, as the case may be, legal, valid and binding obligations of such makers, enforceable against such makers in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

(i)            The Grantors are and will be at all times the sole and exclusive owners of, or otherwise have and will have adequate rights in, the Collateral free and clear of any Lien except for the Permitted Liens.  No effective financing statement or other instrument similar in effect covering all or any part of the Collateral is on file in any recording or filing office except such as may have been filed to perfect or protect any Permitted Lien.

(j)            The exercise by the Collateral Agent of any of its rights and remedies hereunder will not contravene any law or any Contractual Obligation binding on or otherwise affecting any Grantor or any of its properties and will not result in, or require the creation of, any Lien upon or with respect to any of its properties other than Liens created pursuant to the Loan Documents.

(k)           No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person, is required for (i) the due execution, delivery and performance by any Grantor of this Agreement, (ii) the grant by any Grantor of the security interest purported to be created hereby in the Collateral or (iii) the exercise by the Collateral Agent of any of its rights and remedies hereunder, except, in the case of this clause (iii), as may be required in connection with any sale of any Pledged Interests by laws affecting the offering and sale of securities generally.  No

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authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person, is required for the perfection of the security interest purported to be created hereby in the Collateral, except (A) for the filing under the Uniform Commercial Code as in effect in the applicable jurisdiction of the financing statements described in Schedule IV hereto, all of which financing statements shall be duly filed on or around the Effective Date and from such date shall be in full force and effect, (B) with respect to the perfection of the security interest created hereby in the United States Intellectual Property, for the recording of the appropriate Grant of a Security Interest, substantially in the form of Exhibit B hereto in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, (C) with respect to any action that may be necessary to obtain control of Collateral constituting Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights, the taking of such actions, and (D) the Collateral Agent’s having possession of all Documents, Chattel Paper, Instruments and cash constituting Collateral (subclauses (A), (B), (C) and (D), each a “Perfection Requirement” and collectively, the “Perfection Requirements”).

(l)            This Agreement creates a legal, valid and enforceable security interest in favor of the Collateral Agent, for the benefit of the Secured Parties, in the Collateral, as security for the Secured Obligations.  The satisfaction of the Perfection Requirements will result in the perfection of such security interests.  After satisfaction of the Perfection Requirements, such security interests are, or in the case of Collateral in which any Grantor obtains rights after the date hereof, will be, perfected, first priority security interests, subject in priority only to the Permitted Liens that, pursuant to the definition of the term “Permitted Liens”, are not prohibited from being prior to the Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, and the recording of such instruments of assignment described above.  Such Perfection Requirements and all other action necessary or desirable to perfect and protect such security interest have been duly made or taken, except for (i) the Collateral Agent’s having possession of all Instruments, Documents, Chattel Paper and cash constituting Collateral after the date hereof, (ii) the Collateral Agent’s having control of all Deposit Accounts, Electronic Chattel Paper, Investment Property or Letter-of-Credit Rights constituting Collateral after the date hereof, and (iii) the other filings and recordations and actions described in Section 5(l) hereof.

(m)          As of the date hereof, no Grantor holds any Commercial Tort Claims, except for such claims described in Schedule V.

(n)           With respect to each Grantor and its Subsidiaries that is a partnership or a limited liability company, none of the partnership interests or membership interests of such Person are (i) dealt in or traded on securities exchanges or in securities markets, (ii) securities for purposes of Article 8 of any relevant Uniform Commercial Code, (iii) investment company securities within the meaning of Section 8-103 of any relevant Uniform Commercial Code or (iv) evidenced by a certificate.  The partnership interests or membership interests of any Grantor and its Subsidiaries constitute General Intangibles.

6.             Covenants as to the Collateral.  So long as any of the Secured Obligations (whether or not due) shall remain unpaid or any Lender shall have any Revolving Credit Commitment under the Credit Agreement, unless the Collateral Agent shall otherwise consent in writing:

(a)           Further Assurances.  Each Grantor will at its expense, at any time and from time to time, promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable or that the Collateral Agent may reasonably request in order (i) to perfect and protect, or maintain the perfection of, the security interest and Lien purported to be created hereby, (ii) to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder in respect of the Collateral or (iii) otherwise to effect the purposes of this Agreement, including, without limitation:  (A) if a Default or an Event of Default has occurred and is continuing, marking conspicuously

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all Chattel Paper, Instruments and Licenses and, at the request of the Collateral Agent, all of its Records pertaining to the Collateral with a legend, in form and substance reasonably satisfactory to the Collateral Agent, indicating that such Chattel Paper, Instrument, License or Collateral is subject to the security interest created hereby, (B) if any Account shall be evidenced by a Promissory Note or other Instrument or Chattel Paper, delivering and pledging to the Collateral Agent such Promissory Note, other Instrument or Chattel Paper, duly endorsed and accompanied by executed instruments of transfer or assignment, all in form and substance satisfactory to the Collateral Agent; provided, that such delivery requirement shall not apply to any Pledged Debt having a face amount of less than $500,000 individually but only to the extent the aggregate face amount of such Pledged Debt does not exceed $1,000,000 collectively, (C) executing and filing (to the extent, if any, that such Grantor’s signature is required thereon) or authenticating the filing of, such financing or continuation statements, or amendments thereto, (D) with respect to Intellectual Property hereafter existing and not covered by an appropriate security interest grant, the executing and recording in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, appropriate instruments granting a security interest, as may be necessary or desirable or that the Collateral Agent may reasonably request in order to perfect and preserve the security interest purported to be created hereby, (E) delivering to the Collateral Agent irrevocable proxies in respect of the Pledged Interests, (F) furnishing to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent may reasonably request, all in reasonable detail, (G) if at any time after the date hereof, any Grantor acquires or holds any Commercial Tort Claim (other than any Commercial Tort Claims having a value of less than $500,000 individually and $1,000,000 in the aggregate,) immediately notifying the Collateral Agent in a writing signed by such Grantor setting forth a brief description of such Commercial Tort Claim and granting to the Collateral Agent a security interest therein and in the Proceeds thereof, which writing shall incorporate the provisions hereof and shall be in form and substance reasonably satisfactory to the Collateral Agent, and (H) taking all actions required by law in any relevant Uniform Commercial Code jurisdiction, or by other law as applicable in any foreign jurisdiction.

(b)           Location of Equipment and Inventory.  Each Grantor will keep the Equipment and Inventory (other than Equipment and Inventory sold in the ordinary course of business in accordance with Section 6(g) hereof or located outside of the continental United States) at the locations specified in Schedule III hereto or, upon prompt written notice thereafter to the Collateral Agent accompanied by a new Schedule III hereto indicating each new location containing Records concerning Accounts or Equipment and Inventory with an aggregate fair market value in excess of $1,000,000, at such other locations as the Grantors may elect.   If any Grantor moves the location of its primary Records concerning Accounts to a new leased location after the date hereof, upon the reasonable request of Collateral Agent, each Grantor shall use commercially reasonable efforts to (A) obtain written subordinations or waivers, in form and substance satisfactory to the Collateral Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral located at such premises, and (B) obtain a Collateral Access Agreement, providing access to the Collateral located on such premises in order to remove such Collateral from such premises during an Event of Default.  The provisions of this paragraph shall be in addition to, and without limitation or qualification of, the eligibility criteria contained in the Credit Agreement.

(c)           Equipment.  Each Grantor will promptly furnish to the Collateral Agent a statement describing in reasonable detail any loss or damage to any Equipment in excess of $1,000,000.

(d)           Insurance.  Each Grantor will, at its own expense, maintain insurance with respect to the Collateral in accordance with the terms of the Credit Agreement.  Each Grantor will, if so requested by the Collateral Agent, deliver to the Collateral Agent original or duplicate insurance policies

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and, as often as the Collateral Agent may reasonably request, a report of a reputable insurance broker with respect to such insurance.  Each Grantor will also, at the reasonable request of the Collateral Agent, execute and deliver instruments of assignment of such insurance policies and cause the respective insurers to acknowledge notice of such assignment.

(e)           Provisions Concerning the Accounts.  Each Grantor will, except as otherwise provided in this subsection (e), continue to collect, at its own expense, all amounts due or to become due under the Accounts.  In connection with such collections, each Grantor may (and, if an Event of Default has occurred and is continuing, at the Collateral Agent’s direction, will) take such action as such Grantor (or, if an Event of Default has occurred and is continuing, the Collateral Agent) may reasonably deem necessary or advisable to enforce collection or performance of the Accounts; provided, that the Collateral Agent shall have the right at any time, upon the occurrence and during the continuance of an Event of Default, to notify the Account Debtors or obligors under any Accounts of the assignment of such Accounts to the Collateral Agent and to direct such Account Debtors or obligors to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent or its designated agent and, upon such notification and at the expense of such Grantor and to the extent permitted by law, to enforce collection of any such Accounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done.  After the occurrence and during the continuance of an Event of Default and after receipt by any Grantor of a notice from the Collateral Agent that the Collateral Agent has notified, intends to notify, or has enforced or intends to enforce a Grantor’s rights against the Account Debtors or obligors under any Accounts as referred to in the proviso to the immediately preceding sentence, (A) all amounts and proceeds (including Instruments) received by such Grantor in respect of the Accounts shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over to the Collateral Agent or its designated agent in the same form as so received (with any necessary indorsement) to be held as cash collateral and either (x) credited to the Loan Account so long as no Event of Default shall have occurred and be continuing or (y) if any Event of Default shall have occurred and be continuing, applied as specified in Section 9(d) hereof, and (B) such Grantor will not adjust, settle or compromise the amount or payment of any Account or release wholly or partly any Account Debtor or obligor thereof or allow any credit or discount thereon.

(f)            Provisions Concerning the Pledged Interests.  Each Grantor will

(i)            at the Grantors’ joint and several expense, promptly deliver to the Collateral Agent a copy of each material notice or other communication received by it in respect of the Pledged Interests;

(ii)           at the Grantors’ joint and several expense, defend the Collateral Agent’s right, title and security interest in and to the Pledged Interests against the claims of any Person; and

(iii)          with respect to any Subsidiary of the Parent, not permit the issuance of (A) any additional shares of any class of Capital Stock of any Pledged Issuer, (B) any securities convertible voluntarily by the holder thereof or automatically upon the occurrence or non-occurrence of any event or condition into, or exchangeable for, any such shares of Capital Stock or (C) any warrants, options, contracts or other commitments entitling any Person to purchase or otherwise acquire any such shares of Capital Stock, unless in each case the applicable Grantor makes the deliveries and takes the other actions required by Section 4.

(g)           Transfers and Other Liens.

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(i)            Except to the extent expressly permitted by Section 7.02(c) of the Credit Agreement, no Grantor will sell, assign (by operation of law or otherwise), lease, license, exchange or otherwise transfer or dispose of any of the Collateral.

(ii)           Except to the extent expressly permitted by Section 7.02(a) of the Credit Agreement, no Grantor will create, suffer to exist or grant any Lien upon or with respect to any Collateral.

(h)           Intellectual Property.

(i)            Each Grantor has duly executed and delivered the applicable Grant of a Security Interest in the form attached hereto as Exhibit B.

(ii)           Each Grantor (either itself or through its licensees or its sublicensees) agrees that it will not do any act or omit to do any act whereby any Material Intellectual Property may become invalidated or dedicated to the public, and agrees that it shall continue to mark any products covered by a Patent with the relevant patent number as necessary to establish and preserve its rights under applicable patent laws, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(iii)          Each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark that constitutes Material Intellectual Property, take such actions that in its commercially reasonable business judgment are necessary to: (A) maintain such Trademark in full force free from any claim of abandonment or invalidity for non use, (B) maintain the quality of products and services offered under such Trademark, (C) display such Trademark with notice of U.S. or non-U.S. registration to the extent necessary to establish and preserve its rights under applicable law, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect and (D) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.

(iv)          Each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a Copyright that constitutes Material Intellectual Property, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary to establish and preserve its rights under applicable copyright laws, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(v)           Each Grantor shall notify the Collateral Agent promptly if it knows that any Material Intellectual Property may become abandoned, lost or dedicated to the public in violation of the foregoing clauses (ii) and (iii), or of any final determination (including the institution of, or any such determination in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) that could reasonably be expected to result in a Material Adverse Effect regarding such Grantor’s ownership of any Material Intellectual Property, its right to register the same, or its right to keep and maintain the same. Notwithstanding anything to the contrary contained herein, the Grantors may abandon or otherwise dispose of immaterial Intellectual Property if, in such Grantor’s commercially reasonable business judgment, such Intellectual Property is no longer of any useful economic value.

(vi)          If any Grantor (A) files an application or registration for any Intellectual Property with the United States Patent and Trademark Office or United States Copyright Office,

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either itself or through any agent, employee, licensee or designee or (B) obtains rights to or develops any new Intellectual Property or any reissue, division, continuation, renewal, extension or continuation-in-part of any existing Intellectual Property, whether pursuant to any license or otherwise, the provisions of Section 2 hereof shall automatically apply thereto and such Grantor shall give to the Collateral Agent notice of any applications or registrations on a quarterly basis and, upon request of the Collateral Agent, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Intellectual Property.

(vii)         Each Grantor will take all necessary steps in its commercially reasonable business judgment, in any proceeding before the United States Patent and Trademark Office, United States Copyright Office, to maintain and pursue each application relating to the Material Intellectual Property of such Grantor (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that constitutes Material Intellectual Property.

(viii)        If any Grantor has reason to believe that any Collateral consisting of any Grantor’s Material Intellectual Property has been infringed, misappropriated or diluted by a third party, such Grantor shall, consistent with its commercially reasonable business judgment, sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, and take such other actions as are appropriate under the circumstances to protect such Collateral and promptly shall notify the Collateral Agent of the initiation of any such suit.

(ix)          Upon and during the continuance of an Event of Default, (i) no Grantor shall abandon or otherwise permit any Intellectual Property to become invalid and (ii) upon the reasonable request of the Collateral Agent, each Grantor shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each License that constitutes Collateral owned by such Grantor to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.

(x)           Each Grantor shall execute, authenticate and deliver any and all assignments, agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest hereunder in such Intellectual Property and the General Intangibles of such Grantor relating thereto or represented thereby, each Grantor hereby appoints the Collateral Agent as its attorney in fact to execute and file such writings for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.

(i)            [Reserved.]

(j)            [Reserved.]

(k)           Control.  Each Grantor hereby agrees to take any or all action that may be necessary or desirable or that the Collateral Agent may reasonably request in order for the Collateral Agent to obtain control in accordance with Sections 9-104, 9-105, 9-106, and 9-107 of the Code with respect to the following Collateral:  (i) Electronic Chattel Paper, other than Electronic Chattel Paper having a face amount of less than $500,000 individually but only to the extent the aggregate face amount of such Electronic Chattel Paper does not exceed $500,000 collectively, (ii) Investment Property, (iii) Letter-of-Credit Rights, other than any Letter-of-Credit Rights having a face amount of less than

15

$1,000,000 individually but only to the extent the aggregate face amount of such Letter-of-Credit Rights does not exceed $1,000,000 collectively or any Letter-of-Credit Right that constitutes a Supporting Obligation and (iv) Deposit Accounts, Securities Accounts and Commodities Accounts (other than Excluded Accounts).  Each Grantor hereby acknowledges and agrees that any agent or designee of the Collateral Agent shall be deemed to be a “secured party” with respect to the Collateral under the control of such agent or designee for all purposes.

(l)            Records and Reporting.

(i)            Each Grantor shall keep adequate records concerning the Accounts, Chattel Paper and Pledged Interests.

(ii)           Except as otherwise expressly permitted by Section 7.02(l) of the Credit Agreement, no Grantor shall, without giving the Collateral Agent at least 15 Business Days’ (or such shorter time period as the Collateral Agent may approve in writing in its sole discretion) prior written notice, change (A) its name, identity or organizational structure, (B) change its jurisdiction of incorporation or organization as set forth in Schedule I hereto; provided, that no Grantor shall change its jurisdiction of incorporation or organization to a jurisdiction outside of the United States, or (C) its chief executive office as set forth in Schedule III hereto.  In connection with the foregoing, each Grantor shall take all actions necessary or reasonably requested by the Collateral Agent to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral granted or intended to be granted pursuant to this Agreement.  Each Grantor shall immediately notify the Collateral Agent upon obtaining an organizational identification number, if on the date hereof such Grantor did not have such identification number.

(m)          Partnership and Limited Liability Company Interest.  Except with respect to partnership interests and membership interests evidenced by a certificate, which certificate has been pledged and delivered to the Collateral Agent pursuant to Section 4 hereof, no Grantor that is a partnership or a limited liability company shall, nor shall any Grantor with any Subsidiary that is a partnership or a limited liability company, permit such partnership interests or membership interests to (i) be dealt in or traded on securities exchanges or in securities markets, (ii) become a security for purposes of Article 8 of any relevant Uniform Commercial Code, (iii) become an investment company security within the meaning of Section 8-103 of any relevant Uniform Commercial Code or (iv) be evidenced by a certificate unless such certificate is delivered to the Collateral Agent.  Each Grantor agrees that such partnership interests or membership interests shall constitute General Intangibles.

7.             Voting Rights, Dividends, Etc. in Respect of the Pledged Interests.

(a)           So long as no Event of Default shall have occurred and be continuing:

(i)            each Grantor may exercise any and all voting and other consensual rights pertaining to any Pledged Interests for any purpose not inconsistent with the terms of this Agreement, the Credit Agreement or the other Loan Documents; and

(ii)           each of the Grantors may receive and retain any and all dividends, interest or other distributions paid in respect of the Pledged Interests to the extent permitted by the Financing Agreement; provided, that any and all (A) dividends and interest paid or payable other than in cash in respect of, and Instruments and other property received, receivable or otherwise distributed in respect of or in exchange for, any Pledged Interests which at the time of

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such distribution was not permitted by the Financing Agreement (B) dividends and other distributions paid or payable in cash in respect of any Pledged Interests in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid-in surplus which at the time of such distribution was not permitted by the Financing Agreement, and (C) cash paid, payable or otherwise distributed in redemption of, or in exchange for, any Pledged Interests, together with any dividend, interest or other distribution or payment which at the time of such payment was not permitted by the Financing Agreement, shall be, and shall forthwith be delivered to the Collateral Agent, to hold as, Pledged Interests and shall, if received by any of the Grantors, be received in trust for the benefit of the Collateral Agent, shall be segregated from the other property or funds of the Grantors, and shall be forthwith delivered to the Collateral Agent in the exact form received with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Pledged Interests and as further collateral security for the Secured Obligations; and

(iii)          the Collateral Agent will execute and deliver (or cause to be executed and delivered) to a Grantor all such proxies and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 7(a)(i) hereof and to receive the dividends, interest and/or other distributions which it is authorized to receive and retain pursuant to Section 7(a)(ii) hereof.

(b)           Upon the occurrence and during the continuance of an Event of Default:

(i)            upon notice from the Collateral Agent to such Grantor, all rights of each Grantor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Section 7(a)(i) hereof, and to receive the dividends, distributions, interest and other payments that it would otherwise be authorized to receive and retain pursuant to Section 7(a)(ii) hereof, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Pledged Interests such dividends, distributions and interest payments.  The powers set forth in this clause (b)(i) are coupled with an interest and are irrevocable until the date on which all of the Secured Obligations have been indefeasibly paid in full in cash after the termination of each Lender’s Revolving Credit Commitment and each of the Loan Documents;

(ii)           the Collateral Agent is authorized to notify each debtor with respect to the Pledged Debt to make payment directly to the Collateral Agent (or its designee) and may collect any and all moneys due or to become due to any Grantor in respect of the Pledged Debt, and each of the Grantors hereby authorizes each such debtor to make such payment directly to the Collateral Agent (or its designee) without any duty of inquiry;

(iii)          without limiting the generality of the foregoing, the Collateral Agent may at its option exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Interests as if it were the absolute owner thereof, including, without limitation, the right to exchange, in its discretion, any and all of the Pledged Interests upon the merger, consolidation, reorganization, recapitalization or other adjustment of any Pledged Issuer, or upon the exercise by any Pledged Issuer of any right, privilege or option pertaining to any Pledged Interests, and, in connection therewith, to deposit and deliver any and all of the Pledged Interests with any committee, depository, transfer agent,

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registrar or other designated agent upon such terms and conditions as it may reasonably determine; and

(iv)          all dividends, distributions, interest and other payments that are received by any of the Grantors contrary to the provisions of Section 7(b)(i) hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other funds of the Grantors, and shall be forthwith paid over to the Collateral Agent as Pledged Interests in the exact form received with any necessary indorsement and/or appropriate stock powers duly executed in blank, to be held by the Collateral Agent as Pledged Interests and as further collateral security for the Secured Obligations.

8.             Additional Provisions Concerning the Collateral.

(a)           To the maximum extent permitted by applicable law, and for the purpose of taking any action that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement, each Grantor hereby (i) authorizes the Collateral Agent to execute any such agreements, instruments or other documents in such Grantor’s name and to file such agreements, instruments or other documents in such Grantor’s name and in any appropriate filing office, (ii) authorizes the Collateral Agent at any time and from time to time to file, one or more financing or continuation statements and amendments thereto, relating to the Collateral (including, without limitation, any such financing statements that (A) describe the Collateral as “all assets” or “all personal property” (or words of similar effect) or that describe or identify the Collateral by type or in any other manner as the Collateral Agent may determine, regardless of whether any particular asset of such Grantor falls within the scope of Article 9 of the Uniform Commercial Code or whether any particular asset of such Grantor constitutes part of the Collateral, and (B) contain any other information required by Part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including, without limitation, whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor) and (iii) ratifies such authorization to the extent that the Collateral Agent has filed any such financing statements, continuation statements, or amendments thereto, prior to the date hereof.  A photocopy or other reproduction of this Agreement or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law.

(b)           Each Grantor hereby irrevocably appoints the Collateral Agent as its attorney-in-fact and proxy, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, from time to time in the Collateral Agent’s reasonable discretion, to take any action and to execute any instrument that the Collateral Agent may deem necessary or advisable to accomplish the purposes of this Agreement (subject to the rights of a Grantor under Section 6 hereof and Section 7(a) hereof), including, without limitation, (i) to obtain and adjust insurance required to be paid to the Collateral Agent pursuant to the Credit Agreement, (ii) to ask, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any Collateral, (iii) to receive, endorse, and collect any drafts or other Instruments, Documents and Chattel Paper in connection with clause (i) or (ii) above, (iv) to receive, indorse and collect all Instruments made payable to such Grantor representing any dividend, interest payment or other distribution in respect of any Pledged Interests and to give full discharge for the same, (v) upon the occurrence and during the continuance of an Event of Default, to file any claims or take any action or institute any proceedings which the Collateral Agent may deem necessary or desirable for the collection of any Collateral or otherwise to enforce the rights of the Secured Parties with respect to any Collateral, (vi) upon the occurrence and during the continuance of an Event of Default, to execute assignments, licenses and other documents to enforce the rights of the Secured Parties with respect to any Collateral,

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(vii) upon the occurrence and during the continuance of an Event of Default, to pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, and such payments made by the Collateral Agent to become Obligations of such Grantor to the Collateral Agent, due and payable immediately without demand, and (viii) upon the occurrence and during the continuance of an Event of Default, to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, assignments, verifications and notices in connection with Accounts, Chattel Paper and other documents relating to the Collateral.  This power is coupled with an interest and is irrevocable until the date on which all of the Secured Obligations have been indefeasibly paid in full in cash after the termination of each Lender’s Revolving Credit Commitment and each of the Loan Documents.

(c)           For the purpose of enabling the Collateral Agent to exercise rights and remedies hereunder, at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, and for no other purpose, effective upon the occurrence and during the continuance of an Event of Default each Grantor hereby grants to the Collateral Agent an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to any Grantor) to use, assign, license or sublicense any Intellectual Property (including but not limited to, any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, and advertising matter) now or hereafter owned by any Grantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof, as it pertains to the Collateral, in preparing for sale, advertising for sale and selling any Collateral, and each Grantor’s rights under all licenses and all franchise agreements shall inure to the benefit of the Collateral Agent; provided, that the Collateral Agent shall exercise reasonable standards of quality control over any goods bearing Grantor’s Trademarks.  Notwithstanding anything contained herein to the contrary, but subject to the provisions of the Credit Agreement that limit the right of a Grantor to dispose of its property and Section 6(i) hereof, so long as no Event of Default shall have occurred and be continuing, each Grantor may exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of its business.  In furtherance of the foregoing, unless an Event of Default shall have occurred and be continuing, the Collateral Agent shall from time to time, upon the request of a Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, which such Grantor shall have certified are appropriate (in such Grantor’s judgment) to allow it to take any action permitted above (including relinquishment of the license provided pursuant to this clause (c) as to any Intellectual Property).  Further, upon the date on which all of the Secured Obligations have been indefeasibly paid in full in cash after the termination of each Lender’s Revolving Credit Commitment and each of the Loan Documents, the Collateral Agent (subject to Section 13(e) hereof) shall release and reassign to the Grantors all of the Collateral Agent’s right, title and interest in and to the Intellectual Property, and the Licenses, all without recourse, representation or warranty whatsoever and at the Grantors’ sole expense.  The exercise of rights and remedies hereunder by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by any Grantor in accordance with the second sentence of this clause (c).  Each Grantor hereby releases the Collateral Agent from any claims, causes of action and demands at any time arising out of or with respect to any actions taken or omitted to be taken by the Collateral Agent under the powers of attorney granted herein other than actions taken or omitted to be taken through the Collateral Agent’s gross negligence or willful misconduct, as determined by a final determination of a court of competent jurisdiction.

(d)           Upon the occurrence and during the continuance of any Event of Default, if any Grantor fails to perform any agreement or obligation contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement or obligation, in the name of such Grantor or the

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Collateral Agent, and the expenses of the Collateral Agent incurred in connection therewith shall be jointly and severally payable by the Grantors pursuant to Section 10 hereof and shall be secured by the Collateral.

(e)           The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Other than the exercise of reasonable care to assure the safe custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral and shall be relieved of all responsibility for any Collateral in its possession upon surrendering it or tendering surrender of it to any of the Grantors (or whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct).  The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property, it being understood that the Collateral Agent shall not have responsibility for ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Collateral Agent has or is deemed to have knowledge of such matters.  The Collateral Agent shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee or other agent or bailee selected by the Collateral Agent in good faith.

(f)            Anything herein to the contrary notwithstanding (i) each Grantor shall remain liable under the Licenses and otherwise in respect of the Collateral to the extent set forth therein to perform all of its obligations thereunder to the same extent as if this Agreement had not been executed, (ii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its obligations under the Licenses or otherwise in respect of the Collateral, and (iii) the Collateral Agent shall not have any obligation or liability by reason of this Agreement under the Licenses or otherwise in respect of the Collateral, nor shall the Collateral Agent be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(g)           The Collateral Agent may at any time in its discretion (i) without notice to any Grantor, transfer or register in the name of the Collateral Agent or any of its nominees any or all of the Pledged Interests, subject only to the revocable rights of such Grantor under Section 7(a) hereof, and (ii) exchange certificates or Instruments constituting Pledged Interests for certificates or Instruments of smaller or larger denominations.

9.             Remedies Upon Default.  If any Event of Default shall have occurred and be continuing:

(a)           The Collateral Agent may exercise in respect of the Collateral, in addition to any other rights and remedies provided for herein or otherwise available to it at law or in equity, all of the rights and remedies of a secured party upon default under the Code (whether or not the Code applies to the affected Collateral), and also may (i) take absolute control of the Collateral, including, without limitation, transfer into the Collateral Agent’s name or into the name of its nominee or nominees (to the extent the Collateral Agent has not theretofore done so) and thereafter receive, for the benefit of the Secured Parties, all payments made thereon, give all consents, waivers and ratifications in respect thereof and otherwise act with respect thereto as though it were the outright owner thereof, (ii) require each Grantor to, and each Grantor hereby agrees that it will at its expense and upon request of the Collateral

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Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place or places to be designated by the Collateral Agent that is reasonably convenient to both parties, and the Collateral Agent may enter into and occupy any premises owned or leased by any Grantor where the Collateral or any part thereof is located or assembled for a reasonable period in order to effectuate the Collateral Agent’s rights and remedies hereunder or under law, without obligation to any Grantor in respect of such occupation, and (iii) without notice except as specified below and without any obligation to prepare or process the Collateral for sale, (A) sell the Collateral or any part thereof in one or more lots or parcels at public or private sale, at any of the Collateral Agent’s offices, at any exchange or broker’s board or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable and/or (B) lease, license or otherwise dispose of the Collateral or any part thereof upon such terms as the Collateral Agent may deem commercially reasonable.  Each Grantor agrees that, to the extent notice of sale or any other disposition of the Collateral shall be required by law, at least five Business Days’ prior notice to the applicable Grantor of the time and place of any public sale or the time after which any private sale or other disposition of the Collateral is to be made shall constitute reasonable notification.  The Collateral Agent shall not be obligated to make any sale or other disposition of Collateral regardless of notice of sale having been given.  The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  Each Grantor agrees that (x) the internet shall constitute a “place” for purposes of Section 9-610(b) of the Code and (y) to the extent notice of sale or any other disposition of the Collateral shall be required by law, at least five Business Days’ prior notice by mail to the applicable Grantor of the URL where a sale will occur and the time when a sale or other disposition of the Collateral is to be made shall constitute reasonable notification.  To the extent permitted by law, each Grantor hereby waives any claims against the Secured Parties arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Collateral Agent accepts the first offer received and does not offer the Collateral to more than one offeree, and waives all rights that such Grantor may have to require that all or any part of the Collateral be marshaled upon any sale (public or private) thereof.  Each Grantor hereby acknowledges that (i) any such sale of the Collateral by the Collateral Agent shall be made without representation or warranty, (ii) the Collateral Agent may specifically disclaim any warranties of title, possession, quiet enjoyment or the like, (iii) the Collateral Agent may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase, lease, license or other disposition of the Collateral or any portion thereof for the account of the Collateral Agent (on behalf of itself and the Secured Parties) and (iv) such actions set forth in clauses (i), (ii) and (iii) above shall not adversely affect the commercial reasonableness of any such sale of the Collateral.  In addition to the foregoing, (i) upon written notice to any Grantor from the Collateral Agent, each Grantor shall cease any use of the Intellectual Property for any purpose described in such notice; (ii) the Collateral Agent may, at any time and from time to time, upon five Business Days’ prior notice to any Grantor, license, whether general, special or otherwise, and whether on an exclusive or non-exclusive basis, any of the Intellectual Property, throughout the universe for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; (iii) the Collateral Agent may, at any time, pursuant to the authority granted in Section 8 hereof (such authority being effective upon the occurrence and during the continuance of an Event of Default), execute and deliver on behalf of a Grantor, one or more instruments of assignment of the Intellectual Property (or any application or registration thereof), in form suitable for filing, recording or registration in any country; and (iv) the Collateral Agent shall have the right to and may, appoint a receiver for the properties and assets of each Grantor, and each Grantor hereby consents to such rights and such appointment and hereby waives any objection such Grantor may have thereto or the right to have a bond or other security posted by the Collateral Agent.

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(b)           In the event that the Collateral Agent determines to exercise its right to sell all or any part of the Pledged Interests pursuant to Section 9(a) hereof, each Grantor will, at such Grantor’s expense and upon request by the Collateral Agent:  (i) execute and deliver, and cause each issuer of such Pledged Interests and the directors and officers thereof to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts and things, as may be necessary or, in the opinion of the Collateral Agent, advisable to register such Pledged Interests under the provisions of the Securities Act, and to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make all amendments and supplements thereto and to the related prospectus which, in the opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the SEC applicable thereto, (ii) cause each issuer of such Pledged Interests to qualify such Pledged Interests under the state securities or “Blue Sky” laws of each jurisdiction, and to obtain all necessary governmental approvals for the sale of the Pledged Interests, as requested by the Collateral Agent, (iii) cause each Pledged Issuer to make available to its securityholders, as soon as practicable, an earnings statement which will satisfy the provisions of Section 11(a) of the Securities Act, and (iv) do or cause to be done all such other acts and things as may be necessary to make such sale of such Pledged Interests valid and binding and in compliance with applicable law.

(c)           Notwithstanding the provisions of Section 9(b) hereof, each Grantor recognizes that the Collateral Agent may deem it impracticable to effect a public sale of all or any part of the Pledged Shares or any other Securities constituting Pledged Interests and that the Collateral Agent may, therefore, determine to make one or more private sales of any such Securities to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such Securities for their own account, for investment and not with a view to the distribution or resale thereof.  Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sales shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to delay the sale of any such Securities for the period of time necessary to permit the issuer of such Securities to register such Securities for public sale under the Securities Act.  Each Grantor further acknowledges and agrees that any offer to sell such Securities which has been (i) publicly advertised in a newspaper or other publication of general circulation in New York, New York (to the extent that such an offer may be so advertised without prior registration under the Securities Act) or (ii) made privately in the manner described above to not less than fifteen bona fide offerees shall be deemed to involve a “public disposition” for the purposes of Section 9-610(c) of the Code (or any successor or similar, applicable statutory provision), notwithstanding that such sale may not constitute a “public offering” under the Securities Act, and that the Collateral Agent may, in such event, bid for the purchase of such Securities.

(d)           Any cash held by the Collateral Agent (or its agent or designee) as Collateral and all Cash Proceeds received by the Collateral Agent (or its agent or designee) in respect of any sale of or collection from, or other realization upon, all or any part of the Collateral may, in the discretion of the Collateral Agent, be held by the Collateral Agent (or its agent or designee) as collateral for, and/or then or at any time thereafter applied (after payment of any amounts payable to the Collateral Agent pursuant to Section 10 hereof) in whole or in part by the Collateral Agent against, all or any part of the Secured Obligations in such order as the Collateral Agent shall elect, consistent with the provisions of the Credit Agreement.  Any surplus of such cash or Cash Proceeds held by the Collateral Agent (or its agent or designee) and remaining after the date on which all of the Secured Obligations have been indefeasibly paid in full in cash after the termination of each Lender’s Revolving Credit Commitment and each of the Loan Documents, shall be paid over to whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct.

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(e)           In the event that the proceeds of any such sale, collection or realization are insufficient to pay all amounts to which the Secured Parties are legally entitled, the Grantors shall be jointly and severally liable for the deficiency, together with interest thereon at the highest rate specified in any applicable Loan Document for interest on overdue principal thereof or such other rate as shall be fixed by applicable law, together with the costs of collection and the reasonable fees, costs, expenses and other client charges of any attorneys employed by the Collateral Agent to collect such deficiency.

(f)            Each Grantor hereby acknowledges that if the Collateral Agent complies with any applicable requirements of law in connection with a disposition of the Collateral, such compliance will not adversely affect the commercial reasonableness of any sale or other disposition of the Collateral.

(g)           The Collateral Agent shall not be required to marshal any present or future collateral security (including, but not limited to, this Agreement and the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of the Collateral Agent’s rights hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights, however existing or arising.  To the extent that any Grantor lawfully may, such Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Collateral Agent’s rights under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

10.          Indemnity and Expenses.

(a)           Each Grantor jointly and severally agrees to defend, protect, indemnify and hold harmless each Agent and each other Indemnitee from and against any and all claims, losses, damages, liabilities, obligations, penalties, fees, reasonable out-of-pocket costs and expenses (including, without limitation, reasonable out-of-pocket attorneys’ fees, costs, expenses and disbursements, which, unless a conflict of interest exists, will be limited to one primary counsel and, if necessary, one local counsel per jurisdiction for the indemnified parties) incurred by such Agent or such Indemnitee to the extent that they arise out of or otherwise result from or relate to or are in connection with this Agreement (including, without limitation, enforcement of this Agreement) or the other Loan Documents, except claims, losses or liabilities resulting from such Agent’s or such Indemnitee’s gross negligence, willful misconduct or bad faith, or material breach of the Loan Documents by such Agent or such Indemnitee, in each case as determined by a final judgment of a court of competent jurisdiction.

(b)           Each Grantor jointly and severally agrees to pay to the Agents upon demand, the amount of any and all reasonable costs and expenses, including the reasonable fees, costs, expenses and disbursements of one primary counsel and if necessary one local counsel per jurisdiction for the Agents and of any experts and agents (including, without limitation, any collateral trustee which may act as agent of the Agents), which the Agents may incur in connection with (i) the preparation, negotiation, execution, delivery, recordation, administration, amendment, waiver or other modification or termination of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral, (iii) the exercise or enforcement of any of the rights of the Agents hereunder, or (iv) the failure by any Grantor to perform or observe any of the provisions hereof.

11.          Notices, Etc.  All notices and other communications provided for hereunder shall be given in accordance with the notice provision of the Credit Agreement.

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12.          Security Interest Absolute; Joint and Several Obligations.

(a)           All rights of the Secured Parties, all Liens and all obligations of each of the Grantors hereunder shall be absolute and unconditional irrespective of (i) any lack of validity or enforceability of the Credit Agreement or any other Loan Document, (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Secured Obligations, or any other amendment or waiver of or consent to any departure from the Credit Agreement or any other Loan Document, (iii) any exchange or release of, or non-perfection of any Lien on any Collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Secured Obligations, or (iv) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any of the Grantors in respect of the Secured Obligations.  All authorizations and agencies contained herein with respect to any of the Collateral are irrevocable and powers coupled with an interest until the date on which all of the Secured Obligations have been indefeasibly paid in full in case after the termination of each Lender’s Revolving Credit Commitment and each of the Loan Documents.

(b)           Each Grantor hereby waives, to the extent permitted by law, (i) promptness and diligence, (ii) notice of acceptance and notice of the incurrence of any Obligation by the Borrower, (iii) notice of any actions taken by any Agent, any Lender, any Guarantor or any other Person under any Loan Document or any other agreement, document or instrument relating thereto, (iv) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, the omission of or delay in which, but for the provisions of this subsection (b), might constitute grounds for relieving such Grantor of any such Grantor’s obligations hereunder and (v) any requirement that any Agent or any Lender protect, secure, perfect or insure any security interest or other lien on any property subject thereto or exhaust any right or take any action against any Grantor or any other Person or any collateral.

(c)           All of the obligations of the Grantors hereunder are joint and several.  The Collateral Agent may, in its sole and absolute discretion, enforce the provisions hereof against any of the Grantors and shall not be required to proceed against all Grantors jointly or seek payment from the Grantors ratably.  In addition, the Collateral Agent may, in its sole and absolute discretion, select the Collateral of any one or more of the Grantors for sale or application to the Secured Obligations, without regard to the ownership of such Collateral, and shall not be required to make such selection ratably from the Collateral owned by all of the Grantors.  The release or discharge of any Grantor by the Collateral Agent shall not release or discharge any other Grantor from the obligations of such Person hereunder.

13.          Miscellaneous.

(a)           No amendment of any provision of this Agreement (including any Schedule attached hereto) shall be effective unless it is in writing and signed by each Grantor affected thereby and the Collateral Agent, and no waiver of any provision of this Agreement, and no consent to any departure by any Grantor therefrom, shall be effective unless it is in writing and signed by the Collateral Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b)           No failure on the part of the Secured Parties to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The rights and remedies of the Secured Parties provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies

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provided by law.  The rights of the Secured Parties under any Loan Document against any party thereto are not conditional or contingent on any attempt by such Person to exercise any of its rights under any other Loan Document against such party or against any other Person, including but not limited to, any Grantor.

(c)           This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to paragraph (e) below, until the date on which all of the Secured Obligations have been indefeasibly paid in full in cash after the termination of each Lender’s Revolving Credit Commitment and each of the Loan Documents and (ii) be binding on each Grantor all other Persons who become bound as debtor to this Agreement in accordance with Section 9-203(d) of the Code, and shall inure, together with all rights and remedies of the Secured Parties hereunder, to the benefit of the Secured Parties and their respective successors, transferees and assigns.  Without limiting the generality of clause (ii) of the immediately preceding sentence, the Secured Parties may assign or otherwise transfer their respective rights and obligations under this Agreement and any other Loan Document to any other Person pursuant to the terms of the Credit Agreement, and such other Person shall thereupon become vested with all of the benefits in respect thereof granted to the Secured Parties herein or otherwise.  Upon any such assignment or transfer, all references in this Agreement to any Secured Party shall mean the assignee of any such Secured Party.  Except to the extent expressly permitted by the Credit Agreement, none of the rights or obligations of any Grantor hereunder may be assigned or otherwise transferred without the prior written consent of the Collateral Agent, and any such assignment or transfer shall be null and void.

(d)           Upon the date on which all of the Secured Obligations have been indefeasibly paid in full in cash after the termination of each Lender’s Revolving Credit Commitment and each of the Loan Documents, (i) subject to paragraph (e) below, this Agreement and the security interests and licenses created hereby shall terminate and all rights to the Collateral shall revert to the Grantors and (ii) the Collateral Agent will, upon the Grantors’ request and at the Grantors’ expense, without any representation, warranty or recourse whatsoever, (A) return to the Grantors (or whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct) such of the Collateral as shall not have been sold or otherwise disposed of or applied pursuant to the terms hereof and (B) execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence such termination.  In addition, to the extent permitted by, and in accordance with, Section 10.11(b) of the Credit Agreement, upon the Grantors’ request and at the Grantors’ expense, without any representation, warranty or recourse whatsoever, the Collateral Agent agrees to execute and deliver to the Grantors such documents as the Grantors shall reasonably request to evidence the release or subordination of the Collateral Agent’s security interest in the items of property that are the subject of such transaction.

(e)           This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment or performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be repaid, restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise (each, a “Voidable Transfer”), or if any obligee of the Secured Obligations elects to repay, restore or return any payment or transfer on the Obligations on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer (including pursuant to a settlement of any claim in respect thereof), all as though such payment or performance had not been made.  In the event that any payment,

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or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

(f)            Upon the execution and delivery, or authentication, by any Person of a security agreement supplement in substantially the form of Exhibit C hereto (each a “Security Agreement Supplement”), (i) such Person shall be referred to as an “Additional Grantor” and shall be and become a Grantor, and each reference in this Agreement to “Grantor” shall also mean and be a reference to such Additional Grantor, and each reference in this Agreement and the other Loan Documents to “Collateral” shall also mean and be a reference to the Collateral of such Additional Grantor, and (ii) the supplemental Schedules I-VIII attached to each Security Agreement Supplement shall be incorporated into and become a part of and supplement Schedules I-VIII, respectively, hereto, and the Collateral Agent may attach such Schedules as supplements to such Schedules, and each reference to such Schedules shall mean and be a reference to such Schedules, as supplemented pursuant hereto.

(g)           THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK (EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTEREST CREATED HEREBY, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

(h)           THIS AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CONSENT TO JURISDICTION, SERVICE OF PROCESS AND VENUE, JUDICIAL REFERENCE, AND WAIVER OF JURY TRIAL SET FORTH IN SECTIONS 12.10 AND 12.11 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

(i)            Each Grantor irrevocably and unconditionally waives any right it may have to claim or recover in any legal action, suit or proceeding with respect to this Agreement any special, exemplary, punitive or consequential damages.

(j)            Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

(k)           Section headings herein are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(l)            This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of such counterparts taken together shall constitute one and the same agreement.  Delivery of an executed

26

counterpart of this Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

(m)          Upon the effectiveness of this Agreement, the Pledge and Security Agreement dated as of May 10, 2010 by Grantors in favor of Harris, N.A. (now known as BMO Harris Bank N.A.), in its capacity as the collateral agent (the “Original Security Agreement”), shall be amended and restated in its entirety by this Agreement.  The effectiveness of this Agreement shall not constitute a novation or repayment of the Obligations (as defined in the Existing Credit Agreement).  Such Obligations (as defined in the Existing Credit Agreement), together with any and all additional Obligations incurred by the Grantors under the Credit Agreement or under any of the other Loan Documents, shall continue to be secured by, among other things, the Collateral, whether now existing or hereafter acquired and wheresoever located, all as more specifically set forth in this Agreement and the other Loan Documents.  Each Grantor hereby reaffirms its obligations, liabilities, grants of security interests, pledges and the validity of all covenants by it contained in any and all Loan Documents, as amended, supplemented or otherwise modified by this Agreement and the other Loan Documents.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

27

IN WITNESS WHEREOF, each Grantor has caused this Agreement to be executed and delivered by its officer thereunto duly authorized, as of the date first above written.

GRANTORS:

LANTHEUS MEDICAL IMAGING, INC.,
a Delaware corporation
LANTHEUS MI INTERMEDIATE, INC.,
a Delaware corporation
LANTHEUS MI REAL ESTATE, LLC,
a Delaware limited liability company

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT]

ACCEPTED AS OF THE DATE FIRST ABOVE WRITTEN:

COLLATERAL AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association

By:
Name:
Title:

[SIGNATURE PAGE TO AMENDED AND RESTATED PLEDGE AND SECURITY AGREEMENT]

SCHEDULE I

LEGAL NAMES; ORGANIZATIONAL IDENTIFICATION NUMBERS; STATES OR
JURISDICTIONS OF ORGANIZATION

SCHEDULE II

INTELLECTUAL PROPERTY; LEGAL NAMES

A.                                    COPYRIGHTS

1.                                      Registered Copyrights

2.                                      Copyright Applications

B.                                    PATENTS

1.                                      Patents

2.                                      Patent Applications

C.                                    TRADEMARKS

1.                                      Registered Trademarks

2.                                      Trademark Applications

D.                                    OTHER PROPRIETARY RIGHTS

E.                                     LEGAL NAMES USED BY ANY GRANTOR DURING THE PAST FIVE YEARS

F.                                      MATERIAL LICENSES

SCHEDULE III

LOCATIONS OF GRANTORS

LOCATION

Description of Location (state if Location

(i) contains Equipment, Fixtures, Inventory or other Goods

(ii) is chief place of business and chief executive office,

(iii) contains Records concerning Accounts and originals of Chattel Paper),

(iv) if owned or leased, and

 (v) if location is owned/leased by a third party

SCHEDULE IV

UCC FINANCING STATEMENTS

UCC Financing Statements have been filed in the jurisdictions below against the Grantors:

Name of Grantor	Secretary of State

SCHEDULE V

COMMERCIAL TORT CLAIMS

SCHEDULE VI

PLEDGED DEBT

Grantor	Name of Maker	Description	Principal Amount Outstanding as of

SCHEDULE VII

PLEDGED SHARES

Grantor	Name of Pledged Issuer	Number of Shares	Percentage of Outstanding Shares	Class	Certificate Number

SCHEDULE VIII

INVESTMENT PROPERTY, INSTRUMENTS, CHATTEL PAPER,
LETTERS OF CREDIT

EXHIBIT A

PLEDGE AMENDMENT

This Pledge Amendment, dated                        ,       , is delivered pursuant to Section 4 of the Amended and Restated Pledge and Security Agreement referred to below.  The undersigned hereby agrees that this Pledge Amendment may be attached to the Amended and Restated Pledge and Security Agreement, dated July 3, 2013, as it may heretofore have been or hereafter may be amended, restated, supplemented, or otherwise modified from time to time (the “Security Agreement”) and that the Promissory Notes or shares listed on this Pledge Amendment shall be hereby pledged and assigned to the Collateral Agent and become part of the Pledged Interests referred to in such Pledge Agreement and shall secure all of the Secured Obligations referred to in such Security Agreement.

THIS PLEDGE AMENDMENT SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Pledged Debt

Grantor	Name of Maker	Description	Principal Amount Outstanding as of

Pledged Shares

Grantor	Name of Pledged Issuer	Number of Shares	Percentage of Outstanding Shares	Class	Certificate Number

[GRANTOR]

By:
Name:
Title:

ACCEPTED AS OF THE DATE FIRST ABOVE WRITTEN:

COLLATERAL AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, as the Collateral Agent

By:
Name:
Title:

EXHIBIT B

GRANT OF A SECURITY INTEREST —[TRADEMARKS]
[PATENTS] [COPYRIGHTS]

WHEREAS,                                  (the “Grantor”) [own the trademarks and service marks listed on the attached Schedule A, which trademarks and service marks are registered or applied for in the United States Patent and Trademark Office (the “Trademarks”)] [own the letter patents, design patents and utility patents listed on the attached Schedule A, which patents are issued or applied for in the United States Patent and Trademark Office (the “Patents”)] [owns the copyrights listed on the attached Schedule A, which copyrights are registered in the United States Copyright Office (the “Copyrights”)];

WHEREAS, the Grantor has entered into an Amended and Restated Pledge and Security Agreement dated as of July 3, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Security Agreement”), in favor of Wells Fargo Bank, National Association, as the Collateral Agent for itself and certain lenders (in such capacity, together with its successors and assigns, if any, the “Grantee”); and

WHEREAS, pursuant to the Security Agreement, the Grantor has granted to the Grantee, and granted to the Grantee for the benefit of the Secured Parties (as such term is defined in the Security Agreement), a continuing security interest in all right, title and interest of the Grantor in, to and under the [Trademarks, together with, among other things, the goodwill of the business symbolized by the Trademarks] [Patents] [Copyrights] and the applications and registrations thereof, and all Proceeds thereof, including, without limitation, any and all causes of action which may exist by reason of infringement thereof and any and all damages arising from past, present and future violations thereof (the “Collateral”), to secure the payment, performance and observance of the Secured Obligations (as defined in the Security Agreement).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor does hereby grant to the Grantee and grant to the Grantee for the benefit of the Secured Parties, a continuing security interest in the Collateral, including the Collateral referred to on Schedule A, to secure the prompt payment, performance and observance of the Secured Obligations.

The Grantor does hereby further acknowledge and affirm that the rights and remedies of the Grantee with respect to the Collateral are more fully set forth in the Security Agreement, the terms and provisions of which are hereby incorporated herein by reference as if fully set forth herein.

IN WITNESS WHEREOF, the Grantor has caused this Assignment to be duly executed by its officer thereunto duly authorized as of                                , 20    .

[GRANTOR]

By:
Name:
Title:

ACCEPTED AS OF THE DATE FIRST ABOVE WRITTEN:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, as the Grantee

By:
Name:
Title:

SCHEDULE A TO GRANT OF A SECURITY INTEREST

[Trademark Registrations and Applications]

[Patents and Patent Applications]

[Copyright Registrations and Applications]

EXHIBIT C

FORM OF SECURITY AGREEMENT SUPPLEMENT

[Date of Security Agreement Supplement]

Wells Fargo Bank, National Association, as the Collateral Agent

2450 Colorado Avenue, Suite 3000 West

Santa Monica, California 90404

Ladies and Gentlemen:

Reference is hereby made to (a) that certain Amended and Restated Credit Agreement dated as of July 3, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among LANTHEUS MI INTERMEDIATE, INC., a Delaware corporation (the “Parent”), LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), each subsidiary of the Parent listed as a “Guarantor” on the signature pages thereof (together with the Parent, each a “Guarantor” and collectively, jointly and severally, the “Guarantors”), the lenders from time to time party thereto (each a “Lender” and collectively, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as the collateral agent for the benefit of the Agents and the other Secured Parties (in such capacity, “Collateral Agent”) and as the administrative agent for the Lenders (in such capacity, the “Administrative Agent”; and together with Collateral Agent, each an “Agent” and collectively, the “Agents”), and Wells Fargo, as sole lead arranger, bookrunner, and syndication agent, and (b) that certain Amended and Restated Pledge and Security Agreement dated as of July 3, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Security Agreement”) by Parent, Borrower, the Subsidiaries of Parent parties thereto as “Grantors”, in favor of Collateral Agent.

SECTION 1.                            Grant of Security.  The undersigned hereby grants to the Collateral Agent, for the benefit of the Secured Parties, a security interest in, all of its right, title and interest in and to all of the Collateral (as defined in the Security Agreement) of the undersigned, whether now owned or hereafter acquired by the undersigned, wherever located and whether now or hereafter existing or arising, including, without limitation, the property and assets of the undersigned set forth on the attached supplemental schedules to the Schedules to the Security Agreement.

SECTION 2.                            Security for Obligations.  The grant of a security interest in the Collateral by the undersigned under this Security Agreement Supplement and the Security Agreement secures the payment of all Secured Obligations of the undersigned now or hereafter existing under or in respect of the Loan Documents, whether direct or indirect, absolute or contingent, and whether for principal, reimbursement obligations, interest, premiums, penalties, fees, indemnifications, contract causes of action, costs, expenses or otherwise.  Without limiting the generality of the foregoing, each of this Security Agreement Supplement and the Security Agreement secures the payment of all amounts that constitute part of the Secured Obligations and that would be owed by the undersigned to the Collateral Agent or any Secured Party under the Loan Documents but for the fact that such Secured Obligations are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving a Grantor.

SECTION 3.                            Supplements to Security Agreement Schedules.  The undersigned has attached hereto supplemental Schedules I through VIII to Schedules I through VIII, respectively, to the Security Agreement, and the undersigned hereby certifies, as of the date first above written, that such supplemental Schedules have been prepared by the undersigned in substantially the form of the equivalent

Schedules to the Security Agreement, and such supplemental Schedules include all of the information required to be scheduled to the Security Agreement and do not omit to state any information material thereto.

SECTION 4.                            Representations and Warranties.  The undersigned hereby makes each representation and warranty set forth in Section 5 of the Security Agreement (as supplemented by the attached supplemental Schedules) to the same extent as each other Grantor.

SECTION 5.                            Obligations Under the Security Agreement.  The undersigned hereby agrees, as of the date first above written, to be bound as a Grantor by all of the terms and provisions of the Security Agreement to the same extent as each of the other Grantors.  The undersigned further agrees, as of the date first above written, that each reference in the Security Agreement to an “Additional Grantor” or a “Grantor” shall also mean and be a reference to the undersigned.

(n)                                 SECTION 6.                            Governing Law.  THE VALIDITY OF THIS SECURITY AGREEMENT SUPPLEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK (EXCEPT AS REQUIRED BY MANDATORY PROVISIONS OF LAW AND EXCEPT TO THE EXTENT THAT THE VALIDITY OR THE PERFECTION AND THE EFFECT OF PERFECTION OR NON-PERFECTION OF THE SECURITY INTEREST CREATED HEREBY, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR COLLATERAL ARE GOVERNED BY THE LAW OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

(o)                                 SECTION 7.                            Consent to Jurisdiction; Service of Process and Venue; Judicial Reference; Waiver of Jury Trial.  THIS SECURITY AGREEMENT SUPPLEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CONSENT TO JURISDICTION, SERVICE OF PROCESS AND VENUE, JUDICIAL REFERENCE, AND WAIVER OF JURY TRIAL SET FORTH IN SECTIONS 12.10 AND 12.11 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

Very truly yours,

[NAME OF ADDITIONAL LOAN PARTY]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, as the Collateral Agent

By:
Name:
Title:

2

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

LANTHEUS MI INTERMEDIATE HOLDING, INC.

To:                            Wells Fargo Bank, National Association,

as Collateral Agent and as Administrative Agent

2450 Colorado Avenue, Suite 3000 West

Santa Monica, California 90404

Re:                            Compliance Certificate dated

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement dated as of July 3, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among LANTHEUS MI INTERMEDIATE, INC., a Delaware corporation (the “Parent”), LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), the “Guarantors” from time to time party thereto, the lenders from time to time party thereto (each a “Lender” and individually and collectively, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as the collateral agent for the benefit of Agents and the other Secured Parties (in such capacity, together with its successors and assigns in such capacity, if any, the “Collateral Agent”) and as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and individually and collectively, the “Agents”), and Wells Fargo, as sole lead arranger, bookrunner, and syndication agent.  All initially capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement.

Pursuant to the terms of the Credit Agreement, the undersigned Authorized Officer of the Parent hereby certifies, in such capacity and not individually, and without assuming any personal liability, that:

1.                                      The financial information of the Parent and its Subsidiaries furnished in Schedule 1 pursuant to Section 7.01(a)[(i)][(ii)] of the Credit Agreement fairly presents, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such [Fiscal Quarter][Fiscal Year] and the results of operations and cash flows of the Parent and its Subsidiaries for such [Fiscal Quarter][Fiscal Year], in accordance with GAAP, subject to normal year-end adjustments and the absence of footnotes.

2.                                      Such officer has reviewed the terms of the Credit Agreement and the other Loan Documents and has made, or caused to be made under his/her supervision, a review in of the condition and operations of the Parent and its Subsidiaries during the period covered by the financial statements delivered pursuant to Section 7.01(a)[(i)] [(ii)] of the Credit Agreement with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required by the Credit Agreement and such Loan Documents.

3.                                      Such review has not disclosed the existence on and as of the date hereof, and the undersigned has no knowledge of the existence and continuance as of the date hereof, of a Default or Event of Default existing as of the last day of the applicable fiscal period, or if such an Event of Default or Default existed, except as listed on Schedule 2 attached hereto, describing the nature thereof and the action Parent and its Subsidiaries have taken, are taking, or propose to take with respect thereto.

4.                                      [The Parent and its Subsidiaries are in compliance with the covenant contained in Section 7.03 of the Credit Agreement as demonstrated on Schedule 3 hereof.](1)

[remainder of page left intentionally blank]

(1)  To be included if the financial covenant set forth in Section 7.03 of the Credit Agreement is applicable.

2

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned as of the date first written above.

LANTHEUS MI INTERMEDIATE HOLDING, INC., a Delaware corporation, as the Parent

By:
Name:
Title:

SCHEDULE 1

Financial Information

SCHEDULE 2

Default or Event of Default

SCHEDULE 3(2)

Financial Covenant

Consolidated Fixed Charge Coverage Ratio

The Consolidated Fixed Charge Coverage Ratio as of the last day of the period of four (4) consecutive Fiscal Quarters of the Parent and its Subsidiaries ended on                                   ,              is     :1.00, which [is/is not] less than the ratio set forth in Section 7.03 of the Credit Agreement for the corresponding period.

(2)  To be included if the financial covenant set forth in Section 7.03 of the Credit Agreement is applicable.

EXHIBIT D

FORM OF NOTICE OF BORROWING

[LETTERHEAD OF THE BORROWER]

[Date]

Wells Fargo Bank, National Association

as the Administrative Agent for the Lenders

party to the Credit Agreement referred to below

2450 Colorado Avenue, Suite 3000 West

Santa Monica, California 90404

Ladies and Gentlemen:

The undersigned, LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation (the “Borrower”), (i) refers to that certain Amended and Restated Credit Agreement, dated as of July 3, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among LANTHEUS MI INTERMEDIATE, INC., a Delaware corporation (the “Parent”), the Borrower, the “Guarantors” from time to time party thereto, the lenders from time to time party thereto (each a “Lender” and individually and collectively, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as the collateral agent for the benefit of Agents and the other Secured Parties (in such capacity, together with its successors and assigns in such capacity, if any, the “Collateral Agent”) and as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and individually and collectively, the “Agents”), and Wells Fargo, as sole lead arranger, bookrunner, and syndication agent, and (ii) hereby gives you notice pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Revolving Loan under the Credit Agreement, and in that connection sets forth below the information relating to such Revolving Loan (the “Proposed Revolving Loan”) as required by Section 2.02(a) of the Credit Agreement.  All initially capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement.

(i)                                     The aggregate principal amount of the Proposed Revolving Loan is $                        . (1)

(ii)                                  The borrowing date of the Proposed Revolving Loan is                        , 20    .(2)

(iii)                               The Proposed Revolving Loan is a [Reference Rate Loan] [LIBOR Rate Loan].

(iv)                              If the Proposed Revolving Loan is a LIBOR Rate Loan, such Proposed Revolving Loan shall have an Interest Period of [one][two][three][six] month(s).

(1)  Each Revolving Loan shall be made in a minimum amount of $1,000,000 and shall be in an integral multiple of $500,000.

(2)  This date must be a Business Day.

(v)                                 The proceeds of the Proposed Revolving Loan should be made available to the undersigned by wire transferring such proceeds in accordance with the payment instructions attached hereto as Exhibit A.

The undersigned certifies that (a) the representations and warranties contained in ARTICLE VI of the Credit Agreement and in each other Loan Document, certificate, financial statement, report or statement of fact delivered to any Agent or any Lender pursuant thereto on or prior to the date of the Proposed Revolving Loan are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (b) no Default or Event of Default has occurred and is continuing or would result from the making of the Proposed Revolving Loan, (c) after giving effect to the making of the Proposed Revolving Loan, the Total Revolving Exposure does not exceed the Line Cap, and (d) the making of the Proposed Revolving Loan shall not contravene any law, rule or regulation applicable to any Agent, any Lender or the L/C Issuer.

Very truly yours,

LANTHEUS MEDICAL IMAGING, INC., a Delaware corporation, as the Borrower

By:
Name:
Title:

2

EXHIBIT A

Payment Instructions

EXHIBIT E

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                , 20     between                        (“Assignor”) and                              (“Assignee”).  Reference is made to the agreement described in Item 2 of Annex I annexed hereto (as amended, restated, supplemented, or otherwise modified from time to time, including any replacement agreement therefor, the “Credit Agreement”).  All initially capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement.

1.                                      In accordance with the terms and conditions of Section 12.07 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and the Assignor’s portion of the Revolving Credit Commitments and the Revolving Loans as specified on Annex I.

2.                                      The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim, and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

3.                                      The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent, the Assignor, or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (c) confirms that it is eligible as an assignee under the terms of the Credit Agreement; (d) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as the Administrative Agent or the Collateral Agent (as the case may be) on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent or the Collateral Agent (as the case may be) by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty; and (g) confirms that it is not an “Excluded Assignee/Participant” (identified as such in writing to the Administrative Agent on or prior to the Effective Date in the Fee Letter).

4.                                      Following the execution of this Assignment Agreement by the Assignor and the Assignee, it will be delivered by the Assignor to the Administrative Agent for recording by the Administrative Agent.  The effective date of this Assignment Agreement (the “Settlement Date”) shall be the latest of (a) the date of the execution hereof by the Assignor and the Assignee, (b) the date this Assignment Agreement has been accepted by the Administrative Agent and recorded in the Register, (c) the date of receipt by the Administrative Agent of a processing and recordation fee in the amount of $3,500, (d) the settlement date specified on Annex I, and (e) the receipt by Assignor of the Purchase Price specified in Annex I.

5.                                      As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

6.                                      Upon recording by the Administrative Agent, from and after the Settlement Date, the Administrative Agent shall make all payments under the Credit Agreement and the other Loan Documents in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest and commitment fees (if applicable) with respect thereto) to the Assignee.  The Assignor and the Assignee shall make all appropriate adjustments in payments under the Credit Agreement and the other Loan Documents for periods prior to the Settlement Date directly between themselves on the Settlement Date.

7.                                      THE VALIDITY OF THIS ASSIGNMENT AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

8.                                      THIS ASSIGNMENT AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CONSENT TO JURISDICTION, SERVICE OF PROCESS AND VENUE, JUDICIAL REFERENCE, AND WAIVER OF JURY TRIAL SET FORTH IN SECTIONS 12.10  AND 12.11 OF THE CREDIT AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

9.                                      This Assignment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of this Assignment Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.

[remainder of page left intentionally blank]

2

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed and delivered by their respective officers thereunto duly authorized, as of the date first above written.

[ASSIGNOR]

By:
Name:
Title:
Date:

[ASSIGNEE]

By:
Name:
Title:
Date:

ACCEPTED AND CONSENTED TO this day of
, 20

[WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association, as the Administrative Agent](1)

By:
Name:
Title:

[LANTHEUS MEDICAL IMAGING, INC., a Delaware
corporation, as the Borrower](2)

By:
Name:
Title:
Date:

(1)  Delete if consent of Administrative Agent is not required.

(2)  Delete if consent of Borrower is not required.

ANNEX FOR ASSIGNMENT AND ACCEPTANCE

ANNEX I

1.	Borrower: Lantheus Medical Imaging, Inc., a Delaware corporation

2.	Name and Date of Credit Agreement:

Amended and Restated Credit Agreement dated as of July 3, 2013, by and among LANTHEUS MI INTERMEDIATE, INC., a Delaware corporation (the “Parent”), the Borrower, the “Guarantors” from time to time party thereto, the lenders from time to time party thereto (each a “Lender” and individually and collectively, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), as the collateral agent for the benefit of Agents and the other Secured Parties (in such capacity, together with its successors and assigns in such capacity, if any, the “Collateral Agent”) and as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and individually and collectively, the “Agents”), and Wells Fargo, as sole lead arranger, bookrunner, and syndication agent.

3.	Date of Assignment Agreement:

4.	Amount of Revolving Credit Commitments and Revolving Loans:	$

5.	Purchase Price:	$

6.	Settlement Date:

7.	Notice and Payment Instructions, etc.

	Assignee:	Assignor:

	Attn:	Attn:
	Fax No.:	Fax No.:

	Bank Name:	Bank Name:
	ABA Number:	ABA Number:
	Account Name:	Account Name:
	Account Number:	Account Number:
	Sub-Account Name:	Sub-Account Name:
	Sub-Account Number:	Sub-Account Number:
	Reference:	Reference:
	Attn:	Attn:

EXHIBIT F

BORROWING BASE CERTIFICATE

[See Attached]

Summary Page Borrowing Base Certificate

Date		A/R As of:
Name	Lantheus Medical Imaging	Inventory As of:

The undersigned, Lantheus Medical Imaging, Inc. (“Borrower”), pursuant to that certain Amended and Restated Credit Agreement dated as of July 3, 2013 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among Lantheus MI Intermediate, Inc., a Delaware corporation (the “Parent”), the Borrower, the “Guarantors” from time to time party thereto, the lenders from time to time party thereto (each a “Lender” and individually and collectively, the “Lenders”), Wells Fargo Bank, N.A., a national banking association (“Wells Fargo”), as the collateral agent for the Agentsand the other Secured Parties (in such capacity, together with its successors and assigns in such capacity, if any, the “Collateral Agent”), and as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, if any, the “Administrative Agent” and together with the Collateral Agent, each an “Agent” and individually and collectively, the “Agents”), and Wells Fargo, as sole lead arranger, bookrunner, and syndication agent, hereby certifies to Administrative Agent that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items are true and correct.

Accounts Receivable

Accounts Receivable Balance per Aging Report Assigned To Wells Fargo Bank, N.A.

Less Ineligibles (detailed on page 2)

Net Eligible Accounts Receivable

Accounts Receivable Availability before Sublimit(s)

Sublimit	42,500,000.00

Net Available Accounts Receivable after Sublimit(s)

Inventory

Inventory Balance Assigned To Wells Fargo Bank, N.A.

Less Ineligibles (detailed on page 3)

Eligible Inventory

Inventory Availability before Sublimit(s)

Sublimit	17,500,000.00

Available Inventory after Sublimit(s)	—

M&E

M&E Balance Assigned To Wells Fargo Bank, N.A.

Less Ineligibles (detailed on page 4)

Eligible M&E

M&E Availability before Sublimit(s)

Sublimit	8,600,000.00

Available M&E after Sublimit(s)

Reserves, L/Cs and Advances

Total Availability before Reserves	—

Reserves

Rent Reserve		As of:
Permitted Encumbrances

Total Reserves

Total Availability after Reserves before Loan Balance and LCs

Total Credit Line	42,500,000.00	Suppressed Availability

Availability before Loan Balance

Letter of Credit Balance		As of:

Loan Ledger Balance		As of:

Cash in-transit

2

Adjusted Loan Balance

Net Availability

Additionally, the undersigned hereby certifies and represents and warrants to the Lenders on behalf of Borrower that (i) as of the date hereof, the representations and warranties contained in ARTICLE VI of the Credit Agreement and in each other Loan Document, certificate, financial statement, report or statement of fact delivered to any Agent or any Lender pursuant hereto or thereto on or prior to the date of any Revolving Loan is made or any Letter of Credit is issued are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such date as though made on and as of such date except to the extent that any such representation or warranty expressly relates solely to an earlier date (in which case such representation or warranty shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), (iii) no Default or Event of Default has occurred and is continuing or would result from the making of the Revolving Loan to be made, or the issuance of such Letter of Credit to be issued, on such date, (iv) after giving effect to the making of any Revolving Loan or issuance of any Letter of Credit, the Total Revolving Exposure does not exceed the Line Cap, and (v) all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.

Authorized Signer

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EXHIBIT G

CLOSING CHECKLIST

AMENDED AND RESTATED CREDIT AGREEMENT (1)

Dated as of July 3, 2013

by and among

LANTHEUS MEDICAL IMAGING, INC.,

as Borrower,

LANTHEUS MI INTERMEDIATE, INC. AND EACH OF ITS SUBSIDIARIES
LISTED AS A GUARANTOR ON THE SIGNATURE PAGES HERETO,

as Guarantors,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Collateral Agent and as Administrative Agent,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Sole Lead Arranger, Bookrunner, and Syndication Agent

I.                                       Parties

A.                                   Wells Fargo Bank, National Association (“Wells Fargo”), as Administrative Agent

  (in such capacity “Administrative Agent”)

2450 Colorado Avenue, Suite 3000 West

Santa Monica, California 90404

B.                                   Wells Fargo Bank, National Association, as Collateral Agent

   (in such capacity “Collateral Agent”)

2450 Colorado Avenue, Suite 3000 West

Santa Monica, California 90404

(1)  The “Credit Agreement”; all initially capitalized terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

C.                                   Lantheus Medical Imaging, Inc. (“Borrower”)

331 Treble Cove Road

North Billerica, Massachusetts 01862

D.                                   Lantheus MI Intermediate, Inc. (“Parent”)

331 Treble Cove Road

North Billerica, Massachusetts 01862

E.                                    Lantheus MI Real Estate, LLC (“Real Estate”)

   and together with Parent, collectively, the “Guarantors”)

   and together with Parent and Borrower, the “Loan Parties”)

331 Treble Cove Road

North Billerica, Massachusetts 01862

F.                                     Avista Capital Partners, LP

Avista Capital Partners (Offshore), LP

   (collectively, the “Sponsor”)

65 East 55th Street, 18th Floor

New York, NY 10022

II.                                   Counsel to Parties

A.                                   Administrative Agent and Collateral Agent:

Paul Hastings LLP (“PH”)

695 Town Center Drive, Seventeenth Floor

Costa Mesa, California 92626

B.                                   Borrower, Guarantors and Sponsor:

Weil, Gotshal & Manges LLP (“Weil”)

767 Fifth Avenue

New York, New York 10153

				Responsible Party	Signatories
LOAN DOCUMENTS
1.	Amended and Restated Credit Agreement			PH	Collateral Agent, Administrative Agent, Lenders, Borrower, Guarantors
	a.	Schedules
		i.	Schedule 1.01(A) (Lenders and Lenders’ Revolving Credit Commitments)	Weil, Loan Parties	n/a
		ii.	Schedule 6.01(e) (Subsidiaries)	Weil, Loan Parties	n/a
		iii.	Schedule 6.01(f) (Litigation; Commercial Tort Claims)	Weil, Loan Parties	n/a
		iv.	Schedule 6.01(i) (ERISA)	Weil, Loan Parties	n/a

2

				Responsible Party	Signatories
		v.	Schedule 6.01(n) (Real Property)	Weil, Loan Parties	n/a
		vi.	Schedule 6.01(q) (Insurance)	Weil, Loan Parties	n/a
		vii.	Schedule 6.01(y)(i) (Name; Jurisdiction of Organization; Organizational ID Number; Place of Business; Chief Executive Office; FEIN)	Weil, Loan Parties	n/a
		viii.	Schedule 7.02(a) (Existing Liens)	Weil, Loan Parties	n/a
		ix.	Schedule 7.02(b) (Existing Indebtedness)	Weil, Loan Parties	n/a
		x.	Schedule 7.02(c) (Permitted Dispositions)	Weil, Loan Parties	n/a
		xi.	Schedule 7.02(e) (Existing Investments)	Weil, Loan Parties	n/a
		xii.	Schedule 7.02(k) (Limitations on Dividends and Other Payment Restrictions)	Weil, Loan Parties	n/a
	b.	Exhibits
		i.	Exhibit B (Form of Security Agreement)	PH	n/a
		ii.	Exhibit C (Form of Compliance Certificate)	PH	n/a
		iii.	Exhibit D (Form of Notice of Borrowing)	PH	n/a
		iv.	Exhibit E (Form of Assignment and Acceptance)	PH	n/a
		v.	Exhibit F (Borrowing Base Certificate)	PH, Collateral Agent	n/a
		vi.	Exhibit G (Closing Checklist)	PH	n/a
2.	Amended and Restated Pledge and Security Agreement			PH	n/a
	a.	Schedules
		i.	Schedule I (Legal Names; Organizational Identification Numbers; States or Jurisdictions of Organization; Federal Employer Identification Number)	Weil, Loan Parties	n/a
		ii.	Schedule II (Intellectual Property; Legal Names)	Weil, Loan Parties	n/a
		iii.	Schedule III (Locations of Grantors)	Weil, Loan Parties	n/a
		iv.	Schedule IV (UCC Financing Statements)	Weil, Loan Parties	n/a
		v.	Schedule V (Commercial Tort Claims)	Weil, Loan Parties	n/a

3

				Responsible Party	Signatories
		vi.	Schedule VI (Pledged Debt)	Weil, Loan Parties	n/a
		vii.	Schedule VII (Pledged Shares)	Weil, Loan Parties	n/a
		viii.	Schedule VIII (Investment Property, Instruments, Chattel Paper, Letters of Credit)	Weil, Loan Parties	n/a
	b.	Exhibits
		i.	Exhibit A (Pledge Amendment)	PH	n/a
		ii.	Exhibit B (Grant of a Security Interest — [Trademarks] [Patents] [Copyrights])	PH	n/a
		iii.	Exhibit C (Form of Security Agreement Supplement)	PH	n/a
3.	Amendment Number One to Grant of a Security Interest — Trademarks			PH	Borrower, Guarantors, Collateral Agent
4.	Amendment Number One to Grant of a Security Interest — Patents			PH	Borrower, Guarantors, Collateral Agent
5.	Reaffirmation of Loan Documents			PH	Borrower, Guarantors, Collateral Agent
6.	Amended and Restated Fee Letter			PH	Borrower, Administrative Agent, Lender
7.	Flow of Funds Agreement			PH	Administrative Agent, Lenders, Loan Parties
8.	Teletransmission Agreement (regarding Application for Issuance of Letters of Credit)			L/C Issuer	Borrower
9.	Letter of Credit			L/C Issuer	L/C Issuer
10.	Letter of Credit Application			L/C Issuer	L/C Issuer, Borrower
11.	Borrowing Base Certificate			PH; Collateral Agent	Borrower
12.	Perfection Certificate			PH	Borrower, Guarantors
REAL ESTATE DOCUMENTS
13.	Amended and Restated Mortgage			PH, Weil	Real Estate, Collateral Agent
14.	Assignment of Mortgage			Goldberg Kohn Ltd.	BMO Harris Bank N.A., Collateral Agent
15.	Title affidavit/No-change affidavit			Loan Parties	Real Estate
16.	Gap indemnity			Loan Parties	Real Estate

4

				Responsible Party	Signatories
17.	Pro forma endorsements (Mortgage title policy)			Loan Parties	n/a
18.	Flood insurance determination			Loan Parties	n/a
ASSIGNMENT DOCUMENTS
19.	Assignment and Acceptance Agreements
	a.	Jefferies Finance LLC to Wells Fargo		Goldberg Kohn Ltd.	Jefferies Finance LLC, Wells Fargo, Bank of Montreal (as administrative agent), Borrower
	b.	Bank of Montreal to Wells Fargo		Goldberg Kohn Ltd.	Bank of Montreal, Wells Fargo, Bank of Montreal (as administrative agent), Borrower
	c.	Natixis, New York Branch to Wells Fargo		Goldberg Kohn Ltd.	Natixis, New York Branch, Wells Fargo, Bank of Montreal (as administrative agent), Borrower
20.	Agreement Regarding Agency Resignation, Appointment and Acceptance			Goldberg Kohn Ltd.	BMO Harris Bank N.A., Bank of Montreal, Collateral Agent, Administrative Agent, L/C Issuer, Loan Parties
21.	Assignment of Grant of a Security Interest — Trademarks			Goldberg Kohn Ltd.	BMO Harris Bank N.A., Collateral Agent
22.	Assignment of Grant of a Security Interest — Patents			Goldberg Kohn Ltd.	BMO Harris Bank N.A., Collateral Agent
CERTIFICATES
23.	Solvency Certificate			Weil	Parent
24.	Officer’s Certificate			Weil	Parent
25.	Joint Secretary’s Certificate			Weil	Secretary of Parent, Borrower, Real Estate
	a.	Exhibit A (charter documents)
		i.	Parent	Weil	n/a
		ii.	Borrower	Weil	n/a
		iii.	Real Estate	Weil	n/a

5

				Responsible Party	Signatories
	b.	Exhibit B (governing documents)
		i.	Parent	Weil	n/a
		ii.	Borrower	Weil	n/a
		iii.	Real Estate	Weil	n/a
	c.	Exhibit C (resolutions)
		i.	Parent and Real Estate	Weil	n/a
		ii.	Borrower	Weil	n/a
	d.	Exhibit D (incumbency)
		i.	Parent	Weil	Authorized Officers
		ii.	Borrower	Weil	Authorized Officers
		iii.	Real Estate	Weil	Authorized Officers
26.	Good Standing Certificates/Foreign Qualifications
	a.	Parent [Delaware and Massachusetts]		Weil	n/a
	b.	Borrower [Delaware and Massachusetts]		Weil	n/a
	c.	Real Estate [Delaware and Massachusetts]		Weil	n/a
FINANCING STATEMENTS, LIEN SEARCHES, COLLATERAL ITEMS
27.	UCC-1 Financing Statements
	a.	Parent		PH	n/a
	b.	Borrower		PH	n/a
	c.	Real Estate		PH	n/a
28.	UCC-3 Assignments			Goldberg Kohn Ltd., BMO Harris Bank N.A.	n/a
29.	Summary of pre-closing lien searches (UCC, fixture, suits, judgments and liens			Weil	n/a
30.	Summary of pre-closing intellectual property searches			Weil	n/a
31.	Delivery of stock certificates and powers			Goldberg Kohn Ltd., BMO Harris Bank N.A.	n/a
LEGAL OPINIONS
32.	Legal Opinion of Weil			Weil	Weil
33.	Legal Opinion of Massachusetts Counsel (regarding Mortgage)			Massachusetts counsel	Massachusetts counsel
INSURANCE, MISCELLANEOUS
34.	Insurance Items

6

			Responsible Party	Signatories
	a.	List of Insurance Policies	Loan Parties	n/a
	b.	Certificate of Property Insurance	Loan Parties	n/a
	c.	Certificate of Liability Insurance	Loan Parties	n/a
	d.	Endorsements for Property Insurance	Loan Parties	n/a
	e.	Additional Certificates (from list of insurance policies)	Loan Parties	n/a
35.	Amendment No. 2 to Limited Liability Company Agreement of Real Estate		Weil	Sole member of Real Estate

7